                                                     Registration No. 333-81162

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4
                         Registration Statement Under
                          The Securities Act of 1933
                               -----------------
                               CONCORD EFS, INC.
            (Exact Name of Registrant as Specified in its Charter)

           Delaware                         6099                 04-2462252
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

                            2525 Horizon Lake Drive
                                   Suite 120
                           Memphis, Tennessee 38133
                                (901) 371-8000
  (Address and telephone number of Registrant's principal executive offices)

                               Edward T. Haslam
                            Chief Financial Officer
                               Concord EFS, Inc.
                            2525 Horizon Lake Drive
                                   Suite 120
                           Memphis, Tennessee 38133
                                (901) 371-8000
           (Name, address and telephone number of agent for service)
                               -----------------
                                  Copies to:
                     Imad I. Qasim           Karen L. Barsch
               Sidley Austin Brown & Wood  Faegre & Benson LLP
                     Bank One Plaza       370 Seventeenth Street
                10 South Dearborn Street        Suite 2500
                Chicago, Illinois 60603   Denver, Colorado 80202
                               -----------------
   Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of The Logix Companies, LLC with and into Spark Merger Corp., a wholly owned subsidiary of the Registrant, as described herein.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________________________________




                               -----------------


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                           THE LOGIX COMPANIES, LLC
                           2101 Ken Pratt Boulevard
                                   Suite 102
                           Longmont, Colorado 80501


                                                               February 7, 2002


Dear Member:


   You are cordially invited to attend the special meeting of members of The Logix Companies, LLC, to be held on Monday, February 18, 2002, at 10:00 a.m. at the offices of Faegre & Benson LLP at 370 17/th Street, Suite 2500, Denver, Colorado 80202. /


   The Logix Companies, LLC and Concord EFS, Inc. entered into a merger agreement dated as of December 15, 2001. Under that agreement, Logix will be merged with and into a newly formed subsidiary of Concord, and that subsidiary will survive as a direct wholly owned subsidiary of Concord. Your Board of Managers is giving this proxy statement and prospectus to you to solicit your proxy to vote for approval and adoption of the merger agreement.

   If we complete the merger, each membership unit of Logix that you own will be converted into shares of Concord common stock. We will determine the number of shares of Concord common stock into which each membership unit of Logix will be converted immediately prior to completion of the merger according to formulas specified in the merger agreement and described in the attached materials. If the merger agreement is approved and all other conditions described in the merger agreement have been met or, where permissible, waived, the merger is expected to occur as soon as possible after the special meeting. There is no public trading market for membership units of Logix. Concord common stock is quoted on the Nasdaq National Market System under the symbol ''CEFT.''

   After careful consideration, your Board of Managers has unanimously determined that the merger is fair to and in the best interests of Logix and its members and unanimously recommends that Logix members vote to approve and adopt the merger agreement.

   The accompanying proxy statement and prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, the complete text of the merger agreement. I urge you to read the enclosed materials carefully for a complete description of the merger. Whether or not you plan to attend the special meeting in person and regardless of the number of membership units you own, please complete, sign, date and return the enclosed proxy card as promptly as possible. I look forward to seeing you at the special meeting.

                                          Sincerely,
                                          /s/ A. Anthony Sdao
                                          A. Anthony Sdao
                                          President

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Concord common stock to be issued under this proxy statement and prospectus or passed upon the adequacy or accuracy of this proxy statement and prospectus. Any representation to the contrary is a criminal offense.


   This proxy statement and prospectus is dated February 7, 2002, and is first being mailed to Logix members on or about February 7, 2002.

                           THE LOGIX COMPANIES, LLC
                           2101 Ken Pratt Boulevard
                                   Suite 102
                           Longmont, Colorado 80501

                         NOTICE OF SPECIAL MEETING OF

                    MEMBERS TO BE HELD ON FEBRUARY 18, 2002


TO THE MEMBERS OF THE LOGIX COMPANIES, LLC:


   A special meeting of members of The Logix Companies, LLC will be held on Monday, February 18, 2002, at the offices of Faegre & Benson LLP at 370 17/th Street, Suite 2500, Denver, Colorado 80202, commencing at 10:00 a.m., for the following purposes: /


      (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 15, 2001, among Logix, Concord EFS, Inc., and Spark Merger Corp., a direct wholly owned subsidiary of Concord, a copy of which is attached as Annex A to the proxy statement and prospectus accompanying this notice.

      (2) To consider and transact such other business as may properly be brought before the special meeting or any adjournment thereof.

   After careful consideration, your Board of Managers has unanimously declared that the merger agreement and the merger are advisable and fair to and in the best interests of Logix and its members. THE LOGIX BOARD OF MANAGERS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. We urge you to read the accompanying proxy statement and prospectus carefully for a description of the merger agreement.

   Members of Logix beneficially holding, as of the record date, in the aggregate approximately 86% of the outstanding Logix membership units have agreed to vote all of their membership units in favor of the approval and adoption of the merger agreement. Consequently, approval and adoption of the merger agreement by Logix members is assured.


   The record date for determining the members who will receive notice of and be entitled to vote at the special meeting is February 7, 2002.


                                          By Order of the Board of Managers,


                                          /s/ Lana Rozendorf


                                          Lana Rozendorf
                                          Secretary

Longmont, Colorado

February 7, 2002


   Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Members who attend the special meeting may revoke their proxies and vote in person if they desire.

       SUMMARY......................................................  1
          The Companies.............................................  1
          What You Will Receive in the Merger.......................  1
          Escrow....................................................  2
          The Special Meeting.......................................  2
          Voting Agreements.........................................  3
          Concord's Reasons for the Merger..........................  3
          Logix's Reasons for the Merger............................  3
          Interests of Certain Persons in the Merger................  3
          Regulatory Approvals......................................  4
          Conditions to the Merger..................................  4
          Termination of the Merger Agreement.......................  6
          No Solicitation of Competing Transactions.................  6
          Appraisal Rights..........................................  6
          Certain United States Federal Income Tax Aspects..........  6
          Accounting Treatment......................................  6
          Forward-Looking Statements May Prove Inaccurate;
           Risk Factors.............................................  6
       SUMMARY SELECTED FINANCIAL DATA..............................  8
          Selected Historical Financial Data of Logix...............  8
          Selected Historical Consolidated Financial Data of
           Concord..................................................  9
          Comparative Market Price Data............................. 10
       THE SPECIAL MEETING.......................................... 11
          General................................................... 11
          Matters to Be Considered at the Special Meeting........... 11
          Record Date............................................... 11
          Quorum.................................................... 11
          Required Vote............................................. 11
          Proxies................................................... 12
          Solicitation of Proxies................................... 12
       THE MERGER................................................... 12
          Background of the Merger.................................. 12
          Concord's Reasons for the Merger.......................... 14
          Logix's Reasons for the Merger; Recommendation of
           the Logix Board of Managers.............................. 14
          Interests of Certain Persons in the Merger; Conflicts of
           Interest................................................. 15
          Form of the Merger........................................ 16
          Merger Consideration...................................... 16
          Escrow.................................................... 17
          Procedures for Surrender of Logix Membership Units........ 18
          Appraisal Rights.......................................... 19
          Certain United States Federal Income Tax Aspects.......... 19
          Accounting Treatment...................................... 21
          Federal Securities Law Consequences....................... 21
          Certain Other Effects of the Merger....................... 21
          Forward-Looking Statements May Prove Inaccurate;
           Risk Factors............................................. 21
       THE MERGER AGREEMENT......................................... 22
          The Merger................................................ 22
          Structure of the Merger................................... 22
          Conversion and Exchange of Securities and Membership
           Units.................................................... 22
          Effective Time............................................ 22
          Representations and Warranties............................ 23

             Business of Logix Pending the Merger and Other
              Agreements; Interim Financing......................  25
             No Solicitation by Logix............................  27
             Additional Agreements of Concord and Logix..........  28
             Fees and Expenses...................................  28
             Managers', Directors' and Officers' Insurance and
              Indemnification....................................  28
             What Is Needed to Complete the Merger...............  28
             Termination of the Merger Agrement..................  30
             Waiver and Amendment of the Merger Agreement........  31
          VOTING AGREEMENTS......................................  32
          REGULATORY MATTERS.....................................  33
          BUSINESS OF CONCORD....................................  33
          INFORMATION ABOUT LOGIX................................  34
             Business of Logix...................................  34
             Membership Interests and Principal Holders Thereof..  35
          DESCRIPTION OF CONCORD CAPITAL STOCK...................  35
             Capital Stock.......................................  35
             Dividend Rights.....................................  36
             Voting Rights.......................................  36
             Change of Control...................................  36
             Liquidation Rights..................................  37
             Preemption, Conversion and Redemption...............  37
             Miscellaneous.......................................  37
          COMPARISON OF RIGHTS OF LOGIX MEMBERS AND
           CONCORD STOCKHOLDERS..................................  37
             Size of the Board and Qualifications of Directors/
              Managers...........................................  37
             Quorum and Voting of Board Members..................  37
             Board Meetings......................................  38
             Removal of Directors/Managers.......................  38
             Action by Committees................................  38
             Amendments to the Logix Charter and the Concord
              Charter............................................  38
             Amendments to the Logix Operating Agreement or the
              Concord By-laws....................................  38
             Restrictions on Adoption of a Plan of Merger........  38
             Restrictions on Special Meetings of the Members/
              Stockholders.......................................  39
             Notice of Meetings..................................  39
             Preemptive Rights...................................  39
             Transfer Restrictions...............................  39
             Transactions with Interested Stockholders...........  39
          EXPERTS................................................  39
          LEGAL OPINIONS.........................................  40
          WHERE YOU CAN FIND MORE INFORMATION....................  40
          LOGIX FINANCIAL STATEMENTS............................. F-i

                  Annex A   Agreement and Plan of Merger
                  Annex B   Form of Voting Agreement
                  Annex C   Form of Indemnity Escrow Agreement


                               TABLE OF CONTENTS

                                    SUMMARY


   This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred. See ''Where You Can Find More Information'' (page 40). We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this Summary.

   In the merger, Logix will merge with and into Spark Merger Corp., a newly formed subsidiary of Concord. Spark Merger Corp. will be the surviving corporation in the merger and will be a direct wholly owned subsidiary of Concord. You will receive Concord common stock in exchange for your Logix membership units.

   The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

The Companies

The Logix Companies, LLC
2101 Ken Pratt Boulevard
Suite 102
Longmont, Colorado 80501
(303) 827-0200

   The Logix Companies, LLC, is in the business of providing information and financial transaction processing products and services to retail businesses, entertainment establishments, financial institutions and governmental agencies. Logix's primary activities consist of licensing identification verification software, managing and reporting marketing databases, providing authorization and settlement services for automated teller machines (ATMs), reselling credit card and debit card transaction processing services and point of sale (POS) equipment, and converting check transactions into automated clearing house
(ACH) files.

   For further information concerning Logix, see "SUMMARY SELECTED FINANCIAL DATA--Selected Historical Financial Data of Logix,'' ''INFORMATION ABOUT LOGIX'' and "LOGIX FINANCIAL STATEMENTS" on page F-i.

Concord EFS, Inc.
2525 Horizon Lake Drive
Suite 120
Memphis, Tennessee 38133
(901) 371-8000

   Concord EFS, Inc. is a leading, vertically integrated electronic transaction processor. We acquire, route, authorize, capture and settle virtually all types of electronic payment and deposit access transactions for financial institutions and merchants nationwide. Our primary activities consist of Network Services, which provides ATM processing, debit card processing, deposit risk management and coast-to-coast debit network access principally for financial institutions, and Payment Services, which provides payment processing for supermarkets, major retailers, petroleum dealers, convenience stores, trucking companies and independent retailers.

   For further information concerning Concord, see ''SUMMARY SELECTED FINANCIAL DATA--Selected Historical Consolidated Financial Data of Concord,'' ''BUSINESS OF CONCORD,'' and ''WHERE YOU CAN FIND MORE INFORMATION.''

Spark Merger Corp.
1100 Carr Road
Wilmington, Delaware 19809
(302) 791-8000

   Spark Merger Corp. is a company formed by Concord on November 21, 2001 solely for use in the merger.

   What You Will Receive in the Merger (page 16)

   As a result of the merger each Logix membership unit that you own will be converted into the number of shares of Concord common stock determined in accordance with the merger agreement.


   Holders of Logix membership units can generally expect to receive approximately 0.043658 shares of Concord common stock for each Logix membership unit held. In calculating the consideration payable to you, Concord will be entitled to rely on certain representations made by Logix. If these representations prove inaccurate, Concord will have the right to adjust the ratio at which Logix membership units are to be converted in the merger. The merger consideration is generally intended to provide to Logix members 1.1 million shares of Concord common stock minus, subject to an agreed-upon floor price for the Concord shares, the number of shares of Concord common stock which are equal in value to $5,609,583.39. This amount is to be delivered by Concord at the closing in connection with the purchase by certain subsidiaries of Logix of all of the outstanding equity interests of HIS Financial Services Corporation (HIS) and EFTLogix, Inc., formerly known as RBSA, Incorporated
(RBSA). The above formula represents an aggregate value of approximately $31 million, based on an assumed Concord share price of $28.22.



   The table below sets forth an example of the exchange of Logix membership units into shares of Concord common stock as a result of the merger. If the merger had closed on February 6, 2002 and you owned 1,000 Logix membership units, then you would receive the following:



                  Example of Exchange Values:
                  ---------------------------------------------
                  If you own  You        You        The
                  1,000 Logix would      would      indemnity
                  membership  receive    receive    agent will
                  units       this many  this       receive
                              shares of  amount     this many
                              Concord    of cash    shares of
                              common     in lieu of Concord
                              stock      fractional common
                              (excluding shares     stock
                              shares
                              subject to
                              the
                              indemnity
                              fund)
                  --------------------------------------------
                                  41       $18.57       2


   The example above has been calculated on a fully-diluted basis based upon 20,757,103 Logix membership units being exchanged in the merger. This number reflects the number of Logix membership units outstanding as of the record date, less the 241,816 membership units held by HIS on that date, which will be canceled in connection with the merger rather than converted. If the total number of Logix membership units outstanding as of the merger is greater than 20,757,103, on a fully-diluted basis, the exchange ratio will be reduced accordingly.

   The cash in lieu of fractional share amount listed in the previous table is only an example, as this number will be based on the per share Concord closing price on the date on which the merger occurs.

Escrow (page 17)


   Under the merger agreement, Concord and its affiliates will be indemnified against any losses that may arise in the event of a breach by Logix of its warranties, covenants or obligations in the merger agreement or arising from claims of infringement relating to a certain patent. To meet this obligation, the parties will establish an indemnity fund. After the merger, Concord will cause 5% of the whole shares of Concord common stock issuable to Logix members in connection with the merger to be deposited with First Tennessee Bank National Association, as indemnity agent. The indemnity fund will be governed by a separate indemnity agreement, which is attached as Annex C.


   Two member representatives, who will initially be A. Anthony Sdao and Kristin DelMonte, will represent the former Logix members whose shares of Concord common stock are held in the indemnity fund. The persons acting as the member representatives can be changed by Logix prior to the merger or by the holders of a majority in interest of the shares in the indemnity fund at any time upon not less than ten days' prior written notice to Concord and the indemnity agent. The indemnity fund and indemnification obligations will end one year after the effective time of the merger, except with respect to any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Concord common stock in the indemnity fund will be released to the former holders of Logix membership units in accordance with the indemnity agreement.

The Special Meeting (page 11)


   At the special meeting, the holders of Logix membership units will be asked to approve and adopt the merger agreement. The close of business on February 7, 2002 is the record date for determining whether you are entitled to vote at the special meeting. At that date, there were 20,998,919 Logix membership units outstanding. Each membership unit is entitled to one vote at the special meeting.

   The vote of 70% of the outstanding Logix membership units is required to approve and adopt the merger agreement.

Voting Agreements (page 32)

   As a condition to Concord's willingness to enter into the merger agreement, Concord has entered into separate voting agreements with certain of Logix's members. These members have agreed, without any additional consideration being paid to them, to vote all of their membership units in favor of the merger. Members owning, as of the record date, 18,030,011 membership units, representing approximately 86% of the Logix membership units then outstanding, have entered into such voting agreements with Concord.

   APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE LOGIX MEMBERS IS THEREFORE ASSURED. HOWEVER, BECAUSE THERE ARE OTHER CONDITIONS TO CLOSING THAT HAVE NOT YET BEEN FULFILLED, THE CLOSING OF THE MERGER IS NOT ASSURED.

Concord's Reasons for the Merger (page 14)

   Concord's purpose for engaging in the transactions contemplated by the merger agreement is to acquire control of, and the entire equity interest in, Logix. Concord believes that the acquisition of Logix will enhance Concord's existing business.

   To review Concord's reasons for the merger in greater detail, see ''THE MERGER--Concord's Reasons for the Merger.''

Logix's Reasons for the Merger (page 14)

   The Logix Board of Managers unanimously approved the merger agreement and the merger and recommends that you vote to approve and adopt the merger agreement. The Logix Board of Managers believes that the merger is fair to and in the best interests of Logix and its members. In reaching its decision, the Logix Board of Managers considered a number of factors, including the following:

    . the historical performance, business operations, financial condition and prospects of Concord;
    . the financial and other significant terms of the proposed merger, including the terms and conditions of the merger agreement;

    .  the combination of expertise and resources of the two companies; and

    .  the compatibility of management and businesses of Logix and Concord.

   To review Logix's reasons for the merger in greater detail, see ''THE MERGER--Logix's Reasons for the Merger; Recommendation of the Logix Board of Managers.''

Interests of Certain Persons in the Merger (page 15)

   In considering the recommendation of the Logix Board of Managers regarding the merger, you should be aware of the interests that certain officers and managers of Logix have in the merger that are different from your and their interests as members.

   The current officers and managers of Logix will be indemnified by Concord with respect to acts or omissions occurring at or prior to the time of the merger, to the same extent as such persons are presently indemnified.

   As a condition to the closing of the transactions contemplated by the merger agreement, Logix's employment agreement with A. Anthony Sdao, its President and a member of its Board of Managers, will be terminated and Mr. Sdao will execute an employment agreement with Spark Merger Corp., the surviving corporation. Mr. Sdao's position and duties will be determined by Concord subject to Mr. Sdao's reasonable approval. Under his new employment agreement, Mr. Sdao will be guaranteed a base salary of at least $100,000.00 per year and will be eligible for the grant of options to purchase Concord common stock. If Mr. Sdao is terminated without cause or if he terminates his employment due to a material breach by Spark Merger Corp., under his new agreement he will be entitled to receive certain payments provided that he executes a release of claims against certain parties, including Concord and Spark Merger Corp. The agreement will also contain certain confidentiality, noncompetition, nonsolicitation and assignment of inventions provisions.

   Additionally, at the closing Concord will pay to each of Mr. Sdao and Scott Bahneman, Logix's Vice President of Marketing and Business Development and a member of the Logix Board of Managers, certain amounts of fixed interest which had accrued under certain loans made by such individuals to Logix but had not been paid to such individuals by Logix.

   Likewise, at the closing Concord will pay to Lana Rozendorf, a manager and Secretary of Logix, and her husband Vladimir Rozendorf, a Vice President of Logix, amounts due and owing to such individuals under a promissory note of Logix and additional amounts based upon commitments to such individuals contained in the operating agreement of TouchLogix, LLC, a subsidiary of Logix.

   At the closing Concord will cause Spark Merger Corp. to pay to certain of its employees, some of whom are also officers and managers of Logix, all accrued and unpaid compensation owed by Logix to such individuals. The affected individuals are Todd Anderson, Kristin DelMonte, Daniel Lykken, and each of Lana and Vladimir Rozendorf, each of whom is an officer of Logix. Each of Messrs. Anderson and Lykken, Ms. DelMonte and Ms. Rozendorf is also a manager of Logix. Concord will also cause Spark Merger Corp. to forgive all principal and interest relating to certain indebtedness owed to Logix by each of Kristin DelMonte, Daniel Lykken and Brian Shanahan, each of whom is an officer and a manager of Logix.

   In addition, after the closing, certain managers and members of management of Logix may receive options to acquire shares of Concord common stock. The individuals who will receive such options will be determined by the Board of Directors of Concord in its sole discretion after consultation with A. Anthony Sdao.

   In connection with the merger, A. Anthony Sdao and Scott Bahneman will release all rights they have to the deferred salary owed to them by Logix in the aggregate amount of $345,000.00 and Spark Merger Corp. will establish a $345,000.00 bonus pool for employees of Logix designated by Concord who remain employees of Spark Merger Corp., the surviving corporation. Certain managers and members of management of Logix may receive allocations from this bonus pool. The bonus pool will be allocated by Concord in its sole discretion after consultation with A. Anthony Sdao and will be paid within 30 days after the closing of the merger.

   The Logix Board of Managers recognized all the interests described above and concluded that these interests did not detract from the fairness of the merger to the Logix members. Please refer to page 15 for more information concerning the interests of Logix's managers and officers. See ''THE MERGER--Interests of Certain Persons in the Merger; Conflicts of Interest.''

Regulatory Approvals (page 33)

   In order to consummate the merger, regulatory approval under the Bank Holding Company Act of 1956 must be obtained. Concord has filed the applicable notice with the Board of Governors of the Federal Reserve System. Also, the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) must be terminated or expire, if such filing under the HSR Act is required. In addition, the parties must comply with applicable Federal and state securities and corporate laws.

Conditions to the Merger (page 28)

   Concord and Logix are not obligated to complete the merger unless a number of conditions are satisfied or waived by them. These include the following:

    . the holders of 70% of the outstanding Logix membership units must vote to approve and adopt the merger agreement;

    . the shares of Concord common stock to be issued in the merger and not previously listed must be authorized for quotation on the Nasdaq National Market System (Nasdaq);

    . the relevant governmental authorities and other third parties must approve the merger;

    . there must be no law, injunction or order that makes the merger or any of the transactions contemplated by the merger agreement illegal;

    . the registration statement on Form S-4 of which this proxy statement and prospectus is a part shall be declared effective;

    . no governmental entity must have instituted any suit relating to the merger agreement or the transactions contemplated thereby;

    . Logix, Concord and Spark Merger Corp. must perform, in all material respects, all of their obligations under the merger agreement;

    . with certain exceptions, Concord and Logix must each certify to the other that its representations and warranties contained in the merger agreement are true and correct, in all material respects;

    . Concord must receive a certificate from officers of Logix as to Logix's then current capital structure;

    . each Logix member shall have executed a general release in favor of Logix, Concord and Spark Merger Corp;

    . all of the outstanding equity interests of HIS and RBSA shall be acquired by Logix or one of its subsidiaries as provided in the merger agreement;

    . the indemnity agreement must be executed by the indemnity agent and the member representatives and delivered to Concord;

    . A. Anthony Sdao must be employed by Logix at the closing and execute a new employment agreement;

    . the board of directors of HIS shall have taken all actions necessary or appropriate to cause each outstanding option to purchase shares of HIS common stock, whether or not exercisable, to be fully vested and fully exercised on or prior to the closing and each holder of HIS stock options shall have become a party to a certain Purchase Option Agreement in favor of a subsidiary of Logix;

    . each holder of an equity interest in RBSA and certain other individuals shall have executed a general release in favor of Logix, RBSA, Concord and Spark Merger Corp.;
    . one of Logix's subsidiaries shall have modified or terminated, as designated by Concord, certain agreements between it and certain third parties on terms acceptable to Concord;

    . ATMI, Inc. shall have executed a general release in favor of Logix, Concord and Spark Merger Corp.;

    . each holder of an equity interest in HIS shall have executed a stock power and the President of HIS (who also owns HIS equity interests) shall have executed a general release in favor of HIS, Logix, Concord and Spark Merger Corp.;

    . a particular legal opinion rendered to Logix shall not have been amended or withdrawn;

    . Logix shall deliver a certificate to Concord concerning certain payments to be made at closing;

    . prior to closing, Lavinna Company, LLC shall either cease all manufacturing activity or Logix shall cause it to be merged into Logix; and

    . other customary contractual conditions specified in the merger agreement must be satisfied.


   The party entitled to the benefit of some of these conditions may waive these conditions. Neither Concord nor Logix can make assurances that the conditions will be satisfied or waived or that the merger will occur. See ''THE MERGER AGREEMENT--What is Needed to Complete the Merger.''

Termination of the Merger Agreement (page 30)

   Logix and Concord can agree at any time to terminate the merger agreement without completing the merger, and the merger agreement may be terminated by either company if any of the following occurs:

    . the other party materially breaches any of its representations, warranties or obligations under the merger agreement and does not cure such breach within 30 business days of receiving notice of it;

    .  the merger is not completed by June 17, 2002; or

    . a court or other governmental authority seeks to prohibit the merger or the ownership, operation or control by Logix, Concord or any of their subsidiaries of any portion of their business or assets.

   In addition, Concord may terminate the merger agreement if any of the following occurs:

    .  Logix members do not approve the merger agreement;

    . the Logix Board of Managers fails to recommend or modifies or withdraws its recommendation in favor of the merger or its declaration that the merger is fair to and in the best interest of Logix and Logix's members;

    . if any other person or entity becomes the beneficial owner of 20% or more of the Logix membership units; or

    . if the Logix Board of Managers recommends in favor of any takeover proposal other than the merger with Concord or resolves to do so.

No Solicitation of Competing Transactions (page 27)

   The merger agreement restricts Logix's ability to solicit, initiate, encourage or enter into any alternative acquisition transactions with third parties. Logix must promptly notify Concord if it receives offers, proposals or expressions of interest for any such alternative transactions.

Appraisal Rights (page 19)

   The Colorado statutes under which the merger will be effectuated do not provide any dissenters' rights of appraisal for Logix members who object to the merger.

Certain United States Federal Income Tax Aspects (page 19)

   Although the merger will be effectuated under the applicable corporate and limited liability company laws governing mergers, it is not a tax-free or tax-deferred transaction.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor to understand fully the tax consequences of the merger to you. See ''THE MERGER--Certain United States Federal Income Tax Aspects.'' (page 19)

Accounting Treatment (page 21)

   Concord expects to account for the merger under the "purchase" method of accounting.

Forward-Looking Statements May Prove Inaccurate; Risk Factors (page 21)

   Concord and Logix have made forward-looking statements in this document and in documents to which we have referred you. These statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors, including those set forth in the following paragraph, and we cannot assure you that such statements will prove to be correct. Forward-looking statements include assumptions as to how Concord and Logix may perform in the future. You will find many of these statements in the following sections:


    .  ''THE MERGER--Concord's Reasons for the Merger'' (page 14)

    . ''THE MERGER--Logix's Reasons for the Merger; Recommendation of the Logix Board of Managers'' (page 14)


   Also, when we use words like ''believes,'' ''expects,'' ''anticipates,'' ''intends,'' ''plans,'' ''estimates,'' ''likely,'' ''will,'' ''should'' or similar expressions, we are making forward-looking statements. You should understand that some important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of Concord and Logix and could cause those results or our performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. These factors include, but are not limited to: (1) the failure to successfully execute Concord's corporate consolidation plan; (2) the loss of key personnel or inability to attract additional qualified personnel;
(3) the loss of key customers; (4) increasing competition; (5) changes in card association rules and practices; (6) the inability to remain current with rapid technological change; (7) risks related to acquisitions; (8) the imposition of additional state taxes; (9) continued consolidation in the banking and retail industries; (10) business cycles and the credit risk of our merchant customers;
(11) the outcome of litigation involving VISA and MasterCard; (12) utility and system interruptions or processing errors; (13) susceptibility to fraud at the merchant level; (14) changes in card association fees, products or practices;
(15) restrictions on surcharging; (16) changes in rules and regulations governing financial institutions; (17) volatility of Concord's stock price;
(18) no adjustment to the merger terms will be made as a result of changes in the market price of Concord's stock; and (19) significant delay in the expected completion of the merger. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to future results over time.

                        SUMMARY SELECTED FINANCIAL DATA

                  Selected Historical Financial Data of Logix

   Logix is providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below for fiscal year 2000 have been derived from Logix's unaudited balance sheet which has been reviewed by Logix's independent accountants, and the related statements of operations, members' equity and cash flows for the year then ended, together with the appropriate notes to such financial statements. The interim selected historical financial data presented below have been derived from Logix's unaudited financial statements. Logix's financial statements do not consolidate HIS or RBSA. Logix believes that the consolidation is not significant to Logix's net income or balance sheet data on a net basis. As the following financial information is only a summary, it should be read in conjunction with Logix's historical financial statements (and related notes). See ''LOGIX FINANCIAL STATEMENTS'' on page F-i.

                                              Year Ended     Nine Months Ended
                                           December 31, 2000 September 30, 2001
                                           ----------------- ------------------
 Income Statement Data:
 Revenue..................................    $ 1,314,788       $ 1,862,899
 Cost of goods............................      1,034,342         1,067,065
 Operating Expenses.......................      2,806,421         2,801,041
                                              -----------       -----------
 Net income (loss) from operations........     (2,525,975)       (2,005,207)
 Other income (loss)......................       (230,942)       (1,067,575)
                                              -----------       -----------
 Net income (loss)........................    $(2,756,917)      $(3,072,782)
                                              ===========       ===========
 Basic earnings (loss) per membership unit            NA (1)    $   (0.3073)(1)

 Balance Sheet Data:
 Working capital..........................    $(1,587,568)      $ 1,092,908
 Total assets.............................    $ 4,382,640       $ 7,139,022
 Long-term liabilities....................    $   322,281       $   717,605
 Total members' equity....................    $ 1,907,635       $ 5,409,653

--------
(1) Logix's membership interests were converted from a percentage basis to a unit basis on August 1, 2001. At September 30, 2001, there were 10,000,000 membership units issued and outstanding.

          Selected Historical Consolidated Financial Data of Concord

   Concord is providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical consolidated financial data presented below have been derived from Concord's audited consolidated financial statements. The interim selected historical consolidated financial data presented below have been derived from Concord's unaudited consolidated financial statements. As this information is only a summary, it should be read in conjunction with Concord's historical consolidated financial statements (and related notes) contained in the annual report and other information that Concord has filed with the Securities and Exchange Commission (SEC), which are incorporated by reference into this proxy statement and prospectus.

                                                                                                      Nine Months Ended
                                                          Year Ended December 31,                        September 30,
                                        ---------------------------------------------------------- ----------------------
                                           1996          1997      1998       1999        2000        2000        2001
                                           ----          ----      ----       ----        ----        ----        ----
                                        (in thousands except per share and per transaction numbers)       (unaudited)
Income Statement Data:
Revenue................................ $436,371      $622,573   $812,824  $1,060,010  $1,407,140  $1,005,673  $1,233,398
Cost of operations.....................  288,401       421,969    552,469     735,467   1,009,954     722,601     874,301
Selling, general and administrative
 expenses..............................   67,925        87,257     90,936      92,334      91,995      69,515      68,874
Acquisition expenses and restructuring
 charges...............................       --            --         --      36,189      11,691      11,691     125,362
                                         --------      --------  --------  ----------  ----------  ----------  ----------
Operating income.......................   80,045       113,347    169,419     196,020     293,500     201,866     164,861
Interest income (expense), net.........  (10,087)       (1,688)     2,604      16,251      37,243      25,935      40,534
Equity in earnings (loss) of subsidiary     (394)         (165)       281          --          --          --          --
                                         --------      --------  --------  ----------  ----------  ----------  ----------
Income before taxes and minority
 interest..............................   69,564       111,494    172,304     212,271     330,743     227,801     205,395
Income taxes (benefit).................   26,970        45,081     65,709      82,906     120,220      83,296      78,438
Minority interest in net income of
 subsidiary............................       --            --         --         124         597         465         311
                                         --------      --------  --------  ----------  ----------  ----------  ----------
Net income (loss)...................... $ 42,594      $ 66,413   $106,595  $  129,241  $  209,926  $  144,040  $  126,646
                                         ========      ========  ========  ==========  ==========  ==========  ==========
Basic earnings per share............... $   0.10      $   0.15   $   0.24  $     0.28  $     0.44  $     0.30  $     0.26
Diluted earnings per share............. $   0.10      $   0.15   $   0.23  $   0.27(1) $   0.42(1) $   0.29(1) $   0.25(1)
Basic shares...........................  414,266       445,168    448,470     463,686     478,358     477,685     491,102
Diluted shares.........................  427,518       456,762    462,792     479,734     495,993     493,364     512,319
Other Data:
Number of transactions processed (in
 millions).............................    3,295         4,404      5,537       6,592       8,004          NA          NA
Operating income per transaction(2).... $  0.024      $  0.026   $  0.031  $    0.035  $    0.038          NA          NA
Balance Sheet Data:
Working Capital........................ $ 75,235      $159,002   $296,137  $  525,272  $  754,999  $  598,378  $1,287,607
Total assets........................... $600,698      $798,700   $968,745  $1,305,495  $1,761,665  $1,595,078  $2,543,435
Long-term debt, less current maturities $152,161      $174,711   $190,625  $   89,268  $  109,911  $   92,735  $  119,483
Total stockholders' equity............. $202,062      $376,354   $493,248  $  855,421  $1,132,531  $1,040,741  $1,727,224

--------
(1) Excluding acquisition and restructuring charges and related taxes, diluted earnings per share for the years ended 1999 and 2000 and for the nine month periods ended September 30, 2000 and 2001 were $0.33, $0.44, $0.31 and $0.42, respectively.
(2) Amounts exclude acquisition and restructuring charges. Including such charges, operating income per transaction in 1996, 1997, 1998, 1999 and 2000 was $0.024, $0.026, $0.031, $0.030 and $0.037, respectively.

The selected consolidated financial data has been restated for all periods presented to reflect the business combinations of Concord with Digital Merchant Systems of Illinois, Inc. and American Bankcard International, Inc. on June 30, 1998, Electronic Payment Services, Inc. on February 26, 1999, National Payment Systems, Inc. d/b/a Card Payment Systems on January 31, 2000, Cash Station, Inc. on August 21, 2000 and Star Systems, Inc. on February 1, 2001, each of which was accounted for as a pooling of interests. Net income per share has been restated for all periods presented to reflect all stock splits.

Comparative Market Price Data

   Concord. Concord common stock is traded on Nasdaq under the symbol ''CEFT.'' Concord has never paid cash dividends and has no plans to do so in the future. The following table presents certain historical trading information for Concord common stock.


                                                         Concord
                                                     Common Stock(1)
                                                     ---------------
                                                      High     Low
                                                     ------  ------
            Year Ended December 31, 2002
            First Quarter (through February 6, 2002) $33.72  $27.25
            Year Ended December 31, 2001
            Fourth Quarter.......................... $33.36  $23.65
            Third Quarter...........................  30.83   21.08
            Second Quarter..........................  28.47   18.72
            First Quarter...........................  24.97   17.00
            Year Ended December 31, 2000
            Fourth Quarter.......................... $24.06  $16.50
            Third Quarter...........................  18.25   12.84
            Second Quarter..........................  14.56    9.31
            First Quarter...........................  14.00    7.66

--------
(1) The common stock prices have been restated to reflect all stock splits.


   On December 17, 2001, the last trading day prior to the public announcement of the merger agreement, the last sale price of Concord common stock, as reported by Nasdaq, was $30.31. On February 6, 2002, the last trading date prior to the date of this proxy statement and prospectus, the last sale price of Concord common stock, as reported by Nasdaq, was $28.22.


   THE MARKET PRICE OF CONCORD COMMON STOCK FLUCTUATES AND YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CONCORD COMMON STOCK.

   Logix. Because there is no established trading market for the Logix membership units, information with respect to market prices of the Logix membership units and the equivalent per share market prices of Concord common stock have been omitted.

                              THE SPECIAL MEETING

General


   This proxy statement and prospectus is being furnished in connection with the solicitation of proxies by the Logix Board of Managers for use at the special meeting of holders of Logix membership units. This proxy statement and prospectus, the attached Notice of Special Meeting of Members and the enclosed form of proxy are first being mailed to members of Logix on or about February 7, 2002.


Matters to Be Considered at the Special Meeting

   At the Logix special meeting, holders of Logix membership units will be asked to consider and vote on a proposal to approve and adopt the merger and the merger agreement.

   After careful consideration, the Logix Board of Managers has unanimously declared that the merger agreement and the merger are advisable and fair to and in the best interests of Logix and its members. THE LOGIX BOARD OF MANAGERS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF LOGIX MEMBERSHIP UNITS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Record Date

   The record date for the determination of the members entitled to notice of and to vote at the special meeting shall be fixed as the date on which notice of the meeting is mailed or delivered. As of the close of business on the record date, there were 20,998,919 Logix membership units outstanding. No other voting interests of Logix are outstanding. Each holder of a Logix membership unit is entitled to one vote for each Logix membership unit held as of the record date.

   As of the record date, the managers and executive officers of Logix beneficially owned 18,030,011 (approximately 86%) of the outstanding Logix membership units. Certain Logix members, including each of the managers, have signed voting agreements, without any additional consideration being paid to them, by which they have agreed to vote all of their Logix membership units in favor of approving and adopting the merger agreement.

Quorum

   The presence at the special meeting, in person or by proxy, of the holders of the majority of outstanding Logix membership units constitutes a quorum for the transaction of business at the special meeting. Abstentions and non-votes will be considered present at the special meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the special meeting may be adjourned from time to time (not to exceed 60 days) until a quorum is obtained.

Required Vote

   Assuming a quorum is present, the affirmative vote of members holding at least 70% of the outstanding Logix membership units is required to approve and adopt the merger agreement. Abstentions and non-votes will have the same effect as a vote against the approval and adoption of the merger agreement.

   As a condition of Concord's willingness to enter into the merger agreement, certain members of Logix have entered into voting agreements with Concord, each dated as of December 15, 2001. Under the voting agreements, each of these members has agreed, without any additional consideration being paid to it, to vote all of the Logix membership units held by it in favor of approving and adopting the merger agreement. As of the record date, these members in the aggregate beneficially held 18,030,011 (approximately 86%) of the outstanding Logix membership units.

   APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE LOGIX MEMBERS IS THEREFORE ASSURED. HOWEVER, BECAUSE THERE ARE OTHER CONDITIONS TO CLOSING THAT HAVE NOT YET BEEN FULFILLED, CLOSING OF THE MERGER IS NOT ASSURED.

Proxies

   This proxy statement and prospectus is accompanied by a form of proxy to be used at the Logix special meeting. Logix members are requested to complete, sign and date the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Logix.

   Logix membership units represented by properly executed proxies will, unless revoked, be voted in accordance with the instructions indicated or, if no instructions are indicated, will be voted for approval and adoption of the merger agreement, and in the best judgment of the individuals named in the proxy on any other matters which may properly come before the special meeting.

   You may revoke any proxy you have given at any time prior to its being voted by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of Logix. You may also revoke your proxy by attending the special meeting and voting in person.

   You may abstain from voting by properly marking the ''ABSTAIN'' box on the proposal from which you wish to abstain. Your abstention will be counted as present for the purpose of determining the existence of a quorum. Abstentions will have the same effect as a vote against the approval and adoption of the merger agreement.

Solicitation of Proxies

   Proxies are being solicited by and on behalf of the Logix Board of Managers. It is estimated that less than $10,000.00 will be spent in connection with the solicitation of the Logix members. Concord and Logix will share equally all expenses related to the solicitation of proxies from Logix members, printing and filing this proxy statement and prospectus and all the SEC and other regulatory filing fees incurred in connection with this proxy statement and prospectus. See ''THE MERGER AGREEMENT -- Fees and Expenses." In addition to soliciting proxies by mail, officers, managers, and employees of Logix, without receiving additional compensation, may solicit proxies by telephone, in person or by other means.

                                  THE MERGER

Background of the Merger

   Since its formation, Logix has acquired and developed technologies to differentiate itself as an electronic processor of payment services (credit, debit and electronic check processing), network services (ATM processing) and information services (identification verification and authentication). During this time, Logix has focused on technology development and acquisition, and integration of such technologies to deliver valuable business solutions to its customer base through multiple sales channels. To achieve this plan, Logix needed sufficient acquisition and development capital, as well as the operating capital to build and support its sales organization and targeted customer base. The past twenty-four months have been a period of substantial and rapid change in the availability of public and private capital to support this plan. Logix determined that the best alternative to independent growth was to combine with a strategic business partner that could support operations and deliver a mature and profitable product distribution channel, and thus, assist Logix in achieving its goal of entering into merchant contracts that provide revenue from Logix's suite of products.

   During the late summer and fall of 2001, the Logix Board of Managers began a series of discussions concerning strategic partnerships with payment processing companies. The Logix Board of Managers established the following criteria for evaluating potential strategic partners:

    .  a top 10 payment processor of credit / debit transactions;

    .  ATM processing experience;

    . similarly targeted customer base including convenience stores, grocery stores and large retail chains;

    .  a large, diversified and experienced sales force; and

    .  a publicly held company with sufficient capital resources.

   In late September 2001, Logix contacted Concord and other potential candidates to discuss a variety of strategic options.

   During the week of October 8, 2001, Logix and Concord held conference calls to determine the potential benefits of a business combination.

   On October 25, 2001, Logix and Concord met in Memphis, Tennessee to further discuss the benefits of a merger.

   On November 2, 2001, Logix entered into a non-binding preliminary term sheet outlining the proposed terms of the merger with Concord.

   On November 12, 2001, Concord's legal counsel distributed the form of proposed merger agreement to Logix and its legal counsel.

   On November 13 and 14, 2001, Concord conducted legal and business due diligence at Logix's offices.

   On November 21, 2001, Concord received formal comments on the form of merger agreement from Logix's legal counsel.

   From November 21, 2001 through December 11, 2001, Logix and Concord, as well as their respective legal counsel, held various discussions regarding the merger agreement and the other documents contemplated by the merger agreement. During this same period, management of Logix and Concord continued to discuss the financial and business terms of the proposed merger, including a meeting between management of Concord and Logix on December 13, 2001 in Memphis, Tennessee.

   On December 11, 2001, the Logix Board of Managers unanimously determined that the form of merger agreement was in the best interests of the Logix members and unanimously approved the merger agreement and the other documents contemplated by the merger agreement, allowing for such changes to the form as the signing officer deemed appropriate. Concord's Board of Directors also approved the merger agreement and the other documents contemplated by the merger agreement.

   Discussions continued to be held by management of Concord and Logix and their respective advisors from December 11 through December 15, 2001 as the final terms of the merger agreement and the other documents contemplated by the merger agreement were agreed upon.

   Authorized officers of Logix, Concord and Spark Merger Corp. executed the merger agreement and other documents contemplated by the merger agreement on December 15, 2001.

   The execution of the merger agreement was publicly announced on December 18, 2001.

Concord's Reasons for the Merger

   Concord's purpose for engaging in the transactions contemplated by the merger agreement is to acquire control of, and the entire equity interest in, Logix. Concord believes that the acquisition of Logix will enhance Concord's existing business. The structure of the merger was established to achieve the business objectives of Concord in light of relevant financial, legal, tax and other considerations.

Logix's Reasons for the Merger; Recommendation of the Logix Board of Managers

   The Logix Board of Managers believes the merger will be beneficial to Logix and in the best interests of the members and that its members should vote FOR the merger.

   The merger has been recommended by the Logix Board of Managers in response to several developments with regard to Logix's business. The Logix Board of Managers believes that the environment for identification verification, electronic check conversion and the processing of off-premises ATMs will require the resources of a large, well established payment processor such as Concord.

   The Logix Board of Managers believes that the merger will provide a mature customer base and the necessary human resources, including an experienced sales organization with multiple sales channels, to accelerate the rate at which Logix can grow its merchant account base. Furthermore, Logix expects to achieve competitive efficiencies on a per-transaction basis as a result of the merger. Additionally, fixed costs constitute a major part of Logix's processing costs and Logix believes that such costs will decline proportionately in relation to an increase in processing volume that may result from the merger.

   The Logix Board of Managers also considered the following factors that it believes would contribute to the success of Logix as a part of the Concord organization, all of which it deemed favorable, in reaching its decision to approve the merger and the merger agreement:

    . the historical financial performance, business operations, financial condition and prospects of Concord;

    . the financial and other significant terms of the proposed merger, including the terms and conditions of the merger agreement;

    .  the combination of expertise and resources of the two companies; and

    .  the compatibility of management and businesses of Logix and Concord.

   The Logix Board of Managers also considered potentially negative factors that could arise in connection with the merger. These included:

    . the substantial management time and effort required to effectuate the merger;

    .  the transaction costs associated with the merger;

    . the risk that Concord may not be able to integrate the operations of Logix successfully;

    .  the business risks of Concord's existing businesses;

    .  the market risks of holding publicly traded stock; and

    . the fact that the merger consideration received by the Logix members generally is taxable.

   If the merger is not completed, Logix will continue to pursue its existing business strategy. In addition, Logix may consider other business combination opportunities or financing alternatives if the merger is not completed.

   The foregoing discussion of information and factors considered and given weight by the Logix Board of Managers is not intended to be exhaustive, but is believed to include all of the material factors considered by the Logix Board of Managers. In view of the variety of factors considered in connection with its evaluation of the merger, the Logix Board of Managers did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of Logix's Board of Managers may have given different weights to different factors.

   The Logix Board of Managers has unanimously approved the merger agreement and unanimously recommends that you vote to approve and adopt the merger agreement and approve the merger.

Interests of Certain Persons in the Merger; Conflicts of Interest

   In considering the recommendation of the Logix Board of Managers with respect to the merger, members of Logix should be aware that certain of Logix's managers and members of Logix's management have certain interests in the merger. The Logix Board of Managers was aware of these possible conflicts of interest and carefully considered them in reaching its determination that the merger was fair to the Logix members.

   The current officers and managers of Logix will be indemnified by Concord with respect to acts or omissions of these persons occurring at or prior to the completion of the merger, to the same extent as these persons presently are indemnified under the charter documents of Logix and its subsidiaries.

   Logix has an employment agreement with A. Anthony Sdao, its President and a member of its Board of Managers. As a condition to the closing, Mr. Sdao is required to enter into an employment agreement with Spark Merger Corp., the surviving corporation, which will supersede his current employment agreement with Logix. Mr. Sdao's new employment agreement will be for a term of two years, with automatic one year extensions unless either party gives prior notice of termination. Mr. Sdao's position and duties will be determined by Concord subject to Mr. Sdao's reasonable approval. Under his new employment agreement, Mr. Sdao will be guaranteed a base salary of at least $100,000.00 per year and will be eligible for the grant of options to purchase Concord common stock. If Mr. Sdao is terminated without cause or if he terminates his employment due to a material breach by Spark Merger Corp., under his new agreement he will be entitled to receive certain payments and benefits, including continued vesting of options for a specified period, provided that he executes a release of claims against certain parties, including Concord and Spark Merger Corp. Under his current employment agreement, if Logix terminated his employment without cause, Mr. Sdao would be entitled to receive more limited guaranteed payments. The new employment agreement will also contain certain confidentiality, noncompetition, nonsolicitation and assignment of inventions provisions.

   Additionally, at the closing Concord will pay to each of Mr. Sdao and Scott Bahneman, Logix's Vice President of Marketing and Business Development and a member of the Logix Board of Managers, $101,438.36 and $35,184.15, respectively, which amounts represent fixed interest which had accrued under certain loans made by such individuals to Logix but had not been paid to such individuals by Logix.

   Likewise, at the closing Concord will pay to Lana Rozendorf, a manager and the Secretary of Logix, and her husband Vladimir Rozendorf, a Vice President of Logix, the principal amount of $26,199.00 plus all accrued an unpaid interest due and owing to such individuals under a promissory note of Logix dated December 29, 1999. Concord will also pay $29,307.00 to Lana Rozendorf and another $29,307.00 to Vladimir Rozendorf in satisfaction of commitments to such individuals contained in the operating agreement of TouchLogix, LLC, a subsidiary of Logix.

   At the closing, Concord will cause Spark Merger Corp. to pay to certain of its employees, some of whom are also managers of Logix, all accrued and unpaid compensation owed by Logix to such individuals. The affected individuals and the amounts to be paid are: Todd Anderson (Logix's Chief Information Officer) $105,751.00, Kristin DelMonte (Logix's Chief Operating Officer) $45,502.00, Daniel Lykken (Logix's Chief Financial Officer and Vice President of Distribution) $45,502.00, Lana Rozendorf (Logix's Secretary) $6,000.00 and Vladimir Rozendorf (Vice President of Logix) $6,000.00. Each of Messrs. Anderson and Lykken, Ms. DelMonte and Ms. Rozendorf is also a manager of Logix. Concord will also cause Spark Merger Corp. to forgive all principal and interest owing to Logix relating to those promissory notes of Kristin DelMonte, dated January 1, 2001, in the principal amount of $200,000.00, Daniel Lykken, dated January 1, 2001, in the principal amount of $250,000.00 and Brian Shanahan (Logix's Vice President of Eastern Sales and a manager), dated October 26, 2000, in the principal amount of $28,000.00.

   In addition, under the merger agreement, Concord has agreed to reserve 200,000 shares of its common stock for grants under its stock option plan to certain employees of Logix who remain employees of Spark Merger Corp., the surviving corporation. Such grants shall be determined by the Board of Directors of Concord in its sole discretion after consultation with A. Anthony Sdao, and may include grants to individuals who are managers and members of management of Logix. These options shall be granted after the closing of the merger.

   In connection with the merger, A. Anthony Sdao and Scott Bahneman will release all rights they have to the deferred salary owed to them by Logix in the aggregate amount of $345,000.00 on a pro rata basis based upon the amount of deferred salary owed to each of them by Logix, and Spark Merger Corp. will establish a $345,000.00 bonus pool for employees of Logix designated by Concord who remain employees of Spark Merger Corp., the surviving corporation. Certain managers and members of management of Logix may receive allocations from this bonus pool. The bonus pool will be allocated by Concord in its sole discretion after consultation with A. Anthony Sdao and will be paid within 30 days after the closing of the merger.

Form of the Merger

   If the holders of Logix membership units approve and adopt the merger agreement and all other conditions to the merger are satisfied or waived, Logix will be merged with and into Spark Merger Corp. Spark Merger Corp. will be the surviving corporation after the merger and will be a direct wholly owned subsidiary of Concord. Concord and Logix anticipate that the merger will occur as promptly as practicable after the special meeting, with the filing of a statement of merger with the Colorado Secretary of State.

Merger Consideration

   The merger agreement provides that, upon consummation of the merger, as consideration for the merger, each Logix membership unit (other than membership units owned by HIS which will be canceled) will be converted into shares of Concord common stock according to the provisions of the merger agreement.


   The merger consideration is generally intended to provide to the holders of Logix membership units 1.1 million shares of Concord common stock minus the number of shares of Concord common stock which are equal in value to $5,609,583.39. This amount is to be delivered by Concord at the closing in connection with the purchase by certain subsidiaries of Logix of all of the outstanding equity interests of RBSA and HIS. Based upon the number of outstanding Logix membership units as of the date of the merger agreement, on a fully-diluted basis (but not including the Logix membership units held by HIS which will be canceled rather than converted), if the merger had closed on February 6, 2002, each Logix membership unit outstanding would be converted into the right to receive 0.043658 shares of Concord common stock. A greater number of Logix membership units outstanding as of the merger will result in a lower exchange ratio. The merger consideration is also generally intended to provide a minimum number of shares to holders of Logix membership units. This is accomplished by establishing a floor price for the Concord shares for purposes of calculating the number of such shares which are equal in value to $5,609,583.39. For purposes of making this calculation, the Concord shares will be valued at either $27.50 or Concord's average price, whichever is greater. ''Concord's average price'' means the weighted average (based upon trading volumes) of the high and low sales prices reported by Nasdaq for a share of Concord common stock during the 10 trading day period ending on the date of the merger.

   If between the date of the merger agreement and the effective time of the merger Concord changes the outstanding shares of Concord common stock into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the merger agreement provides that the merger consideration paid to Logix members will be correspondingly adjusted to the extent appropriate to reflect these changes. In lieu of fractional shares of Concord common stock, Concord will pay to each holder who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (i) the last reported sale price per share of Concord common stock, as reported by Nasdaq, on the date of the effective time of the merger, and (ii) the fractional share interest to which such holder would otherwise be entitled.

Escrow

   Under the merger agreement, Concord and its affiliates will be indemnified against losses and expenses incurred as a result of:

    . any breach or failure of Logix to perform any of its agreements, covenants or obligations contained in the merger agreement;

    . any breach of a warranty or inaccuracy of a representation of Logix contained in the merger agreement or in a certificate of Logix delivered to Concord pursuant to the merger agreement; and

    . any claims that Logix's or any of its subsidiaries' products or any use, sale, offer for sale or manufacture thereof or the conduct of Logix's or any of its subsidiaries' businesses infringes certain patents.

   With respect to breaches of warranties or inaccuracies of representations of Logix, Concord and its affiliates will be indemnified only in the event that the aggregate losses and expenses borne by Concord and its affiliates with respect to such breaches and inaccuracies exceeds $150,000.00 (in which event the full amount of such losses and expenses is indemnifiable), except with respect to certain representations and warranties for which the limitation is not applicable.


   Indemnity Fund. Concord and its affiliates will be indemnified from an indemnity fund. The indemnity fund will be governed by an indemnity agreement and First Tennessee Bank National Association will act as indemnity agent. The indemnity agreement is attached to this proxy statement and prospectus substantially in the form of Annex C. The indemnity fund and indemnity obligations will end one year after the closing of the merger, except with respect to any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Concord common stock in the indemnity fund will be released to the former holders of Logix membership units in accordance with the indemnity agreement. The members will have no right of contribution from Logix with respect to any losses or expenses claimed by Concord after the closing date. Nothing in the merger agreement limits the liability of Logix for any breach of any representation, warranty or covenant if the merger is not consummated.


   Upon the surrender of a properly executed letter of transmittal transferring rights to the Logix membership units held by a member, 5% of the number of whole shares of Concord common stock issuable to such member as merger consideration will be delivered to the indemnity agent and will comprise the indemnity fund. Any additional shares of Concord common stock resulting from a stock split affecting the Concord common stock in the indemnity fund will remain a part of the indemnity fund. All dividends or distributions (other than stock or similar dividends) will be distributed to Concord stockholders whose shares are held in the indemnity fund (formerly Logix members) by the indemnity agent in accordance with the indemnity agreement. Under the indemnity agreement, those stockholders may, under certain circumstances, sell the shares of Concord common stock credited to them in the indemnity fund, but the proceeds of the sale must be maintained in the indemnity fund until it expires.

   Member Representatives. The merger agreement establishes A. Anthony Sdao and Kristin DelMonte as the initial member representatives. The member representatives are appointed to act as the agents of the stockholders whose shares of Concord common stock are held in the indemnity fund (formerly Logix members) to take certain actions relating to the indemnity fund. The actions of the member representatives will be considered the binding actions of the stockholders whose shares of Concord common stock are held in the indemnity fund (formerly Logix members). The holders of a majority in interest of the shares of Concord common stock held in the indemnity fund may change the representatives upon ten days' prior written notice to Concord and the indemnity agent.

   Maximum Payments and Remedies. Following the merger, the amount held in the indemnity fund will provide the sole and exclusive remedy for any and all damages Concord may suffer as the result of any breach of the merger agreement, any claim of misrepresentation against Logix in connection with the merger agreement or the merger or any claim of infringement related to certain patents.

Procedures for Surrender of Logix Membership Units

   Concord will authorize its transfer agent to act as exchange agent. Concord will deposit with the exchange agent, into an exchange fund, for the benefit of holders of issued and outstanding Logix membership units, certificates representing the shares of Concord common stock issuable as a result of the merger and cash required to make payments in lieu of fractional shares.

   As soon as practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal, together with instructions, to the holders of record of Logix membership units. After receiving the letter of transmittal the Logix members will be able to surrender their membership units to the exchange agent utilizing the letter of transmittal, and will receive in exchange a certificate representing the number of whole shares of Concord common stock (and cash in lieu of any fractional shares) to which they are entitled, less any Concord shares distributed to the indemnity agent for deposit into the indemnity fund. The letter of transmittal will be accompanied by instructions specifying other details of the surrender. Logix members should not send anything to the exchange agent until they receive a letter of transmittal.

   After the effective time of the merger and until surrendered, each Logix membership unit will represent only the right to receive upon surrender a certificate representing shares of Concord common stock and cash in lieu of fractional shares. No dividends or other distributions declared or made on Concord common stock with a record date after the effective time and no payment in lieu of fractional shares will be paid to the holder of any unsurrendered Logix membership units until the holder of record surrenders its Logix membership units as provided in the letter of transmittal. Subject to the effect of applicable laws, after a Logix member surrenders its Logix membership units, it will be paid, without interest, (i) at the time of surrender or as promptly as practicable thereafter, the amount of any cash payable in lieu of fractional shares of Concord common stock to which it is entitled and the amount of dividends or other distributions with a record date on or after the effective time of the merger previously paid with respect to whole shares of its Concord common stock, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date on or after the effective time of the merger but prior to surrender and with a payment date on or after surrender payable with respect to whole shares of its Concord common stock.

   Concord and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable such amounts as they are required to deduct and withhold under the Internal Revenue Code of 1986 or any provision of state, local or foreign tax law. Concord and Logix will treat any amounts so withheld as having been paid to the person in respect of whom such deduction and withholding was made.

Appraisal Rights

   The Colorado statutes under which the merger will be effectuated do not provide any dissenters' rights of appraisal for Logix members who object to the merger.

Certain United States Federal Income Tax Aspects

  Generally

   The following discussion summarizes certain material United States federal income tax aspects of the merger. The discussion that follows is based on and subject to the Internal Revenue Code of 1986, as amended (the Code), treasury regulations thereunder, existing administrative interpretations and court decisions as of the date of this proxy statement and prospectus, all of which are subject to change (possibly with retroactive effect) and may be subject to differing interpretations. The following discussion does not address the effects of the Merger under any state, local or foreign tax laws. It also does not address all aspects of the federal income tax law that may potentially be relevant to Logix members in light of their individual circumstances, such as special tax rules that apply to financial institutions, broker-dealers or members that hold their interests in Logix as part of a "straddle" or other integrated investment.

   Because individual circumstances may differ, each Logix member should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular federal income tax effects of the merger to such member, as well as the application and effect of state, local and other tax laws.

  Tax Treatment of the Merger

   Although the merger will be effectuated under the applicable corporate and limited liability company laws governing mergers, it is not a tax-free or tax-deferred transaction. For federal income tax purposes, the merger will be treated as occurring in two steps. First, Logix will be treated as selling all of its assets, subject to its liabilities, to Spark Merger Corp. in a fully taxable transaction, in exchange for the aggregate amount of Concord common stock that will be delivered in the merger, including fractional shares, and Concord will be deemed to redeem such fractional shares for the cash to be paid in lieu of delivering fractional shares to the members. Second, Logix will be treated as distributing such Concord common stock and cash to the Logix members in the complete liquidation of Logix. Each of these steps will have distinct tax consequences to the Logix members.

  Tax Treatment of the Deemed Asset Sale


   For federal income tax purposes, the amount and character of any income, gain or loss from the deemed asset sale will be determined by treating Logix as the seller. Because Logix is a partnership for federal income tax purposes, it will not generally be subject to tax on such income, gain or loss. Instead, the Logix members will be required to reflect their allocable share of such income, gain or loss on their federal income tax returns for their tax year within which the merger occurs.


   As a result of the merger, Logix will recognize an amount of gain or loss equal to the difference between its adjusted tax basis in its assets and the sum of (i) the fair market value of the Concord common stock delivered in the merger, including fractional shares of common stock and common stock placed in the indemnity fund, and (ii) the amount of the Logix liabilities that are assumed by Spark Merger Corp. in the merger. In general, Logix's gain or loss on the sale of an asset will be capital gain or loss if Logix holds such asset as a capital asset. However, all or a portion of any gain recognized by Logix on the deemed sale of certain capital assets will be treated as ordinary income (for example, to the extent Logix has previously taken depreciation or amortization with respect to such asset) or as short-term capital gain (for example, to the extent Logix's holding period for the asset does not exceed one year).


   Under the merger agreement, the allocation of the deemed purchase price among the assets of Logix will be determined by Concord. The allocation schedule is to be reasonable and determined in accordance with the applicable provisions of the Code.

  Tax Treatment of the Deemed Liquidation

   Immediately following the deemed asset sale, Logix will be treated as liquidating and distributing all of its remaining assets to its members. Pursuant to this deemed liquidation, the Logix members will be treated as exchanging all of their outstanding Logix membership units for the aggregate amount of Concord common stock delivered in the merger and any cash deemed to have been paid by Concord in redemption of fractional shares. In general, each Logix member will recognize gain or loss equal to the amount by which the fair market value of the Concord common stock (including such member's pro rata share of the Concord common stock placed in the indemnity fund) and cash received exceeds such member's adjusted tax basis in his or her Logix membership units. For purposes of calculating the gain or loss on the deemed liquidation of Logix, any allocation to a Logix member of income or gain resulting from the deemed sale of assets by Logix in the merger will increase, and any allocation of loss will decrease, such member's tax basis in his or her Logix membership units immediately prior to the deemed liquidation. Any gain or loss recognized by a Logix member on the liquidation will be capital gain or loss if the member holds his or her Logix membership units as a capital asset, and will be long-term gain or loss if the member has held his or her Logix membership units for more than one year on the closing date.

  Indemnity Fund

   Pursuant to the merger agreement, 5% of the aggregate number of shares of Concord common stock to be delivered in the merger will be deposited into the indemnity fund. For federal income tax purposes, each Logix member will be treated as owning a pro-rata portion of the Concord common stock deposited into the indemnity fund. As the tax owner, the member will be required to include in his or her gross income the member's share of any dividends or interest earned on the Concord common stock or other assets held in the indemnity fund, whether or not such amounts are currently distributed to the member. Moreover, any shares of Concord common stock that are surrendered to Concord pursuant to the indemnity agreement should relate back to the merger and be treated as a downward adjustment to the amount realized by Logix on the deemed sale of its assets. It can generally be expected that such adjustments would reduce the income or gain, or increase the loss, originally allocated to the members and would also reduce the amount of the liquidating distributions deemed to have been received by the members. In such event, the members should be entitled to reflect these adjustments on their federal income tax returns for the tax year in which these adjustments occur. In the event of a material adjustment of this nature, Concord intends to cause supplemental tax information to be distributed to the Logix members, describing adjustments in the income, gain or loss originally reported to them for the tax year in which the merger takes place.

  Certifications

   As a condition to the closing, each Logix member must provide a certificate of non-foreign status to Concord. Such certificate, attached in the form of Exhibit E to the merger agreement, requires each member to certify, under penalties of perjury, (i) that the member is not a nonresident alien for purposes of U.S. income taxation; (ii) the member's taxpayer identification number; and (iii) the member's home address. In the event that a member does not provide this certification, Logix may be required to withhold federal income tax on the deemed liquidation equal to 38.6% of such member's allocable share of any net income or gain on the deemed asset sale.

   We intend this discussion to provide only a summary of the material United States federal income tax consequences of the merger. We do not intend that it be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, as noted above, we do not address tax consequences that may vary with, or are contingent upon, individual circumstances. We strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, in light of your individual circumstances.

Accounting Treatment

   It is anticipated that the merger will be accounted for by Concord under the ''purchase'' method of accounting in accordance with generally accepted accounting principles.

Federal Securities Law Consequences

   Logix members who are not affiliates of Logix before the merger will receive freely transferable shares of Concord common stock in the merger. However, shares of Concord common stock received by persons who are affiliates of Logix before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933, as amended (the Securities Act) or Rule 144 under the Securities Act in the case of those persons who become affiliates of Concord after the merger, or as otherwise permitted by the Securities Act.

Certain Other Effects of the Merger

   After the merger, Logix members will become stockholders of Concord. Upon consummation of the merger, the certificate of incorporation and by-laws of Concord, in addition to the applicable provisions of Delaware law, will govern the rights of all former Logix members. For a description of the differences between the rights of Concord stockholders and Logix members, see ''COMPARISON OF RIGHTS OF LOGIX MEMBERS AND CONCORD STOCKHOLDERS.''

Forward-Looking Statements May Prove Inaccurate; Risk Factors

   Concord and Logix have made forward-looking statements in this document and in documents to which we have referred you. These statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors, including those set forth in this paragraph, and we cannot assure you that such statements will prove to be correct. Forward-looking statements include assumptions as to how Concord and Logix may perform in the future. You will find many of these statements in the following sections: ''THE MERGER--Concord's Reasons for the Merger" and "THE MERGER--Logix's Reasons for the Merger; Recommendation of the Logix Board of Managers.'' Also, when we use words like ''believes,'' ''expects,'' ''anticipates,'' ''intends,'' ''plans,'' ''estimates,'' ''likely,'' ''will,'' ''should'' or similar expressions, we are making forward-looking statements. You should understand that some important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of Concord and Logix and could cause those results or our performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. These factors include, but are not limited to: (1) the failure to successfully execute Concord's corporate consolidation plan; (2) the loss of key personnel or inability to attract additional qualified personnel; (3) the loss of key customers; (4) increasing competition; (5) changes in card association rules and practices; (6) the inability to remain current with rapid technological change; (7) risks related to acquisitions; (8) the imposition of additional state taxes; (9) continued consolidation in the banking and retail industries; (10) business cycles and the credit risk of our merchant customers; (11) the outcome of litigation involving VISA and MasterCard; (12) utility and system interruptions or processing errors; (13) susceptibility to fraud at the merchant level; (14) changes in card association fees, products or practices; (15) restrictions on surcharging; (16) changes in rules and regulations governing financial institutions; (17) volatility of Concord's stock price; (18) no adjustment to the merger terms will be made as a result of changes in the market price of Concord's stock; and (19) significant delay in the expected completion of the merger. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to future results over time.

                             THE MERGER AGREEMENT

   This section of the proxy statement and prospectus describes aspects of the merger, including the material provisions of the merger agreement. The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Annex A to this proxy statement and prospectus and is incorporated herein by reference. You are encouraged to read the merger agreement in its entirety for a fuller description of the merger.

The Merger

   The merger agreement provides that Logix will be merged with and into Spark Merger Corp., a direct wholly owned subsidiary of Concord, at the effective time of the merger. Pursuant to the merger agreement, Spark Merger Corp. will be the surviving corporation and will be a direct wholly owned subsidiary of Concord. The Logix Board of Managers unanimously approved the merger agreement and the merger.

Structure of the Merger

   According to the terms and conditions of the merger agreement and the Colorado Corporations and Associations Act and the Colorado Limited Liability Company Act, at the effective time of the merger, Logix will merge with and into Spark Merger Corp. Spark Merger Corp. will continue to exist as the surviving corporation under the laws of the State of Colorado. At the effective time of the merger, Logix will no longer exist as a separate entity. At the effective time of the merger, the articles of incorporation and by-laws of Spark Merger Corp. will become the articles of incorporation and by-laws of the surviving corporation.

Conversion and Exchange of Securities and Membership Units

   At the effective time of the merger, each issued and outstanding share of Spark Merger Corp. common stock will be converted into one share of common stock of the surviving corporation.

   At the effective time of the merger, each issued and outstanding Logix membership unit (other than any membership units owned by HIS, which will be canceled), will be converted into shares of Concord common stock according to the exchange ratio described under ''THE MERGER--Merger Consideration'' and cash, without interest, in lieu of fractional shares of Concord common stock.

Effective Time

   The merger will occur after all of the conditions in Article VI of the merger agreement have been fulfilled or, if permissible, waived. No later than the second business day after the satisfaction or waiver of the conditions in
Article VI of the merger agreement, or such other date as Concord and Logix may agree, the parties will hold a scheduled closing. On the day the merger occurs, a statement of merger will be filed with the Secretary of State of the State of Colorado. The effective time of the merger will be the date and time of the filing, unless both Spark Merger Corp. and Logix mutually agree to designate a later date of effectiveness of the merger not more than 90 days after the date the statement of merger is filed, in which case the later date designated in the statement of merger will be the effective time.

   Concord and Logix each anticipate that, if the merger is approved at the special meeting of Logix members, it will be consummated shortly thereafter. However, if any of the conditions required to be met prior to consummation of the merger have not been so met, the closing may be delayed. There can be no assurances as to if or when the conditions required to consummate the merger will be met or that the merger will be consummated.

Representations and Warranties

   The merger agreement contains various representations of Concord, Spark Merger Corp. and Logix. Concord and Spark Merger Corp. have made representations and warranties to Logix regarding, among other things, the following:

    . the due organization, valid existence and good standing of Concord and Spark Merger Corp.;

    .  the capital structure of Concord;

    . the authorization, execution, delivery and enforceability of the merger agreement and certain other agreements contemplated by the merger agreement and related matters;

    . the compliance of the merger agreement with (1) Concord's certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Spark Merger Corp., (2) the comparable organizational documents of any of Concord's other subsidiaries, (3) certain agreements of Concord or any of its subsidiaries, and (4) any judgment, rule or regulation applicable to Concord or any of its subsidiaries;

    .  the required governmental filings;

    . SEC documents filed since January 1, 2001, including that such filings did not, at the time they were filed, contain material misstatements or omissions;

    . the accuracy of information contained in the registration statement, of which this proxy statement and prospectus is a part, including the absence of any untrue statement of material fact or the omission of a material fact such that the statements are not misleading;

    . the absence of any lawsuits or other legal or administrative proceedings or investigations pending or threatened against Concord or any of its subsidiaries relating to the transactions contemplated by the merger agreement and those agreements to be entered into by Concord as contemplated by the merger agreement;

    . the absence of any vote of the security holders of Concord being required by law or Concord's certificate of incorporation or by-laws;

    .  the absence of any broker's or finder's fee; and

    .  the formation and operations of Spark Merger Corp.

   Logix has made representations and warranties to Concord and Spark Merger Corp. regarding, among other things, the following:

    .  the due organization, valid existence and good standing of Logix;

    .  the capital structure of Logix;

    . except as disclosed by Logix, the absence of any subsidiaries or joint ventures of Logix;

    . the authorization, execution, delivery and enforceability of the merger agreement and certain other agreements contemplated by the merger agreement and related matters;

    . the compliance of the merger agreement with (1) Logix's charter and amended and restated operating agreement and the comparable charters and organizational documents of Logix's subsidiaries, (2) certain agreements of Logix and its subsidiaries, and (3) any judgment, rule or regulation applicable to Logix and subsidiaries;

    .  the required governmental filings and other approvals;

    . the financial statements of Logix and its subsidiaries, including that the financial statements have been prepared in conformity with generally accepted accounting principles (subject, in the case of Logix's September 30, 2001 financial statements, to normal year-end adjustments and to the fact that such statements do not consolidate HIS or RBSA) or, with respect to RBSA, in accordance with federal income tax accounting principles, and fairly present in all material respects the financial position and results of operations and cash flows of Logix and its subsidiaries;

    . the absence of any dividends or distributions by Logix or any of its subsidiaries;

    . since September 30, 2001, except as disclosed by Logix, the absence of any material adverse changes, material losses, changes in outstanding membership units or other equity interests, grants of compensation increases or grants of increased severance or termination benefits;

    . the possession and validity of all required licenses and governmental authorizations to own and operate Logix and its subsidiaries' properties and to conduct its business as currently conducted;

    . the accuracy of information contained in the registration statement of which this proxy statement and prospectus is a part, including the absence of any untrue statement of a material fact or the omission of a material fact such that the statements are not misleading;

    .  the filing and accuracy of Logix's or its subsidiaries' tax returns;

    . the absence of any judgments or legal or administrative proceedings or investigations outstanding or threatened against Logix or any of its subsidiaries, except as disclosed and the compliance by Logix and its subsidiaries in all material respects with requirements of laws;

    . the absence of changes in certain benefit plans as a result of the merger, except as disclosed;

    . Logix's employee benefit plans and related matters, including that each such plan has been operated and administered in accordance with applicable law;

    .  compliance with worker safety laws and environmental laws;

    . the absence of any collective bargaining agreement or labor contract and the absence of any unfair labor practice or material dispute with employees;

    . ownership or licensing of the intellectual property rights material to the conduct of Logix's and its subsidiaries' businesses as currently conducted and, except as disclosed, the absence of the breach of any material provision of any intellectual property agreement and the absence of disclosure of the trade secrets or providing access to software without restrictions on use;

    . the condition and availability of the assets of Logix and its subsidiaries;

    . the absence of any real property owned by Logix or any of its subsidiaries;

    .  real and personal property leases;

    .  title to assets;

    . the existence and validity of the material contracts of Logix and its subsidiaries;

    .  maintenance of and compliance with insurance policies;

    .  amounts incurred and projected to be incurred for certain expenditures;

    . the lack of knowledge as to any state takeover statutes or charter or by-laws provisions applicable to the merger, the merger agreement and related matters other then a provision of Logix's operating agreement concerning voting requirements;

    .  the vote of Logix members required to adopt the merger agreement;

    . certain matters relating to the purchase of HIS and RBSA equity interests as contemplated by the merger agreement;

    .  the absence of any broker's or finder's fee;

    . the "ultimate parent entity" status of Logix and the absence of annual net sales or total assets of Logix and its subsidiaries of $10 million or more for purposes of federal antitrust law;

    .  the current activities of Logix and its subsidiaries; and

    . certain matters relating to loans made to Logix by certain managers/members.

   Concord and its affiliates may make a claim for indemnification for breach of any of these representations and warranties until the end of one year after the effective time of the merger. After the effective time of the merger, a claim for a breach of a representation or warranty will be paid out of the indemnity fund. A claim will only be paid with respect to amounts exceeding $150,000.00 (in which event the full amount of such losses and expenses is indemnifiable), except with respect to certain representations and warranties where such limitation is not applicable. See "THE MERGER--Escrow".

Business of Logix Pending the Merger and Other Agreements; Interim Financing

   Under the terms of the merger agreement, Logix has agreed in all material respects to and to cause each of its subsidiaries to, carry on its business in the ordinary course as currently conducted, to use commercially reasonable efforts to keep its current business organization intact, to keep available the services of its current officers and employees, and to preserve its relationships with customers and suppliers. With certain limited exceptions, from the date of signing the merger agreement until closing, unless Concord otherwise gives its written approval, Logix and its subsidiaries may not:

    . declare, set aside or pay any dividend or other distribution with respect to any of its membership interests or capital stock;

    . split, combine or reclassify any of its membership interests or capital stock or issue or authorize the issuance of any other securities in respect of its membership interests or capital stock;

    . purchase, redeem or otherwise acquire, Logix membership units or any other securities or any rights, warrants or options to acquire any such membership units or other securities;

    . issue, deliver, sell, pledge, dispose of or otherwise encumber any membership units or any other securities, or any rights, warrants or options to acquire any such membership units or any other securities;

    . amend its charter, operating agreement, by-laws or other comparable or organizational documents;

    . acquire or agree to acquire, by merger, consolidation or acquisition of stock or assets, any business organization or any division of such entity or any assets outside of the ordinary course inconsistent with past practice (other than the acquisition of equity interests in HIS and RBSA contemplated by the merger agreement);

    . sell or otherwise dispose of its assets outside the ordinary course of business inconsistent with past practice;

    . incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions, other than to any of Logix's wholly owned subsidiaries, cash management activities in the ordinary course of business consistent with past practice and not material to Logix and its subsidiaries taken as a whole, and advances to employees for travel and related expenses consistent with past practices;

    .  alter the corporate structure or ownership of Logix or any subsidiary;

    . enter into, adopt or amend any severance plan or arrangement, benefit plan or other employment agreement;

    . increase the compensation payable to its managers, directors, officers or employees or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with any of the current or former managers, directors or officers of Logix or its subsidiaries or amend or accelerate benefits under any bonus, compensation or other benefit plan;

    . knowingly violate or fail to perform any obligation or duty imposed upon Logix or any of its subsidiaries by any applicable material federal, state or local law, rule or regulation;

    . settle or compromise any material federal, state, local or foreign income tax liability;

    . prepare or file any tax return or make any tax election inconsistent with past practice unless required by applicable law;

    . make any change to accounting policies or procedures, other than actions required to be taken by generally accepted accounting principles;

    . with certain exceptions, enter into, amend or terminate (i) any agreement material to Logix and its subsidiaries, (ii) any noncompetition agreement, or (iii) any agreement giving certain rights to third parties; or (iv) any OEM contract;

    . make or agree to make any new capital expenditure which, individually, is in excess of $10,000.00 or, in the aggregate, are in excess of $50,000.00;

    . waive or release any material right or claim, or pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

    .  initiate, settle or compromise any litigation or arbitration proceeding;

    . engage in any activity other than the current activities disclosed in the merger agreement; or

    . authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   In the merger agreement Concord agreed to provide Logix with a loan or loans in an aggregate principal amount of up to $500,000.00 if the merger has not closed prior to February 13, 2002. Concord's obligation to make any such loan is subject to the conditions that Logix is not in breach in any material respect of any of its obligations under the merger agreement, and that Logix requests the loan no later than May 31, 2002. Any outstanding principal and interest under any such loan shall become payable on or before the earliest of
(1) six months after the date of the merger agreement, (2) 20 business days after the merger agreement is terminated by Concord because Logix failed to comply in any material respect with any of its covenants or agreements contained in the merger agreement or because Logix has materially breached any of its representations or warranties which has the effect of making such representation and warranty not true and correct in all material respects, and in either case Logix has not cured such failure or breach within 30 business days of receiving notice of it, or (3) six months after the merger agreement is terminated by either Concord or Logix for any other reason.

No Solicitation by Logix

   Under the terms of the merger agreement, Logix may not, and it will not permit or authorize any of its subsidiaries or any officers, directors, employees, and financial advisors, attorneys or other advisor or representative of Logix or any of its subsidiaries to:

    .  solicit, initiate or encourage the submission of any takeover proposal;

    .  enter into any agreement with respect to any takeover proposal; or

    . subject to the exceptions described below, participate in discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any takeover proposal.

   Notwithstanding the above statement, prior to the special meeting of members, Logix and its Board of Managers may furnish information to or enter into discussions or negotiations with any person in connection with an unsolicited bona fide written takeover proposal if,

    . the Logix Board of Managers reasonably determines in good faith, based upon the written opinion of its financial advisors, that such takeover proposal would, if consummated, result in a superior proposal,

    . the Logix Board of Managers determines in good faith, based upon the written opinion of its financial advisors, the person making such superior proposal has the financial means to conclude such transaction,

    . the Logix Board of Managers reasonably determines in good faith, based upon the advance of outside corporate counsel, that the failure to take such action would violate the fiduciary duties of the Logix Board of Managers to Logix's members under applicable law,

    . prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Logix Board of Managers receives from such person an executed confidentiality agreement with terms not less favorable to Logix than those contained in its confidentiality agreement with Concord, and

    . Logix shall have fully complied with the applicable provisions of the merger agreement.

   Logix must promptly advise Concord of any takeover proposal or inquiries with respect to or which could lead to any takeover proposal, the material terms of such takeover proposal and the identity of the person making any such takeover proposal. Logix must also keep Concord fully informed of the status and details of any takeover proposal or inquiry. ''Takeover proposal'' means any proposal or offer, or any expression of interest, by any person or entity other than Concord or Spark Merger Corp. relating to Logix's willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving Logix or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or voting securities of, or a substantial portion of the assets of Logix or any of its subsidiaries other than the transactions contemplated by the merger agreement. ''Superior proposal'' means any takeover proposal which would, if consummated, result in a transaction more favorable to Logix's members from a financial point of view than the merger contemplated by the merger agreement, determined as stated above.

Additional Agreements of Concord and Logix

   Under the terms of the merger agreement, Concord and Logix have also agreed to use their commercially reasonable efforts to take all actions necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable the merger and the other transactions contemplated by the merger agreement.

Fees and Expenses

   Under the merger agreement, each party is generally responsible for its own costs and expenses incurred in connection with the transactions contemplated by the merger agreement, provided that all printing and filing fees shall be divided equally between Concord and Logix.

Managers', Directors' and Officers' Insurance and Indemnification

   For a period of six years after the effective time of the merger, Concord must cause Spark Merger Corp. to indemnify all past and present managers, officers and directors of Logix and of its subsidiaries to the same extent as such persons are indemnified by Logix or any of its subsidiaries under any of their charters, by-laws or operating agreements as of the date of the merger agreement.

What Is Needed to Complete the Merger

   Conditions Precedent to Each Party's Obligation to Effect the Merger. The following conditions must be satisfied before the merger can become effective:

    . the merger agreement must be approved by 70% of the outstanding Logix membership units;

    . the shares of Concord common stock to be issued in the merger must have been authorized for quotation on Nasdaq;

    . all approvals to be obtained by Concord, Spark Merger Corp. or Logix required under the Bank Holding Company Act of 1956 shall have been received and the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) shall have expired or been terminated, if such filing under the HSR Act is required;

    . no restraining order, injunction, or other order must have been enacted or issued which has the effect of making the merger or any of the transactions contemplated by the merger agreement illegal;

    . the Form S-4 registration statement of which this proxy statement and prospectus is a part must have become effective under the Securities Act of 1933, and there must be no stop order or threat of proceedings by the Securities and Exchange Commission to suspend the effectiveness of such registration statement; and

    . no governmental entity must have instituted any suit relating to the merger agreement and related documents or any of the transactions contemplated thereby.

   Conditions Precedent to the Obligations of Logix. Logix's obligations to effect the merger depend upon the fulfillment, prior to or at the effective time of the merger, of the following additional conditions:

    . Concord and Spark Merger Corp. must have performed in all material respects each of their agreements contained in the merger agreement; and

    . each of Concord's and Spark Merger Corp.'s representations and warranties contained in the merger agreement must be true and correct in all material respects.

   Conditions Precedent to the Obligations of Concord and Spark Merger
Corp. Concord's and Spark Merger Corp.'s obligations to effect the merger depend upon the fulfillment, prior to or at the effective time of the merger, of the following additional conditions:

    . Logix must have performed in all material respects each of its agreements contained in the merger agreement;

    . each of Logix's representations and warranties contained in the merger agreement must be true and correct in all material respects;

    . Logix must have obtained all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the merger or any of the transactions contemplated by the merger agreement illegal or would have a material adverse effect on Concord (assuming the merger had taken place);

    . Logix must have obtained the consents of non-governmental entities for any of its material agreements and certain of its real property leases;

    . Logix must have delivered to Concord a certificate as to its capital structure;

    . the merger agreement must have been approved by the requisite number of holders of Logix membership units and Logix shall have delivered to Concord a certificate to such effect;

    . Logix and each of its members must have delivered to Concord certain certifications of non-foreign status;

    . each Logix member shall have executed a general release in favor of Logix, Concord and Spark Merger Corp.;

    . all of the outstanding capital stock and other outstanding equity interests (including any options, warrants, convertible notes or other rights to acquire capital stock) of HIS and RBSA which are not owned by Logix or one of its subsidiaries on the closing date shall be acquired by Logix or one of its subsidiaries as provided by the merger agreement;

    . the indemnity agreement must have been duly executed by the indemnity agent and the member representatives and delivered to Concord;

    . A. Anthony Sdao must still be employed by Logix, his employment agreement shall have been terminated and he shall have executed an employment agreement with Spark Merger Corp. as the surviving corporation;

    . the board of directors of HIS shall have adopted appropriate resolutions and taken all other actions necessary or appropriate deemed satisfactory to Concord to cause each outstanding option to purchase shares of HIS common stock, whether or not exercisable, to be fully vested and fully exercised prior to the closing, and HIS shall deliver a certificate to Concord to such effect;

    . each holder of HIS stock options shall have become a party to the Purchase Option Agreement pursuant to which the outstanding equity interests of HIS are being purchased by Logix or one of its subsidiaries, and HIS shall deliver to Concord a certificate to such effect;

    . each holder of an equity interest in RBSA and certain other individuals shall have executed a general release in favor of Logix, RBSA, Concord and Spark Merger Corp.;

    . PaymentLogix, LLC, a subsidiary of Logix, shall have modified or terminated, as designated by Concord, certain agreements between it and certain third parties on terms acceptable to Concord;

    . ATMI, Inc. shall have executed a general release in favor of Logix, Concord and Spark Merger Corp.;

    . each holder of an equity interest in HIS shall have executed a stock power and the President of HIS (who also owns HIS equity interests) shall have executed a general release in favor of HIS, Logix, Concord and Spark Merger Corp.;

    . a particular legal opinion rendered to Logix relating to a certain patent shall not have been amended or withdrawn and Logix shall deliver a certificate to such effect;

    . Logix shall deliver a certificate to Concord concerning certain payments to be made at closing; and

    . prior to the closing, Lavinna Company, LLC shall either cease all manufacturing or Logix shall cause it to be merged into Logix, and Logix shall deliver a certificate to such effect.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to the effective time of the merger:

    .  by the mutual written consent of Concord and Logix;

    . by either Concord or Logix if the other party has failed to comply in any material respect with any of its covenants or agreements contained in the merger agreement and has not cured such failure within 30 business days of receiving notice of it;

    . by either Concord or Logix if the other party has materially breached any of its representations or warranties which has the effect of making such representation and warranty not true and correct in all material respects and has not cured such breach within 30 business days of receiving notice of it;

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

    . by either Concord or Logix if the merger has not been effected on or prior to June 17, 2002, provided that no party may terminate pursuant to this provision of the merger agreement whose failure to fulfill any of its obligations contained in the merger agreement resulted in the failure of the merger to occur prior to such date;

    .  by Concord if the members of Logix do not approve the merger agreement;

    . by Concord if the Logix Board of Managers has not recommended or has qualified, modified or withdrawn its recommendation in favor of the merger or its declaration that the merger is advisable and fair to and in the best interests of Logix and its members, or has resolved to do so;

    . by Concord if any person (other than Concord or its affiliates) becomes the beneficial owner of 20% or more of Logix's outstanding membership units;

    . by Concord if the Logix Board of Managers has recommended to the Logix members any takeover proposal other than the merger with Concord, or has resolved to do so; or

    . by either Concord or Logix if any court or governmental entity (A) seeks to restrain or otherwise prohibit the transactions contemplated by the merger agreement, (B) seeks to prohibit the ownership, operation or control by Logix, Concord or any of their subsidiaries of any portion of their business or assets, (C) seeks to limit or impose any conditions on the ownership, operation or control by Logix, Concord or any of their subsidiaries of any portion of their business or assets or that otherwise, in Concord's good faith opinion, individually or in the aggregate would have a material adverse effect on Logix, Concord, or any of their subsidiaries or would detract from the value of the merger to Concord in any material manner, or (D) seeks to compel Logix, Concord or their subsidiaries to dispose of, grant rights in respect of or hold separate any portion of the business or assets of Logix, Concord or their subsidiaries.

   In the event of a termination of the merger agreement by either Concord or Logix, the merger agreement will become void and there will be no liability under the merger agreement on the part of Logix, Concord or Spark Merger Corp. or their respective officers or directors, except that there may still be liability if there is a willful breach of a representation or warranty or the breach of any covenant.

Waiver and Amendment of the Merger Agreement

   The merger agreement may be amended by the parties to the agreement at any time, but after the Logix members have approved any matters in connection with the merger agreement, no amendment may be made which by law requires further approval by such members without such further approval.

   At any time prior to the effective time of the merger, Concord, Logix, and Spark Merger Corp. may, if signed in writing by such party:

    . extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

    . waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement; or

    . waive compliance with any of the covenants, agreements or conditions contained in the merger agreement which may be legally waived.

                               VOTING AGREEMENTS

   The following is a summary of certain provisions of the form of voting agreement entered into between Concord and certain Logix members, a copy of which is attached to this proxy statement and prospectus as Annex B and is incorporated by reference into this proxy statement and prospectus. This summary is qualified in its entirety by reference to the voting agreement. Logix members are urged to read the form of voting agreement in its entirety.

   Logix members owning approximately 86% of the outstanding Logix membership units have signed voting agreements with Concord.

   The voting agreements provide, among other things, that each member that is a party to such voting agreements will:

    . at the special meeting, or in any other circumstance upon which approval of the merger or the merger agreement is sought, vote (or cause to be voted) its Logix membership units in favor of the merger, the adoption of the merger agreement, the approval of its terms, and each of the other transactions contemplated by the merger agreement and against (x) any merger agreement or merger (other than the merger agreement with Concord), consolidation, combination, sale of substantial assets, reorganization or any other takeover proposal or (y) any amendment of Logix's charter or operating agreement or other proposal or transaction involving Logix or any of its subsidiaries, which would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any equity interests in Logix;

    . not (nor permit any affiliate, director, officer, employee or other representative to) directly or indirectly (i) solicit, initiate or knowingly encourage anyone to submit a takeover proposal (as defined above under ''THE MERGER AGREEMENT--No Solicitation by Logix'') or (ii) participate in any discussions or negotiations regarding, or furnish anyone with information with respect to, or take any other action to facilitate any inquiries or the making of any takeover proposal; and

    . cooperate with Concord to support and to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

Any successor, assignee or transferee of the member's Logix membership units will be bound by the terms of the voting agreement.

   Each member's obligations under the voting agreement will terminate upon the earlier of the termination of the merger agreement or the effective time of the merger. However, if the merger agreement is terminated by Concord because of a material and wilful breach by Logix of any of its representations or warranties, because of a wilful failure of Logix to comply in any material respect with any of its covenants or agreements contained in the merger agreement, because of a failure of Logix's members to approve the merger agreement, because the Logix Board of Managers did not recommend or qualified, modified or withdrew its recommendation of the merger or declaration that the merger is advisable and fair to and in the best interests of Logix and its members or resolves to do so, because another person becomes the owner of 20% or more of Logix's outstanding membership units, or because the Logix Board of Managers recommends a takeover proposal to the Logix members or resolves to do so, then the obligations of each member under the voting agreement will not terminate until the first anniversary of such termination of the merger agreement.

                              REGULATORY MATTERS

   In order to consummate the merger, regulatory approval under the Bank Holding Company Act of 1956 must be obtained. Concord has filed the applicable notice with the Board of Governors of the Federal Reserve System. Also, the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) must be terminated or expire, if such filing under the HSR Act is required. In addition, the parties must comply with applicable federal and state securities and corporate laws.

                              BUSINESS OF CONCORD

   Concord EFS, Inc. is a leading, vertically integrated electronic transaction processor. We acquire, route, authorize, capture and settle virtually all types of electronic payment and deposit access transactions for financial institutions and merchants nationwide. Our primary activities consist of Network Services, which provides ATM processing, debit card processing, deposit risk management and coast-to-coast debit network access principally for financial institutions, and Payment Services, which provides payment processing for supermarkets, major retailers, petroleum dealers, convenience stores, trucking companies and independent retailers. In 2000, we processed approximately 8.0 billion transactions.


   Network Services. Network Services includes terminal driving and monitoring for ATMs, transaction routing and authorization via the combined STAR/sm/, MAC(R) and Cash Station(R) debit network as well as other debit networks, deposit risk management and real-time card management and authorization for PIN-secured debit and signature debit cards. In addition, we operate the network switch that connects a coast-to-coast network of ATMs and POS locations that accept debit cards issued by our member financial institutions. Our network access services include transaction switching and settlement. In 2000, we processed 1.8 billion PIN-secured debit transactions and 3.2 billion ATM transactions.


   Payment Services. Payment Services provides the systems and processing that allow retail clients to accept virtually any type of electronic payment, including all card types--credit, debit, electronic benefits transfer, prepaid and proprietary cards--as well as a variety of check-based options. We focus on providing payment processing services to selected segments, which specialized system designed for supermarkets, gas stations, convenience stores and restaurants. In 2000, we processed 3.0 billion of these payment transactions. Payment Services also includes providing payment cards that enable drivers of trucking companies to purchase fuel and obtain cash advances at truck stops. Our services are completely turn-key, providing merchants with POS terminal equipment, transaction routing and authorization, settlement, funds movement and sponsorship into all credit card associations (such as VISA and MasterCard) and debit networks (such as STAR, Pulse and NYCE).

   Concord's principal executive offices are located at 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133 and its telephone number is (901) 371-8000. For further information concerning Concord, see ''SUMMARY SELECTED FINANCIAL DATA--Selected Historical Consolidated Financial Data of Concord'' and ''WHERE YOU CAN FIND MORE INFORMATION.''

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

                            INFORMATION ABOUT LOGIX

Business of Logix

   Logix is a Colorado limited liability company based in Longmont, Colorado. Logix has seven direct wholly owned limited liability companies providing information and financial transaction processing products and services to retail businesses, entertainment establishments, financial institutions and governmental agencies in the United States and Canada.

   Logix's wholly owned subsidiary companies and their respective business descriptions are listed below:

   ATMLogix, LLC. ATMLogix is a retail ATM placement company. In July 2000, ATMLogix acquired the assets of Integrated Business Solutions of Pennsylvania, LLC, consisting of approximately 140 ATM merchant contracts and approximately 15 ATMs. ATMLogix does not currently own any ATMs.

   CheckLogix, LLC. CheckLogix is a reseller of electronic check conversion and verification services. CheckLogix owns 8,903,359 shares of HIS Series C preferred stock and 101,000 shares of HIS common stock and, as a condition to the closing of the merger, will acquire all of the outstanding equity securities of HIS. HIS is a payment technology company specializing in electronic check conversion. Electronic check conversion (ECC) is the conversion of a paper check to an electronic funds transfer. HIS owns proprietary software that processes the ECC transaction, and HIS also acts as the processor of ECC transactions through the ACH network. As a payment technology company, HIS also provides check verification services with ECC and POS equipment to merchants using ECC. As a participant in the ACH network, HIS offers additional electronic funds transfer services.

   EFTLogix, LLC. EFTLogix, LLC currently owns a 69.9% interest in EFTLogix, Inc. formerly known as RBSA, Inc. (RBSA), a Nevada corporation based in Dallas, Texas. RBSA is an ATM transaction processing company primarily servicing the retail segment of the online ATM industry. RBSA provides authorization and settlement services for cardholder-initiated transactions at terminals nationwide. RBSA owns approximately 25% of TNS Smart Network Inc. (TNS), a corporation organized under the laws of the Province of Ontario, Canada. TNS provides authorization and settlement services for cardholder-initiated transactions at terminals in Canada. As a condition to the closing of the merger, EFTLogix will acquire 100% of RBSA's outstanding equity securities.

   IDLogix, LLC. IDLogix licenses identification verification software. The software reads magnetic strips and bar codes on driver's licenses or other government issued identification documents, such as military identification cards and INS cards. The software currently reads 256 distinct encoding formats, including identification cards for 39 states and 4 Canadian provinces. The software reads and displays the electronic data on a handheld or stationary terminal and then transmits the data records to a host server, enabling the user to view and download compliance management reports for business management purposes. IDLogix licenses the software to financial institutions, security firms, retail merchants, entertainment establishments and government agencies as an access control and document authentication tool.

   Lavinna Company, LLC. Lavinna Company was formed as a research and product development company to design and build hardware and systems necessary to support the IDLogix and TouchLogix systems.

   PaymentLogix, LLC. PaymentLogix is a reseller of credit card and debit card transaction processing services and POS equipment. PaymentLogix provides Internet-based transaction reporting, custom receipt and terminal display services and 24-hour customer support to its merchant customers. In July 2000, PaymentLogix acquired the assets of Affiliated Merchant Services, LLC consisting of approximately 240 credit/debit card merchant accounts.

   TouchLogix, LLC. TouchLogix manages and sells an Internet-based customer and prospect database management program that allows for direct marketing capabilities and customer demographic analysis. The system uses the IDLogix technology to initialize a data record that can be appended with additional information such as an email address or phone number.

   Logix's principal executive offices are located at 2101 Ken Pratt Boulevard, Suite 102, Longmont, Colorado 80501, and its telephone number is (303) 827-0200. For further information concerning Logix see "SUMMARY SELECTED FINANCIAL DATA--Selected Historical Financial Data of Logix" and "LOGIX FINANCIAL STATEMENTS" on page F-i.

Membership Interests and Principal Holders Thereof


   As of February 6, 2002, a total of 20,998,919 Logix membership units were outstanding. The following table shows the beneficial ownership of Logix membership units as of February 6, 2002, by each manager and executive officer of Logix and the managers and executive officers as a group and by each entity (including any holding company or other group of affiliated institutions) known to Logix to own beneficially more than 5% of the Logix membership units. The individuals and entities listed have, to Logix's knowledge, sale, voting and investment power with respect to all Logix membership units beneficially owned by them. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission.



                                                            Number of     Approximate
                                                            Membership  Percent of Total
                                                              Units        Membership
                                                           Beneficially      Units
Principal Members (Aggregated by Holding Company Group)       Owned       Outstanding
-------------------------------------------------------    ------------ ----------------
Principal Holders
Friendly Capital Partners/(1)/............................   1,886,792        8.99%
Sdao Family LLC/(2)/......................................   1,506,176        7.17%
Managers and Executive Officers
A. Anthony Sdao/(2)/......................................   6,864,949       32.69%
Scott Bahneman............................................   5,285,000       25.17%
Kristin DelMonte..........................................     200,000        0.95%
Daniel Lykken.............................................     400,000        1.90%
Brian Shanahan............................................     887,382        4.23%
Todd Andersen.............................................     179,219        0.85%
Lana Rozendorf/(3)/.......................................     820,493        3.91%
Warren Trepp/(1)/.........................................           0        0.00%
All managers and executive officers as a group (8 persons)  18,030,011       85.86%

--------

(1) Warren Trepp, a member of Logix's Board of Managers, beneficially owns over 50% of the equity interests of Friendly Capital Partners, L.P. The general partner of Friendly Capital Partners, L.P. is Friendly Capital, Inc. and Warren Trepp is the President of Friendly Capital, Inc.


(2) A. Anthony Sdao, the President of Logix and a member of its Board of Managers, is a Manager of Sdao Family, LLC and together with his wife and two children owns 100% of Sdao Family, LLC.


(3) Membership units owned together with Vladimir Rozendorf as joint tenants with right of survivorship.


                     DESCRIPTION OF CONCORD CAPITAL STOCK

   The following summary description of the capital stock of Concord does not purport to be complete and is qualified in its entirety by the provisions of Concord's restated certificate of incorporation, as amended (Concord Charter), and Concord's by-laws and by the applicable provisions of Delaware corporate law. For information on how to obtain copies of the Concord Charter and by-laws, see ''WHERE YOU CAN FIND MORE INFORMATION.''

Capital Stock


   Under the Concord Charter, the Concord Board has the authority to issue a maximum of 750,000,000 shares of Concord common stock, par value $0.33 1/3 per share. As of February 6, 2002, there were issued and outstanding 508,056,343 shares of Concord common stock.

Dividend Rights

   Holders of Concord common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. Although the Concord Board may declare dividends on Concord common stock, Concord has never paid cash dividends and currently has no plans to pay cash dividends in the future. See ''SUMMARY SELECTED FINANCIAL DATA--Comparative Market Price Data.''

Voting Rights

   Each holder of Concord common stock is entitled to one vote for each share held on any matter submitted to a vote of Concord stockholders, including the election of directors. Concord stockholders do not have cumulative voting rights for the election of directors. All elections and matters submitted to a vote of Concord stockholders are decided by the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote, provided that a quorum is present, except as otherwise required by Delaware corporate law or the Concord Charter.

   Under Delaware law, a corporation's certificate of incorporation may be amended by the affirmative vote of a majority of its outstanding shares entitled to vote upon the amendment, unless the corporation's certificate of incorporation or by-laws specifies a higher percentage. The Concord Charter does not provide for an affirmative vote differing from the statutory requirements.

Change of Control

   The Delaware corporation statute, the Concord Charter and the Concord by-laws contain provisions that could discourage or make more difficult a change of control of Concord.

   Concord Charter and By-laws. Under the Concord by-laws, special meetings of the stockholders may only be called by the Board, the Chairman of the Board, the President or any Vice President. Concord stockholders are not entitled to request a special meeting.

   Delaware General Corporation Law. As a Delaware corporation, Concord is subject to the provisions of Section 203 of the Delaware corporation statute. Generally, this statute prohibits a publicly held Delaware corporation from engaging in a ''business combination'' (as defined in the statute) with an ''interested stockholder'' (as defined in the statute) for a period of three years after the time that such stockholder became an interested stockholder, unless:

    . prior to that time the corporation's board of directors has approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

    . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced (excluding certain specified shares), or

    . at or after the time the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting stock of the corporation (excluding the stock owned by the interested stockholder).

   The statute generally defines a ''business combination'' to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. The statute generally defines an ''interested stockholder'' as a person or entity, other than the corporation and any direct or indirect majority owned subsidiary of the corporation, who (i) owns 15% or more of a corporation's voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three-year period, and the affiliates or associates of such person. Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by that corporation's board of directors.

Liquidation Rights

   In the event of liquidation, dissolution or winding up of Concord, the holders of Concord common stock are entitled to share ratably in all assets of Concord available for distribution to such holders after the payment of all liabilities.

Preemption, Conversion and Redemption

   The holders of Concord common stock have no preemptive rights to purchase additional securities issued by Concord or any conversion rights and the Concord common stock is not subject to calls or further assessments by Concord. The Concord stockholders have no rights to have their shares redeemed by Concord.

Miscellaneous

   The outstanding shares of Concord common stock are, and the shares of Concord common stock to be delivered pursuant to the merger upon delivery will be, duly authorized, validly issued, fully paid and nonassessable. The outstanding shares of Concord common stock are, and the shares of Concord common stock to be delivered pursuant to the merger upon notice of issuance will be, listed on Nasdaq. State Street Bank & Trust operating through Equiserve Limited Partnership, its service agent, is the transfer agent and registrar for Concord common stock.

        COMPARISON OF RIGHTS OF LOGIX MEMBERS AND CONCORD STOCKHOLDERS

   After consummation of the merger, the holders of Logix membership units who receive Concord common stock under the terms of the merger agreement will become stockholders of Concord. The rights of Logix members are presently governed by the Colorado Limited Liability Company Act, Logix's articles of organization (Logix Charter) and the Logix amended and restated operating agreement (Logix operating agreement). As stockholders of Concord, their rights following the consummation of the merger will instead be governed by the Delaware corporation statute, the Concord restated certificate of incorporation, as amended (Concord Charter), and the Concord by-laws. Certain differences between the rights of Concord stockholders and Logix members, under their respective governing statutes, charters and other organizational documents, are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the Concord Charter and by-laws, and the Delaware corporation statute, the Logix Charter and Logix operating agreement, and the Colorado limited liability company act.

Size of the Board and Qualifications of Directors/Managers

   Under the Logix operating agreement, there are to be no fewer than one, but no more than nine managers. Under the Concord by-laws, there are to be no fewer than one, but no more than 13 directors. There are no stated restrictions on Board composition, or on Board member eligibility for either Logix or Concord. However, see "--Quorum and Voting of Board Members" below.

Quorum and Voting of Board Members

   Under the Logix operating agreement, managers holding a majority of the membership units represented on the Logix Board of Managers constitutes a quorum for transaction of business and, unless otherwise specifically set forth, all decisions of the Logix Board of Managers are made by the affirmative vote of a majority of the membership units beneficially owned by the managers. Under the Concord by-laws, a majority of the directors constitutes a quorum for the transaction of business and, unless otherwise specifically provided by law, by the Concord Charter or its by-laws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Board Meetings

   Under both the Logix operating agreement and the Concord by-laws there are no location restrictions on any meetings of the Board, regular or special. Under the Logix operating agreement special meetings may be called by the Chief Executive Officer, the President or Secretary on the written request of one or more of the managers, and require three days notice. Under the Concord by-laws, special meetings may be called by the Chairman or the President, or by the Secretary after receiving a written request from two or more Board members, and require two days notice.

Removal of Directors/Managers

   Under the Logix operating agreement, managers may be removed with or without cause by the holders of 70% of the Logix membership units. Under the Concord by-laws, a majority of the holders of Concord shares entitled to elect directors is required to remove directors.

Action by Committees

   Under the Logix operating agreement, any committees of the Logix Board of Managers may take any action which the Board could otherwise take, except that no committee shall have the power to amend the Logix operating agreement and, unless a resolution of the Logix Board of Managers expressly provides, no committee shall have the power to declare a distribution. Concord's by-laws provide, consistent with Delaware law, that no committee may have the power or authority to amend the corporation's certificate of incorporation, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommend to the stockholders a dissolution of the corporation or a revocation of a dissolution or amend the by-laws of the corporation.

Amendments to the Logix Charter and the Concord Charter

   Neither the Logix charter and operating agreement nor the Concord Charter and by-laws provide for an affirmative vote differing from the applicable statutory requirements with respect to charter amendments. Colorado law requires that a proposed charter amendment be approved by written consent of all of a limited liability company's members. Delaware law requires that a proposed charter amendment be approved by a majority of the outstanding stock entitled to vote upon the amendment and, under certain circumstances, a majority of the outstanding stock of each class entitled to vote thereon.

Amendments to the Logix Operating Agreement or the Concord By-laws

   With certain specified exceptions, the Logix operating agreement provides that any amendment to it requires the vote of 70% of the Logix membership units. Under the Concord by-laws, any amendment to the by-laws may be made by a majority of either the Board or the stockholders entitled to vote thereon.

Restrictions on Adoption of a Plan of Merger

   Under the Logix operating agreement, a vote of 70% of the outstanding Logix membership units is required to adopt a plan of merger. The Concord Charter and by-laws do not contain a similar restriction.

Restrictions on Special Meetings of the Members/Stockholders

   Under the Logix operating agreement, members holding at least 5% of the outstanding Logix membership units may call special meetings of the members. Under the Concord by-laws, special meetings may only be called by the Board, the Chairman of the Board, the President or any Vice President. Logix members will thus lose their ability to call special meetings if they approve the merger.

   Also, under the Logix operating agreement, a special meeting of the members could occur at any place either within or outside the State of Colorado. Unless otherwise determined by the Board of Directors of Concord, under the Concord by-laws all meetings must occur in the State of Tennessee.

Notice of Meetings

   Under the Logix operating agreement, notice is to be delivered to Logix members no fewer than five days in advance of a meeting. Under the Concord by-laws, stockholders may receive notice no fewer than 10 days in advance of any meeting.

Preemptive Rights

   Under the Logix operating agreement, each Logix member was granted a right of first refusal to purchase his pro-rata share of all or any part of any membership units which Logix might, from time to time, propose to sell and issue. The Concord by-laws contain no such provision.

Transfer Restrictions

   Under the Logix operating agreement there are restrictions on the transfer of Logix membership units, including rights of first refusal held by Logix and the Logix members. Concord's by-laws contain no transfer restrictions. However, see ''--Transactions with Interested Stockholders'' below.

Transactions with Interested Stockholders

   As a publicly held corporation, Concord is subject to Section 203 of the Delaware corporation statute. For more information on Section 203 of the Delaware Corporation Statute see ''DESCRIPTION OF CONCORD CAPITAL STOCK--Change of Control.''

   Logix is not a publicly held Delaware corporation and accordingly is not subject to Section 203 of the Delaware corporation statute.

                                    EXPERTS

   The consolidated financial statements of Concord EFS, Inc. and subsidiaries at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in Concord's Current Report on Amendment No.1 to Form 8-K dated April 16, 2001, incorporated by reference in this registration statement and the related prospectus and proxy statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which, as to the years 2000, 1999 and 1998, are based in part on the reports of other independent auditors. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

   The financial statements of Logix as of December 31, 2000, included in this registration statement, of which this proxy statement and prospectus are a part, have been reviewed by Gordon, Hughes & Banks, LLP, independent accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                LEGAL OPINIONS

   The validity of the shares of Concord common stock being offered hereby will be passed upon for Concord by Marcia E. Heister, its General Counsel. Marcia E. Heister is General Counsel and Assistant Secretary of Concord and holds options for shares of Concord's common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

   Concord files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Logix is not required to file annual, quarterly or other reports with the SEC. You may read and copy any reports, statements or other information filed by Concord at the public reference facilities of the SEC in Washington D.C., Chicago, Illinois and New York, New York. The SEC's Public Reference in Washington D.C. is located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Concord's SEC filings are also available to the public from commercial document retrieval services. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, like Concord, that file electronically with the SEC. The website maintained by the SEC is ''http://www.sec.gov''. Concord's common stock is listed on Nasdaq, and you can read and inspect Concord's filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

   Concord has filed with the SEC a registration statement on Form S-4 to register the Concord common stock to be issued pursuant to the merger agreement. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Concord in addition to being a proxy statement of Logix for the special meeting. As allowed by SEC rules, this proxy statement and prospectus does not contain all the information you can find in the registration statement and the exhibits to the registration statement.

   The SEC allows Concord to ''incorporate by reference'' information into this proxy statement and prospectus, which means that Concord can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement and prospectus, except for any information superseded by information in this proxy statement and prospectus. This proxy statement and prospectus incorporates by reference the documents set forth below that Concord has previously filed with the SEC. These documents contain important business and financial information about Concord that is not included in this proxy statement and prospectus.

   Concord SEC Filings (File No. 0-13848)

    . Annual Report on Form 10-K (including the Annual Report to Stockholders attached thereto as Exhibit 13) for the year ended December 31, 2000, including Amendment No. 1 thereto filed as Form 10-K/A on June 18, 2001.

    .  Definitive Proxy Statement on Form 14A filed on April 24, 2001.

    . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

    . Current Reports on Form 8-K filed on February 15, 2001 (including Amendment No. 1 to such Form 8-K filed as Form 8-K/A on April 16, 2001), July 18, 2001 and January 22, 2002.


   Concord also hereby incorporates by reference all additional documents that Concord files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and prospectus and the date of the special meeting.

   Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   If you are a stockholder of Concord, Concord may have sent you the documents incorporated by reference, but you can obtain any of them through Concord or the SEC. Documents incorporated by reference are available from Concord without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement and prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement and prospectus by requesting them in writing or by telephone from Concord at the following address:

                               Concord EFS, Inc.
                         Attention: Thomas J. Dowling
                            2525 Horizon Lake Drive
                                   Suite 120
                           Memphis, Tennessee 38133
                                (901) 380-8300
                           email: Investor@efsnb.com


   SEC rules require us to advise you that if you would like to request documents from Concord, you must do so by February 11, 2002 to receive them before the special meeting. However, we have enclosed copies of the Concord documents listed above with this proxy statement and prospectus.


   The Board of Managers of Logix does not intend to bring any other matters, and does not know of any other matters to be brought, before the special meeting.

   This proxy statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. By delivering this proxy statement and prospectus or distributing any securities pursuant to it, neither Concord nor Logix intends to create any implication that there have been no changes in their respective affairs since the date of this proxy statement and prospectus or that the information contained in it is correct as of any subsequent date.


   You should rely solely on the information contained or incorporated by reference in this proxy statement and prospectus. Neither Concord nor Logix has authorized anyone to provide you with information that is different from what is contained in this proxy statement and prospectus. All information contained in this proxy statement and prospectus with respect to Logix and its subsidiaries has been provided by Logix, and all information contained (or incorporated by reference) in this proxy statement and prospectus with respect to Concord and its subsidiaries has been provided by Concord. Neither Concord nor Logix warrants the accuracy of information relating to the other party. This proxy statement and prospectus is dated February 7, 2002.

                          LOGIX FINANCIAL STATEMENTS


                           THE LOGIX COMPANIES, LLC

           Financial Statements for the Year Ended December 31, 2000
                      and Independent Accountants' Report

                Nine Months Ended September 30, 2001 UNAUDITED

                           THE LOGIX COMPANIES, LLC
                               AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

                               TABLE OF CONTENTS

                                                            PAGE(S)
                                                            -------
             Independent Accountants' Report...............    F-1
             Consolidated Balance Sheet....................  F-2-3
             Consolidated Statement of Operations..........    F-4
             Consolidated Statement of Members' Equity.....    F-5
             Consolidated Statement of Cash Flows..........    F-6
             Notes to the Consolidated Financial Statements    F-7

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Members
The Logix Companies, LLC and Subsidiaries
Longmont, Colorado

We have reviewed the accompanying consolidated balance sheet of The Logix Companies, LLC and Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, members' equity and cash flows for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of The Logix Companies, LLC and Subsidiaries.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States.

The Logix Companies, LLC and each of its subsidiaries are considered partnerships for federal income tax purposes. Therefore, these entities have not recorded any federal income tax expense in the accompanying financial statements. As pass-through entities, income of the subsidiaries flows into The Logix Companies, LLC and is taxed to the LLC's members in their respective income tax returns.

                                          GORDON, HUGHES & BANKS, LLP

Englewood, Colorado
June 26, 2001

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                               December 31, 2000

                              ASSETS
  CURRENT ASSETS
     Cash and cash equivalents................................... $   94,830
     Accounts receivable.........................................     89,320
     Inventories.................................................    227,724
     Accrued interest receivable.................................     35,265
     Prepaid expenses............................................     54,000
     Member receivables..........................................     64,017
                                                                  ----------
         Total current assets....................................    565,156
  PROPERTY AND EQUIPMENT
     Property and equipment......................................    632,334
     Accumulated depreciation....................................    (64,834)
                                                                  ----------
         Net property and equipment..............................    567,500
  OTHER ASSETS
     Deposits and other..........................................     97,605
     Note receivable--RBSI, Inc..................................  1,000,000
     Note receivable--related party..............................     28,000
     Investment in HIS Financial Services Corporation............  1,916,991
     Intangible assets, less accumulated amortization of $10,388.    207,388
                                                                  ----------
         Total other assets......................................  3,249,984
                                                                  ----------
  TOTAL ASSETS................................................... $4,382,640
                                                                  ==========

           See the accompanying notes and accountants' review report

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                               December 31, 2000

                   LIABILITIES AND MEMBERS' EQUITY
       CURRENT LIABILITIES
          Accounts payable.................................... $  322,246
          Accrued expenses....................................     81,128
          Lines of credit.....................................    232,005
          Accrued interest--related parties...................    134,213
          Notes payable--related parties......................    226,760
          Current portion of notes payable....................  1,141,683
          Current portion of capital lease obligations........     14,689
                                                               ----------
              Total current liabilities.......................  2,152,724
       LONG-TERM LIABILITIES
          Notes payable, net of current portion...............     39,248
          Capital lease obligations, net of current portion...     44,366
          Accrued salaries payable............................    238,667
                                                               ----------
              Total long-term liabilities.....................    322,281
                                                               ----------
              Total liabilities...............................  2,475,005
       MEMBERS' EQUITY........................................  1,907,635
                                                               ----------
          TOTAL LIABILITIES AND MEMBERS' EQUITY............... $4,382,640
                                                               ==========


           See the accompanying notes and accountants' review report

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 2000

     REVENUE
        Equipment sales...................................... $   372,910
        Transaction processing...............................     941,878
                                                              -----------
            Total revenue....................................   1,314,788
     COST OF GOODS
        Cost of equipment....................................     214,256
        Cost of transaction processing.......................     820,086
                                                              -----------
            Total cost of goods..............................   1,034,342
                                                              -----------
            Gross profit.....................................     280,446
     EXPENSES
        General and administrative...........................   1,700,071
        Research and development.............................   1,031,824
        Interest expense.....................................     157,287
        Depreciation and amortization........................      74,526
        Equity in loss of HIS Financial Services Corporation.      27,680
                                                              -----------
            Total expenses...................................   2,991,388
                                                              -----------
     (LOSS) FROM OPERATIONS..................................  (2,710,942)
     OTHER INCOME (LOSS)
        Interest and other income............................      49,411
        (Loss) on sale of investments........................     (95,386)
                                                              -----------
                                                                  (45,975)
                                                              -----------
        Net (loss)........................................... $(2,756,917)
                                                              ===========


           See the accompanying notes and accountants' review report

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
                     For the Year Ended December 31, 2000

        Members' equity--beginning of year................. $   (12,973)

        Net (loss).........................................  (2,756,917)

        Cash investment in response to capital calls.......   2,431,607
        Debt conversion in response to capital calls.......   1,895,026
        Member receivables in response to capital calls....      63,467
                                                            -----------
           Total contributed through capital calls.........   4,390,100

        Membership interests issued for member receivables.         550
        Membership interests issued to acquire subsidiaries     186,875
        Membership interest sold for cash..................     100,000
                                                            -----------
        Members' equity--end of year....................... $ 1,907,635
                                                            ===========

           See the accompanying notes and accountants' review report

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                     For the Year Ended December 31, 2000

Cash Flows From Operating Activities Net (loss).................................... $(2,756,917)
   Adjustments to reconcile net (loss) to net cash (used) by operating activities:
       Depreciation and amortization...............................................      74,526
       Loss from sale of investments...............................................      95,386
       Equity in loss of HIS Financial Services Corporation........................      27,680
   (Increase) in:
       Accounts receivable.........................................................     (71,294)
       Inventories.................................................................    (136,710)
       Prepaid expenses and other..................................................     (65,538)
   Increase in:
       Accounts payable............................................................     274,035
       Accrued expenses............................................................     292,607
                                                                                    -----------
Net cash (used) by operating activities............................................  (2,266,225)
                                                                                    -----------

Cash Flows From Investing Activities
   Advances to RBSI, Inc...........................................................  (1,000,000)
   Acquisition of investment in HIS Financial Services Corporation.................    (750,000)
   Proceeds from sale of investments...............................................       9,614
   Net cash received from purchase of Integrated Business Services, LLC............     174,680
   Net cash received from purchase of Affiliated Merchant Services, LLC............      12,154
   Acquisition of merchant portfolios and customer contracts.......................     (87,701)
   Acquisition of other company interests..........................................     (18,100)
   Purchase of property and equipment..............................................    (220,469)
                                                                                    -----------
Net cash (used) by investing activities............................................  (1,879,822)
                                                                                    -----------

Cash Flows From Financing Activities
   Line of credit, net activity....................................................     232,005
   Proceeds from long-term debt....................................................      34,340
   Principal reduction on long-term debt...........................................    (572,485)
   Proceeds from related party debt................................................   2,489,093
   Principal reduction on notes payable--related party.............................     (71,716)
   Reduction of obligations under capital leases...................................      (7,601)
   Capital contributions by members................................................   2,105,126
                                                                                    -----------
Net cash provided by financing activities..........................................   4,208,762
                                                                                    -----------

Net increase in cash...............................................................      62,715

Cash and cash equivalents, beginning of year.......................................      32,115
                                                                                    -----------
Cash and cash equivalents, end of year............................................. $    94,830
                                                                                    ===========

           See the accompanying notes and accountants' review report

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                   NOTES TO FINANCIAL CONSOLIDATED STATEMENT


NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

   The Logix Companies, LLC and Subsidiaries (the "Company" or "Logix") is a service provider for automated bank transaction machines ("ATMs"), credit and debit card transaction processing, automated check processing, customer identification ("ID") terminals and customer data bases. The Company also sells ATMs, credit card and ID terminals. The Company has been conducting business through various predecessor companies since 1999. Since inception, the Company has engaged in substantial research and development for new uses of ID and credit card terminals and in the acquisition of other companies engaged in similar or strategically related businesses. The Company's customers consist primarily of retail merchants and banks and are located in various states with a concentration in Pennsylvania and Colorado.

Liquidity and Financial Condition

   From inception through December 31, 2000, the Company has had operating losses of approximately $2,700,000. At December 31, 2000, the Company has a negative working capital of approximately $1,600,000. Cash from equity investors and loans from the two majority owners have substantially funded operations, including research and development costs. The Company's ability to continue its operations is dependent on the continuation of such funding. The Company intends to raise additional equity funding from other private investing sources, though its ability to obtain such funding cannot be assured. Until the Company attains profitability, its future operations are dependent upon the availability of additional funds from the equity owner group and the ability of the Company to attract additional private capital. The ultimate outcome of this matter is not determinable at this time.

Basis of Consolidation

   The consolidated financial statements include the accounts of The Logix Companies, LLC and its wholly owned subsidiaries. As of December 31, 2000, wholly owned subsidiaries consist of IDLogix, LLC, Lavinna Company, LLC, PaymentLogix, LLC, ATMLogix, LLC, CheckLogix, LLC and EFTLogix, LLC. All significant intercompany balances and transactions are eliminated.

Investment in Unconsolidated Companies

   Investments in business entities in which the Company does not have a majority ownership or the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method. Under the equity method, the Company records its share of the investee's net income or (loss) as an increase or (decrease) of its investment less its share of dividends or distributions from the investee. Investments in business entities in which the Company owns less than 20% of the company are recorded using the cost basis of the investment. Under the cost method, the Company's share of net income of loss is not recorded. The Company's share of the investee's dividends or distributions is recorded as income on the accrual basis.

Use of Estimates

   In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Combinations

   The Company has accounted for its purchases of other business entities using the purchase method of accounting. Under the purchase method, the Company records the estimated fair value of the assets and liabilities of the acquired business and any excess of the purchase price over the fair value is allocated to goodwill and

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                   NOTES TO FINANCIAL CONSOLIDATED STATEMENT

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Business Combinations (continued)

other intangible assets. Intangible assets may include items such as customer lists or non-compete agreements. The results of operations of the acquired businesses are included in operations of the Company from the date of acquisition.

   Amortization of goodwill is provided on a straight-line basis over fifteen years. Amortization of merchant and customer contracts is provided on a straight-line basis over their estimated useful lives, ranging from four to ten years, based on the Company's estimate of the undiscounted cash flow. Amortization expense totaled $10,094 for the year ended December 31, 2000.

Revenue and Cost of Service Recognition

   Transaction processing revenues are recognized at the time the merchant's transactions are processed or the ATM is serviced. Costs of service are recognized at the time of processing and include interchange fees paid to the credit card issuing bank, VISA and MasterCard assessments, telecommunications expenses and merchant account processing fees.

   Revenues related to the direct sale of ATM equipment, ID terminals and credit card authorization equipment are recognized when the equipment is delivered, installed and functioning. Costs of sales include costs of machines, components and machine assembly labor, if applicable.

   Additional revenue sources include processing fees related to the ownership of ATM equipment and software applications. The cost of the equipment is depreciated over its estimated useful life.

Cash and Cash Equivalents

   Cash and cash equivalents consist primarily of cash held in financial institutions and highly liquid investments with maturities of three months or less when purchased.

Restricted Cash

   Restricted cash represents funds held-on-deposit with certain financial institutions pursuant to agreements to cover potential merchant losses. These amounts are included in the financial statements as "deposits" and totaled $75,000 at December 31, 2000.

Financial Instruments and Concentration of Credit Risk

   The Company's financial instruments at December 31, 2000 consist primarily of cash and cash equivalents, trade receivables, and loans payable to financial and lending institutions. Due to the short maturities of the cash and cash equivalents and the current nature of trade receivables, carrying amounts approximate the respective fair values. The loans payable are primarily variable rate instruments at terms the Company believes would be available if similar financing were obtained from another third party. As such, their carrying amounts also approximate their fair value.

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade receivables.

   The Company's cash and cash equivalents consist of demand deposits and interest-bearing accounts, held by numerous financial institutions, whose balances may periodically exceed insured limits for short periods of time.

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                   NOTES TO FINANCIAL CONSOLIDATED STATEMENT

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments and Concentration of Credit Risk (continued)

The Company has an agreement in place that allows a sweep of the account balances into an investment account not covered by the Federal Deposit Insurance Corporation.

   Trade receivables are primarily comprised of amounts due from merchants and represent the discount earned, after related interchange fees, on transactions. Such balances are collected from the merchants and received through the clearing and settlement banks within thirty days following the end of each month. Concentrations of credit risk with respect to trade receivables are limited, due to the large number of entities comprising the customer base and the ongoing credit evaluations conducted to monitor the status of a customer's financial condition. The Company believes that the diversification of its merchant portfolio among industries and geographic regions reduces its risk of loss.

Allowance for Bad Debts

   The Company's merchant customers have liability for charges disputed by cardholders. However, in the case of merchant insolvency, bankruptcy or other nonpayment, the Company may be liable for any such charges disputed by cardholders. The Company considers historical loss experience in establishing reserves for estimated credit losses on transactions processed. As of December 31, 2000, the reserve balance was $0.

Inventory

   Inventory consists of electronic ID terminals, credit card terminals and ATM equipment held for sale. The inventory is stated at the lower of cost or market, cost being determined using the first-in, first-out method.

Property and Equipment

   Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method for financial reporting purposes and primarily accelerated methods for tax purposes. For financial reporting purposes, equipment is depreciated over three to ten years. Leasehold improvements and property acquired under capital leases are amortized over the useful life of the asset or the lease term, whichever is shorter. Expenditures for renewals and improvements that extend the useful life are added to the property and equipment accounts. The cost of point of sale equipment rented to merchants under operating leases is capitalized and depreciated over three years.

Income Taxes

   The Company is taxed as a partnership under the Internal Revenue Code. In lieu of federal income taxes, the members of the LLC are taxed on their proportionate share of the LLC's taxable income. Therefore, no provision or liability for Federal or State income taxes related to the operations has been included in these financial statements.

Impairment of Long-lived Assets

   In accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of," all long-lived assets are evaluated for indications of impairment based on the undiscounted cash flows of the related business or merchant and customer

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                   NOTES TO FINANCIAL CONSOLIDATED STATEMENT

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-lived Assets (continued)

contracts purchased. If the evaluation indicates that the net carrying amount may not be recoverable, the impaired asset is written down to its estimated carrying value as determined by the discounted cash flows over the projected remaining life of the underlying assets. No impairment has been recorded as of December 31, 2000.

NOTE 2--NOTE RECEIVABLE

   On August 21, 2000, the Company loaned $500,000 to RBSI, an unrelated party, under a convertible promissory note. RBSI is in the business of ATM and EFT processing including transaction processing and management. The Company loaned an additional $500,000 on September 20, 2000. Terms of the convertible promissory note included interest at 1.0% above the prime lending rate as published in the Wall Street Journal, three equal monthly payments of $100,000 commencing November 21, 2000 and repayment of the remaining principal and any accrued interest due on February 21, 2001. The Company had the right, at any time after November 21, 2000, to convert any or all of the outstanding principal balance into shares of common stock of RBSA (a subsidiary of RBSI). As of December 31, 2000, the Company has recorded accrued interest relating to this note totaling $35,265.

   On January 21, 2001, the Company exchanged the entire principal balance and accrued interest totaling $1,045,347, plus cash of $204,653, for 615 shares of RBSA, which represented 41% of the outstanding common shares of RBSA. On May 15, 2001 the Company subscribed to purchase an additional 610 shares of RBSA, representing 12.23% of the outstanding common shares, paying cash of $250,000 on June 4, 2001 and on June 22, 2001. In addition, the Company acquired an additional 16.67% of the outstanding common shares of RBSA from an officer of RBSA on May 18, 2001, bringing EFT's ownership to 69.9% of outstanding common shares. Purchase price for the 16.67% included cash of $23,940 and a promissory note for $181,060.50.

NOTE 3--BUSINESS FORMATIONS AND ACQUISITIONS

   Round Two, LLC dba IDLogix, LLC ("IDLogix") was formed as a Colorado limited liability company on November 15, 1999. The entity's operations include the sale of electronic identification verification equipment ("ID terminals") and maintenance of customer databases for clients. On June 22, 2000, the owners of IDLogix assigned all rights, title and interest in the entity to The Logix Companies, LLC in return for ownership interests in Logix.

   On May 1, 2000, a company that later was renamed Lavinna Company, LLC ("Lavinna") was formed as a Colorado limited liability company. Lavinna assembles and sells ID terminals, and performs research and development for ID terminals. On June 22, 2000, the owners of Lavinna Company, LLC assigned all rights, title and interest in the entity to The Logix Companies, LLC in return for ownership interests in Logix.

   On June 22, 2000, The Logix Companies, LLC ("Logix") was formed as a Colorado limited liability company to function as the holding company for existing and future acquisitions.

   On June 22, 2000, Logix formed, as a 100% owned subsidiary, PaymentLogix, LLC ("Payment"), a Colorado limited liability. Effective July 1, 2000, Payment acquired certain assets and assumed certain liabilities from Affiliated Merchant Services, LLC. These assets are used by Payment to sell and service the transactions of credit card terminals. Effective July 1, 2000, Payment acquired the assets of Affiliated Merchant Services, LLC. The acquisition was accounted for under the purchase method of accounting and the net assets and results of

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--BUSINESS FORMATIONS AND ACQUISITIONS (continued)

operations are included in the consolidated financial statements from the date of acquisition. Total consideration paid was a 1.25% interest in Logix valued at $2,875 at the date of acquisition. Assets acquired and liabilities assumed have been recorded at their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired of $17,975 was allocated to goodwill.

   On June 22, 2000, Logix formed, as a 100% owned subsidiary, ATMLogix, LLC ("ATM"), a Colorado limited liability company. Effective July 1, 2000, ATM purchased certain assets and assumed certain liabilities from Integrated Business Services, LLC. These assets are used by ATM to own or service other merchants' automated transaction machines ("ATM equipment"). Effective July 1, 2000, ATM acquired the assets of Integrated Business Services, LLC. The acquisition was accounted for under the purchase method of accounting and the net assets and results of operations are included in the consolidated financial statements from the date of acquisition. Total consideration was an 8.75% interest in Logix valued at $20,000 at the date of acquisition and $280,000 in cash. The principal asset acquired was the portfolio of merchant contracts for $17,000. Assets acquired and liabilities assumed have been recorded at their estimated fair values. The principal asset acquired was the portfolio of merchant contracts. The excess of the purchase price over the fair value of the net assets acquired of $48,000 was allocated to goodwill. This entity provides services as a "switch" for transaction settlement of ATM transactions.

   On August 4, 2000, Logix formed, as a 100% owned subsidiary, EFTLogix, LLC ("EFT"), a Colorado limited liability company. During 2000, EFT loaned monies to an unrelated company. As discussed in Note 2, the outstanding principal and accrued interest related to this loan was converted into 41% of the common stock of the debtor company on January 21, 2001. On May 18, 2001, EFT purchased additional common shares from an unrelated shareholder of the company, bringing EFT's total investment to 69.9%.

   On September 7, 2000, Logix formed, as a 100% owned subsidiary, CheckLogix, LLC ("Check"), a Colorado limited liability company. Effective November 21, 2000, the Company through Check acquired a 42.79% interest in HIS Financial Services, which provides merchant check debit services. This investment is accounted for using the equity method.

NOTE 4--INTANGIBLE ASSETS

   The Company has purchased various merchant portfolios and customer contracts, and the related servicing rights for electronic authorization and payment processing. The Company's operating results reflect revenues from these purchases from the effective dates of the acquisitions. During 2000, the Company purchased merchant portfolios and customer contracts from outside parties for $87,701.

   Intangible assets, including merchant portfolios and contracts, at December 31, 2000 consist of the following:

Goodwill............................ $ 69,475
Non-compete covenant................   25,500
Customer list and merchant contracts  104,701
Other intangibles...................   18,100
                                     --------
                                      217,776
Accumulated amortization............  (10,388)
                                     --------
                                     $207,388
                                     ========

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5--INVESTMENT IN HIS FINANCIAL SERVICES CORPORATION

   On November 21, 2000, the Company through Check purchased 42.79% of HIS Financial Services ("HIS") Series C Preferred stock. The preferred stock is convertible at the option of the holder, at any time, into shares of common stock at the initial conversion ratio of 1:1, and indirectly gives Check a dominant, though not controlling, ownership position in HIS. Total consideration paid included a note payable of $1,030,672, cash of $750,000 and a 2.62% interest in Logix valued at $164,000 at the date of acquisition. Under the equity method of accounting, Logix's share of the HIS's 2000 operating loss, totaling $27,680, has been recorded in the accompanying financial statements.

   The following is a summary of HIS's financial position at December 31, 2000 and results of operations from the date of investment through December 31, 2000:

                       Financial Position:
                          Total assets....... $1,517,027
                          Total liabilities..     78,201
                                              ----------
                              Net Assets..... $1,438,826
                                              ==========
                       Results of Operations:
                          Revenues........... $  109,053
                          Expenses...........    173,742
                                              ----------
                              Net (Loss)..... $  (64,689)
                                              ==========

NOTE 6--PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 2000 consist of:

                       Computers............... $243,239
                       Office equipment........  158,112
                       Rental equipment........  178,875
                       Vehicles and other......   52,108
                                                --------
                                                 632,334
                       Accumulated depreciation  (64,834)
                                                --------
                                                $567,500
                                                ========

   Depreciation expense for the year ended December 31, 2000 was $64,432.

NOTE 7--CAPITAL LEASE OBLIGATIONS

   The Company is obligated under leases for the use of operating equipment. Because the terms and various options contained in the leases effectively have created financing arrangements, the Company is required to record these transactions as capital leases. Lease payments were approximately $1,550 per month including imputed interest at rates that vary from 10% to 11%. The cost of capitalized leased equipment was $66,656 at December 31, 2000. Amortization for the equipment for the year ended December 31, 2000 is included in amounts reported as depreciation expense.

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7--CAPITAL LEASE OBLIGATIONS (continued)

   Minimum lease payments under the obligations are as follows:

               Year Ended December 31,
               -----------------------
               2001................................... $ 18,596
               2002...................................   17,437
               2003...................................   15,774
               2004...................................   14,070
               Thereafter.............................    4,122
                                                       --------
               Total minimum lease payments...........   69,999
               Less: Amount representing interest.....  (10,944)
                                                       --------
               Present value of minimum lease payments   59,055
               Less: current portion..................  (14,689)
                                                       --------
                                                       $ 44,366
                                                       ========

NOTE 8--LINES OF CREDIT

   Lines of credit at December 31, 2000 consist of the following:

Revolving line of credit of $50,000, payable in monthly interest-only installments, accruing interest at prime plus 1.5% per annum (currently 11.0%), outstanding principal balance and unpaid interest due April 30, 2001, secured by all assets of
Logix, including accounts, contract rights, inventory and equipment. This line of
credit was repaid after December 31, 2000.                                           $45,165

Revolving line of credit of $100,000, payable in monthly interest-only installments, accruing interest at prime plus 1.0% per annum (currently 10.5%), due on demand, secured by all assets of Logix including accounts, contract rights, inventory and
equipment.                                                                            99,260

Revolving line of credit of $100,000, payable in monthly interest-only installments, accruing interest at prime plus 0.5% per annum (currently 10.0%), due on demand, secured by all assets of Logix including accounts, contract rights, inventory and
equipment.                                                                             87,580
                                                                                     --------
                                                                                     $232,005
                                                                                     ========

NOTE 9--LONG-TERM DEBT

   Long-term debt at December 31, 2000 consists of the following:

Secured note, payable in accordance with operational cash flow needs per negotiated schedule, accruing interest at the prime rate published in the Wall Street
Journal (currently 9.5%), secured by the investment in preferred stock of HIS
Financial Services Corporation.                                                       $1,030,672

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9--LONG-TERM DEBT (continued)


Secured note, payable in monthly principal and interest payments of $1,140,
bearing an interest rate of 10.0%, due May 10, 2005, secured by equipment.             48,134

Secured note, payable in monthly principal and interest installments of $414,
bearing interest at 8.5%, due May 5, 2004, secured by transportation equipment.        14,666

Secured note, payable in monthly principal and interest payments of $1,850, bearing interest at 10.0%, due April 25, 2003, secured by all assets of Logix
including accounts, contract rights, inventory and equipment.                          49,229

Secured note, payable in monthly principal and interest payments of $540, bearing interest at 10.0%, due November 7, 2003, secured by all assets of Logix including
accounts, contract rights, inventory and equipment.                                    11,786

Secured note, payable in monthly principal and interest payments of $866, bearing interest at 10.0%, due December 9, 2003, secured by all assets of Logix including
accounts, contract rights, inventory and equipment.                                    26,444
                                                                                    1,180,931
Less: current portion                                                              (1,141,683)
                                                                                  -----------
                                                                                  $    39,248
                                                                                  ===========

   Future minimum notes payable amounts are as follows:

Year Ended December 31,
-----------------------
  2001................. $1,141,683
  2002.................      9,899
  2003.................     11,028
  2004.................     12,286
  2005 and thereafter..      6,035
                        ----------
                        $1,180,931
                        ==========

NOTE 10--RELATED PARTY TRANSACTIONS

   As part of the business acquisition described in Note 3, ATM holds a note receivable from an equity owner (member) totaling $28,000. This note bears interest at 9.0% per annum, with any outstanding principal and interest due on July 12, 2002. The note is secured by the limited liability company membership interest of The Logix Companies, LLC received by the seller in the acquisition transaction.

   During 2000, various members of Logix advanced a total of $2,548,267 to the Company. These advances bear interest at 1.0% above the U.S. Bank, N.A. prime rate and are due and payable upon demand. A total of $2,321,507 of the debt was converted to equity on December 31, 2000, leaving a principal balance due at December 31, 2000 at $226,760. Interest accrued during 2000 totals $134,213 and remains unpaid as of December 31, 2000.

   Member receivables result from an additional capital contribution required from the members during 2000. The receivables are non-interest bearing and total $64,017 at December 31, 2000. The member receivables have been collected subsequent to December 31, 2000.

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11--COMMITMENTS, CONTINGENCIES, AND LEASE OBLIGATIONS

Contingencies

   The Company is not party to any pending legal proceedings that, in the opinion of management, would have a material adverse effect on the results of operations or financial position.

Operating Lease Obligations

   The Company has leases for various real property and equipment that expire at various dates through 2006. The future minimum lease commitments for all non-cancelable leases at December 31, 2000, are payable as follows:

                        Year Ended December 31,
                        -----------------------
                          2001................. $214,366
                          2002.................  150,250
                          2003.................  115,535
                          2004.................   78,648
                          2005 and thereafter..  111,418
                                                --------
                                                $670,217
                                                ========

   Rent expense for the year ended December 31, 2000 totaled $76,494.

Employment Agreements

   The Company has signed various employment agreements that expire at various dates. The future minimum commitments for all employment agreements at December 31, 2000, are payable as follows:

                        Year Ended December 31,
                        -----------------------
                                 2001.......... $426,000
                                 2002..........  141,000
                                                --------
                                                $567,000
                                                ========

   Employment expense related to these commitments for the year ended December 31, 2000 totaled $285,000.

NOTE 12--CASH FLOW INFORMATION

   Interest paid during the year ended December 31, 2000 on a cash basis totaled $23,073.

   The Company had the following non-cash investing and financing activities for the year ended December 31, 2000:

Additions to property and equipment financed by
  notes payable.................................. $   162,334

Additions to property and equipment financed by
  capital lease obligations...................... $    66,656

Members' capital contributions satisfied with the
  exchange of member receivables................. $    64,017

Conversion of related party debt to equity....... $ 2,321,507

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12--CASH FLOW INFORMATION (continued)

   Other transactions during December 31, 2000:

         Acquisition of Integrated Business Services, LLC:
            Fair value of assets acquired................. $   834,940
            Liabilities assumed...........................    (640,260)
            Members' equity interest issued...............     (20,000)
                                                           -----------
            Net cash received in acquisition..............    $174,680
         Acquisition of Affiliated Merchant Services, LLC:
            Fair value of assets acquired................. $    59,783
            Liabilities assumed...........................     (44,754)
            Members' equity interest issued...............      (2,875)
                                                           -----------
            Net cash received in acquisition.............. $    12,154
                                                           -----------
         Acquisition of investment in HIS:
            Fair value of interest acquired............... $ 1,944,672
            Members' equity interest issued...............    (164,000)
            Convertible promissory note...................  (1,030,672)
                                                           -----------
            Cash paid to acquire investment............... $   750,000
                                                           -----------

NOTE 13--CAPITAL CONTRIBUTIONS

   During 2000, members contributed $2,431,607 cash, converted related party debt of $1,895,026 and incurred $63,467 of member receivables in response to membership capital calls totaling $4,390,100. The member receivables were paid subsequent to the date of these financial statements.

   On June 22, 2000 membership interests of 5.5% were sold to outside parties for $550 in exchange for member receivables, which remain outstanding as of the date of these financial statements.

   As discussed in Note 3, the Company issued membership interests of 10% on June 22, 2000 valued at $22,875 in connection with acquisitions. On November 11, 2000 a membership interest of 2.62% was issued for $164,000 in connection with an acquisition.

   On December 15, 2000 the Company sold a membership interest of 1% to an outside party for $100,000 cash.

NOTE 14--SUBSEQUENT EVENTS

   As discussed in Note 2, the outstanding principal and accrued interest related to the RBSI, Inc. convertible promissory note was converted into 41% of the common stock of RBSA, Inc. on January 21, 2001. On May 15, 2001 and again on May 18, 2001, the Company purchased additional common shares of RBSA, bringing the Company's total investment to a 69.9% interest in outstanding common shares as of May 18, 2001.

   On August 21, 2001, Check purchased an additional 101,000 shares of HIS Financial Services common stock for $.25 per share from an unrelated party, bringing the Company's total ownership of HIS Financial to 50.57% of outstanding common shares. The total purchase price of the shares was $25,250, paid in three equal payments prior to the issuance of these financial statements.

                   THE LOGIX COMPANIES, LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14--SUBSEQUENT EVENTS (continued)

   On January 1, 2001 Logix issued membership interests totaling 6.0% to new officers for a total of $600,000, of which $150,000 was received in cash with the remaining $450,000 recorded as a note receivable, thereby diluting the interests of existing members.

   On October 1, 2001 Logix issued membership interests totaling 18.17% to outside parties for a total of $2,020,000.80 in cash, thereby diluting the interests of existing members.

   During 2001, certain members contributed debt of $3,801,927 due to them to capital in response to membership capital calls and received additional membership interests.

                           THE LOGIX COMPANIES, LLC
                               AND SUBSIDIARIES

                        UNAUDITED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 2001

                           THE LOGIX COMPANIES, LLC
                            Unaudited Balance Sheet
                              September 30, 2001

ASSETS
Current Assets
   Cash......................................... $   179,896
   Restricted Cash..............................      10,000
   Trade Accounts Receivable....................      57,018
   Subscription Receivable......................   1,350,000
   Other Accounts Receivable....................     122,022
   Prepaid Expenses.............................     105,737
   Inventory....................................     214,018
   WIP Inventory................................      65,981
                                                 -----------
      Total Current Assets......................   2,104,672
Fixed Assets
   ATM Equipment................................     178,875
   Terminal Demo Fleet..........................      24,000
   Computer Equipment...........................     252,845
   Office Equipment.............................     176,379
   Leasehold Improvements.......................       4,685
   Other Fixed Assets...........................      27,423
   Accumulated Depreciation.....................    (154,762)
                                                 -----------
      Total Fixed Assets........................     509,445
   Notes Receivable (LT Portion)................     450,000
   Deposits.....................................      25,761
   Investment in Subsidiaries...................   3,878,610
Intangible Assets
   Goodwill.....................................      69,475
   Non-Compete Agreements.......................      25,500
   Portfolios/Customer Lists....................     104,701
   Accumulated Amortization.....................     (29,142)
                                                 -----------
      Total Intangible Assets...................     170,534
                                                 -----------
TOTAL ASSETS....................................   7,139,022
                                                 ===========
LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
   Trade Accounts Payable.......................     218,331
   Other Accounts Payable.......................     129,753
   Payroll Tax Payable..........................          --
   Salaries Payable.............................          --
   Commissions Payable..........................       6,832
   Bonuses Payable..............................          --
   Notes Payable--Related Parties (ST Portion)..     442,000
   Accrued Expenses.............................     214,848
   Deferred Income..............................          --
                                                 -----------
      Total Short Term Liabilities                 1,011,764
Long Term Liabilities...........................
   Notes Payable--Related Parties (LT Portion)..      59,804
   Deferred Salaries Payable....................     493,083
   HIS Investment Payable.......................     129,348
   Leases Payable (LT Portion)..................      35,370
                                                 -----------
      Total Long Term Liabilities...............     717,605
                                                 -----------
TOTAL LIABILITIES...............................   1,729,369
                                                 ===========
Members' Equity
   Contributed Capital..........................  11,292,328
   Retained Earnings--Prior.....................  (2,809,893)
   Retained Earnings--Current...................  (3,072,782)
                                                 -----------
      Total Members' Equity.....................   5,409,653
                                                 -----------
TOTAL LIABILITIES AND MEMBERS' EQUITY...........   7,139,022
                                                 ===========

                           THE LOGIX COMPANIES, LLC
                       Unaudited Statement of Operations
                                     2001

                            January      February      March        April         May          June         July
                            Actual        Actual       Actual       Actual       Actual       Actual       Actual
-                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
IDLogix Accounts..........        150          150          152          204          384          364          169
IDLogix Transactions......      3,327        7,930       32,545       48,002       47,080       57,436       67,810
TouchLogix Accounts.......         --           --           --            4            4            4           11
TouchLogix Transactions...         --           --           --           --           --           --           --
PaymentLogix Accounts.....        319          325          333          453          467          476          540
PaymentLogix Transactions.     75,616       63,459       77,380      142,159      183,934      184,926      192,375
ATMLogix Accounts.........        152          155          158          160          167          170          172
ATMLogix Transactions.....     73,383       78,807       92,683       87,328       92,211       96,396      101,833
CheckLogix Accounts.......                                                              4            5           17
CheckLogix Transactions...                                                            434        4,279        6,367
EFTLogix Accounts.........      5,302        5,453        5,745        6,427        7,038        7,600        7,934
EFTLogix Transactions.....  1,691,794    1,777,004    2,154,375    2,221,373    2,445,538    2,663,245    2,864,845
HIS Accounts..............         32           34           39           40           45           49           50
HIS Transactions..........     28,001       23,754       29,028       28,377       32,532       31,701       27,652
Equipment Units Sold......        130           29           12           22           35           34          127
Total Accounts Added......        148          160          305          860          816          555          467
Total Accounts Closed.....         --           --            2           --           --           --           --
Total Logix Accounts......      5,955        6,117        6,427        7,288        8,105        8,663        8,876
Total Logix Transactions..  1,770,737    1,848,393    2,264,300    2,411,534    2,676,986    2,909,886    3,131,397
Revenues:
IDLogix Income............        581          849          199        1,302          239          145        1,205
TouchLogix Income.........          0            0            0            0            0            0          267
PaymentLogix Income.......     22,618       22,548       20,387       63,041      102,021      105,171       73,826
ATMLogix Income...........     48,915       41,551       66,820       71,887       55,066       74,468       74,818
CheckLogix Income.........          0            0            0            0            0           78        1,900
EFT Logix Income..........          0            0            0            0           --           --           --
Equipment Sales...........    120,093       35,304       41,355       19,130      263,861       34,718      112,304
Other.....................      2,322        3,443       35,656        2,420        1,340        1,396      (20,757)
Residual Commissions......     (4,873)      (4,879)      (5,375)      (6,133)      (5,911)      (5,875)     (22,520)
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Revenues............ $  189,656.  $   98,816.  $  159,042.  $  151,647.  $  416,616.  $  210,101.  $  221,043.
Cost of Revenues:
IDLogix...................         --           --           --           --           --           --           --
TouchLogix................         --           --           --           --           --           --           --
PaymentLogix..............      9,574       11,442        8,995       47,455       75,441       72,205       59,190
ATMLogix..................     11,805       12,685       12,504       12,852       14,296       13,757       13,724
CheckLogix................         --           --           --            5            1          555        1,836
EFT Logix.................         --           --           --           --           --           --           --
Cost of Equipment Sold....     70,762       16,198       33,608       12,823      203,491       12,628       65,835
Other.....................      2,892        2,356        4,090        4,958        2,122        2,625          712
Total Cost of Revenues.... $   95,033   $   42,681   $   59,197   $   78,093   $  295,351   $  101,770   $  141,297
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Gross Profit.............. $   94,623   $   56,135   $   99,845   $   73,554   $  121,265   $  108,331   $   79,746
Expenses:
Salaries..................    138,932      159,484      155,521      163,187      161,871      149,638      126,688
Commissions...............      8,019        6,840        8,192        5,751        7,963        9,016        9,428
Residuals.................         --          771           42           59           50           46           50
Payroll Tax and Benefits..      8,054       18,869       28,800       29,778       30,969       26,252       23,794
Training & Recruiting.....        108           --           --        1,411           --           40           80
Temporary Salaries........         --           --           --           --        2,876        1,081        4,114
Employee Housing..........      2,839        2,700        2,882        2,882        2,797        2,833        2,831
Total Personnel Expense... $  157,952   $  188,664   $  195,437   $  203,068   $  206,526   $  188,906   $  166,985
Advertising and Marketing.      1,110        8,070        9,520        9,393       11,124        1,502          733
Banking Fees..............        713          956          376          519          668          397        1,003
Commissions-External One
 Time.....................      4,296        3,688        1,897        2,730        2,165        5,873        2,782
Communications............      2,230        5,948        5,570        5,441       17,143        1,390        3,981
Credit Bureau.............        144          299          279          245           95          227           85
Dues and Licensing Fees...        750        4,074          245          769           --           --           --
Insurance.................        950           26          236        1,731        4,107           92        1,228
Occupancy Costs...........     13,747       14,625       20,170       26,633       22,271       21,978       20,452
Office Equipment
 Maintenance..............      7,269          503        3,301        1,108          994           --           50
Postage and Shipping......      3,331        2,992        2,760        7,010        7,403        1,955        6,968
Professional Fees.........     14,254       27,258       12,267       12,153       76,448          858       44,945
Supplies and Materials....     13,485        8,783        7,804        7,462        6,377        6,704        6,005
Taxes.....................        843           77          159          290          337          372          333
Telephone.................      3,792       11,418        5,597       10,014        9,709        6,621        8,828
Terminal Repairs..........     10,165       10,398        9,295        9,811        9,599        9,721        9,614
Travel & Entertainment....     10,241       16,850        6,315       27,772       24,521        9,590       25,868
Other Expenses............         --           --           --           --           --           --          305
Total Operating Expenses.. $  245,272   $  304,629   $  281,228   $  326,149   $  399,487   $  256,186   $  300,165
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Contribution Margin....... $ (150,649)  $ (248,494)  $ (181,383)  $ (252,595)  $ (278,222)  $ (147,855)  $ (220,419)
Other Income & Expenses:
Depreciation..............     12,090       12,106       12,111       12,111       11,778       11,956       11,689
Amortization..............        794          500          794          794          794          794         (806)
Bad Debt (Recovery) Loss..         --           --           --           --           --           --           --
Sale of Asset (Gain) Loss.         --           --           --           --       19,790           --           --
Interest (Income) Expense.      2,648       13,781       18,554       20,951       28,179       30,244       32,373
Misc (Income) Expense.....      4,840        8,439        3,551       (2,310)      21,760        9,033       60,337
Asset Disposal............         --           --           --           --      179,604           --           --
Acquisition Costs.........         --           --           --           --           --           --           --
Minority Interest in HIS..     80,778       36,571       43,005       48,616       49,401       71,479       57,990
Minority Interest in RBSA.         --      (28,832)      (3,276)      (2,471)       2,310           --           --
EFTLogix Minority Interest         --           --           --           --           --           --           --
 Total Other (Income) &
  Expenses................     101,150.      42,565.      74,739.      77,691.     313,616.     123,506.     161,583.
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
 Net Profit (Loss)........ $ (251,799). $ (291,059). $ (256,122). $ (330,286). $ (591,838). $ (271,361). $ (382,002).

                             August     September       YTD          YTD
                             Actual      Actual        Actual      % of Rev
-                          ----------   ----------   -----------   --------
IDLogix Accounts..........        178         186          186
IDLogix Transactions......     72,239      59,351      395,720
TouchLogix Accounts.......         15          20           20
TouchLogix Transactions...         --          --           --
PaymentLogix Accounts.....        558         568          568
PaymentLogix Transactions.    187,482     181,488    1,288,819
ATMLogix Accounts.........        175         172          172
ATMLogix Transactions.....    108,265      95,241      826,147
CheckLogix Accounts.......         65         120          120
CheckLogix Transactions...     50,623      99,614      161,317
EFTLogix Accounts.........      8,344       8,616        8,616
EFTLogix Transactions.....  2,919,106   2,842,375   21,579,655
HIS Accounts..............         98         153          153
HIS Transactions..........     68,959     109,307      379,311
Equipment Units Sold......        127          38          516
Total Accounts Added......        467         467        4,245
Total Accounts Closed.....         --          --            2
Total Logix Accounts......      9,368       9,715        9,715
Total Logix Transactions..  3,229,450   3,182,828   23,425,511
Revenues:
IDLogix Income............        860       4,675       10,055     0.54%
TouchLogix Income.........      2,672         581        3,520     0.19%
PaymentLogix Income.......    102,945      89,433      601,990    32.31%
ATMLogix Income...........     53,660      38,200      525,385    28.20%
CheckLogix Income.........     10,408      20,912       33,298     1.79%
EFT Logix Income..........         --          --           --     0.00%
Equipment Sales...........     72,327      37,559      736,651    39.54%
Other.....................      4,684       1,012       31,516     1.69%
Residual Commissions......    (14,724)     (9,226)     (79,516)  - 4.27%
                           ----------   ----------   -----------   -------
Total Revenues............ $  232,832. $  183,146. $ 1,862,899.  100.00%
Cost of Revenues:
IDLogix...................         --          --           --     0.00%
TouchLogix................         --          --           --     0.00%
PaymentLogix..............     66,333      70,037      420,672    22.58%
ATMLogix..................     13,701      17,514      122,838     6.59%
CheckLogix................      7,418      15,674       25,489     1.37%
EFT Logix.................         --          --           --     0.00%
Cost of Equipment Sold....     38,652      20,159      474,156    25.45%
Other.....................        572       3,583       23,910     1.28%
Total Cost of Revenues.... $  126,676  $  126,967  $ 1,067,065    57.28%
                           ----------   ----------   -----------   -------
Gross Profit.............. $  106,156  $   56,179  $   795,834    42.72%
Expenses:
Salaries..................    125,901     145,581    1,326,803    71.22%
Commissions...............     13,374         415       68,998     3.70%
Residuals.................         15       7,899        8,932     0.48%
Payroll Tax and Benefits..     32,010      23,339      221,865    11.91%
Training & Recruiting.....        750          --        2,389     0.13%
Temporary Salaries........      3,457         319       11,847     0.64%
Employee Housing..........      1,317       1,101       22,182     1.19%
Total Personnel Expense... $  176,824  $  178,654  $ 1,663,016    89.27%
Advertising and Marketing.      1,903       1,461       44,816     2.41%
Banking Fees..............        481         368        5,481     0.29%
Commissions-External One
 Time.....................      8,487       5,456       37,374     2.01%
Communications............      9,625       4,768       56,096     3.01%
Credit Bureau.............         64          93        1,531     0.08%
Dues and Licensing Fees...        149         399        6,386     0.34%
Insurance.................        894       1,647       10,911     0.59%
Occupancy Costs...........     21,236      21,641      182,753     9.81%
Office Equipment
 Maintenance..............        200         581       14,006     0.75%
Postage and Shipping......      4,778       2,679       39,876     2.14%
Professional Fees.........      6,881      41,990      237,054    12.73%
Supplies and Materials....      5,068       3,246       64,934     3.49%
Taxes.....................        145         137        2,693     0.14%
Telephone.................      7,608      11,039       74,626     4.01%
Terminal Repairs..........      9,028       9,143       86,774     4.66%
Travel & Entertainment....     20,934      17,645      159,736     8.57%
Other Expenses............        200          --          505     0.03%
Total Operating Expenses.. $  274,505  $  300,947  $ 2,688,568   144.32%
                           ----------   ----------   -----------   -------
Contribution Margin....... $ (168,349) $ (244,768) $(1,892,734) -101.60%
Other Income & Expenses:
Depreciation..............     11,956      11,956      107,753     5.78%
Amortization..............        528         528        4,720     0.25%
Bad Debt (Recovery) Loss..         --      10,000       10,000     0.54%
Sale of Asset (Gain) Loss.         --          --       19,790     1.06%
Interest (Income) Expense.     30,243       1,047      178,020     9.56%
Misc (Income) Expense.....      6,333      21,614      133,597     7.17%
Asset Disposal............         --      77,878      257,482    13.82%
Acquisition Costs.........         --          --           --     0.00%
Minority Interest in HIS..     58,191      54,924      500,955    26.89%
Minority Interest in RBSA.         --          --      (32,269)   -1.73%
EFTLogix Minority Interest         --          --           --     0.00%
 Total Other (Income) &
  Expenses................     107,251.     177,947.    1,180,048.   63.34%.
                           ==========   ==========   ===========   =======
 Net Profit (Loss)........ $ (275,600). $ (422,715). $(3,072,782). -164.95%.

                           THE LOGIX COMPANIES, LLC
                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
                    For the Period Ended September 30, 2001
                                   Unaudited

            Members' equity--beginning of year.........  1,907,635

            Net (loss)................................. (3,072,782)

            Debt contributed by members................         --
            Cash invested by members...................  6,614,803
            Membership interests issued in subsidiaries
            Membership interests subscribed............

            Members' equity--9.30.01...................  5,409,653

                           THE LOGIX COMPANIES, LLC
                       Unaudited Statement of Cash Flows
                              September 30, 2001

Cash Flows From Operating Activities
   Net (loss)...................................................................... (3,072,782)

   Adjustments to reconcile net (loss) to net cash (used) by operating activities:
       Depreciation and amortization...............................................    112,473
       Loss from sale of investments...............................................     19,790
       Equity in loss of HIS Financial Services Corporation........................    500,955
       Equity in loss of RBSA Incorporated.........................................    (32,269)

   (Increase) in:
       Accounts receivable.........................................................    (89,720)
       Inventories.................................................................    (52,275)
       Prepaid expenses............................................................    (51,737)
       Accrued Interest Receivables................................................     35,265
   Increase in:
       Accounts payable............................................................     25,838
       Accrued expenses............................................................    140,552
       Accrued Interest--Related Parties...........................................   (134,213)
       Deposits and Other..........................................................     71,844
       Salaries Payable............................................................    254,416
Net cash (used) by operating activities............................................ (2,271,863)

Cash Flows From Investing Activities

   Investsments in Subsidiaries.................................................... (1,961,619)
   Purchase of property and equipment..............................................    (49,698)
Net cash (used) by investing activities............................................ (2,011,317)

Cash Flows From Financing Activities

   Line of credit, net activity....................................................   (232,005)
   Repayment of RBSA Incorporated Note.............................................  1,000,000
   Subscriptions Receivable........................................................ (1,285,983)
   Proceeds from (Payments on) Term Debt........................................... (1,051,583)
   Proceeds from related party debt................................................    275,044
   Related Party Receivables.......................................................   (422,000)
   Reduction of obligations under capital leases...................................    (23,685)
   Capital contributions by members................................................  6,118,458
Net cash provided by financing activities..........................................  4,378,246

Net increase in cash...............................................................     95,066

Cash and cash equivalents, beginning of period.....................................     94,830
Cash and cash equivalents, end of period...........................................    189,896

                                                                        ANNEX A

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              CONCORD EFS, INC.,

                              SPARK MERGER CORP.

                                      AND

                           THE LOGIX COMPANIES, LLC

                         Dated as of December 15, 2001

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
ARTICLE I     THE MERGER....................................................   2
   Section 1.1  The Merger..................................................   2
   Section 1.2  Effective Time..............................................   2
   Section 1.3  Effects of the Merger.......................................   2
   Section 1.4  Charter and Bylaws; Directors and Officers..................   2
   Section 1.5  Conversion of Securities and Membership Interests...........   2
   Section 1.6  Delivery of Transmittal Letters and Payment of Cash.........   3
   Section 1.7  Dividends; Transfer Taxes; Withholding......................   3
   Section 1.8  No Fractional Securities....................................   4
   Section 1.9  Abandoned Property..........................................   4
   Section 1.10 Adjustment of Exchange Ratio................................   4
   Section 1.11 No Further Ownership Rights in Company Membership Interests.   4
   Section 1.12 Closing of Company Transfer Books...........................   5
   Section 1.13 Further Assurances..........................................   5
   Section 1.14 Loans.......................................................   5
   Section 1.15 Closing; Closing Deliveries.................................   5
   Section 1.16 Acquisition Transactions....................................   8

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.............   9
   Section 2.1  Organization, Standing and Power............................   9
   Section 2.2  Capital Structure...........................................   9
   Section 2.3  Authority...................................................   9
   Section 2.4  Consents and Approvals; No Violation........................  10
   Section 2.5  SEC Documents and Other Reports.............................  11
   Section 2.6  Registration Statement and Proxy Statement..................  11
   Section 2.7  Actions and Proceedings.....................................  12
   Section 2.8  Required Vote of Parent Stockholders........................  12
   Section 2.9  Brokers.....................................................  12
   Section 2.10 Operations of Sub...........................................  12

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY................  12
   Section 3.1  Organization, Standing and Power............................  12
   Section 3.2  Capital Structure...........................................  12
   Section 3.3  Authority...................................................  13
   Section 3.4  Consents and Approvals; No Violation........................  14
   Section 3.5  Financial Statements........................................  15
   Section 3.6  No Dividends; Absence of Certain Changes or Events..........  15
   Section 3.7  Governmental Permits........................................  17
   Section 3.8  Registration Statement and Proxy Statement..................  17
   Section 3.9  Tax Matters.................................................  18
   Section 3.10 Actions and Proceedings.....................................  19
   Section 3.11 Certain Agreements..........................................  19
   Section 3.12 Employee Benefits...........................................  20
   Section 3.13 Worker Safety and Environmental Laws........................  21
   Section 3.14 Labor Matters...............................................  21
   Section 3.15 Intellectual Property; Software.............................  21
   Section 3.16 Availability of Assets and Legality of Use..................  24
   Section 3.17 Real Property...............................................  24

   Section 3.18 Real Property Leases.............................................. 24
   Section 3.19 Personal Property Leases.......................................... 24
   Section 3.20 Title to Assets................................................... 24
   Section 3.21 Contracts......................................................... 24
   Section 3.22 Status of Contracts............................................... 25
   Section 3.23 Insurance......................................................... 25
   Section 3.24 Budget............................................................ 26
   Section 3.25 Takeover Statutes and Charter Provisions.......................... 26
   Section 3.26 Required Vote of Company Members.................................. 26
   Section 3.27 Acquisition Transactions.......................................... 26
   Section 3.28 Brokers........................................................... 26
   Section 3.29 Hart-Scott-Rodino................................................. 26
   Section 3.30 Bank Act.......................................................... 26
   Section 3.31 Certain Indebtedness.............................................. 26

ARTICLE IV    COVENANTS RELATING TO CONDUCT OF BUSINESS........................... 27
   Section 4.1  Conduct of Business Pending the Merger............................ 27
   Section 4.2  No Solicitation................................................... 28
   Section 4.3  Third Party Standstill Agreements................................. 29

ARTICLE V     ADDITIONAL AGREEMENTS............................................... 29
   Section 5.1  Member Meeting.................................................... 29
   Section 5.2  Preparation of the Registration Statement and the Proxy Statement. 30
   Section 5.3  Access to Information............................................. 30
   Section 5.4  Compliance with the Securities Act................................ 30
   Section 5.5  Fees and Expenses................................................. 30
   Section 5.6  Commercially Reasonable Efforts................................... 31
   Section 5.7  Public Announcements.............................................. 31
   Section 5.8  State Takeover Laws............................................... 31
   Section 5.9  Indemnification of Managers, Directors and Officers............... 31
   Section 5.10 Notification of Certain Matters................................... 32
   Section 5.11 Stock Exchange Listing............................................ 32
   Section 5.12 Indemnity Agreement............................................... 32
   Section 5.13 Allocation of Purchase Price...................................... 32
   Section 5.14 Employee Matters.................................................. 33
   Section 5.15 Interest and Principal Payments................................... 33
   Section 5.16 RBSA.............................................................. 34
   Section 5.17 Lavinna Company, LLC.............................................. 34

ARTICLE VI    CONDITIONS PRECEDENT TO THE MERGER.................................. 34
   Section 6.1  Conditions to Each Party's Obligation to Effect the Merger........ 34
   Section 6.2  Conditions to Obligation of the Company to Effect the Merger...... 34
   Section 6.3  Conditions to Obligations of Parent and Sub to Effect the Merger.. 35

ARTICLE VII   TERMINATION, AMENDMENT AND WAIVER................................... 37
   Section 7.1  Termination....................................................... 37
   Section 7.2  Effect of Termination............................................. 38
   Section 7.3  Amendment......................................................... 38
   Section 7.4  Waiver............................................................ 38

ARTICLE VIII   INDEMNIFICATION.................................................... 39
   Section 8.1  Indemnity Fund.................................................... 39

              Section 8.2  Indemnification from Indemnity Fund... 39
              Section 8.3  Termination of Indemnity Fund......... 40
              Section 8.4  Notice and Determination of Claims.... 40
              Section 8.5  Resolution of Conflicts; Arbitration.. 41
              Section 8.6  Member Representatives................ 42
              Section 8.7  Actions of the Member Representatives. 42
              Section 8.8  Third-Party Claims.................... 42

      ARTICLE IX    GENERAL PROVISIONS............................... 43
         Section 9.1  Survival of Representations and Warranties..... 43
         Section 9.2  Notices........................................ 43
         Section 9.3  Interpretation................................. 43
         Section 9.4  Counterparts................................... 44
         Section 9.5  Entire Agreement; No Third-Party Beneficiaries. 44
         Section 9.6  Governing Law.................................. 44
         Section 9.7  Assignment..................................... 44
         Section 9.8  Severability................................... 44
         Section 9.9  Enforcement of this Agreement.................. 44

                                   EXHIBITS

             Exhibit A Form of Voting Agreement
             Exhibit B Form of Indemnity Escrow Agreement
             Exhibit C [Intentionally omitted]
             Exhibit D Form of Company Affiliate Letter
             Exhibit E Forms of Certification of Non-Foreign Status
             Exhibit F Form of Release
             Exhibit G [Intentionally omitted]
             Exhibit H Form of Company Note
             Exhibit I Form of RBSA Release
             Exhibit J Form of ATMI Release
             Exhibit K Form of HIS Stock Power
             Exhibit L Form of Sdao Employment Agreement

                            TABLE OF DEFINED TERMS

           Defined Term Section                 Section
           --------------------                 -------
           Acquisition Transactions............ Section 1.16(c)
           Acquisition Transactions Payment.... Section 1.16(a)
           Acquisition Transaction Share Number Section 1.5(c)
           Affiliate........................... Section 3.16
           Agreement........................... Introduction
           Allocation Schedule................. Section 5.13(b)
           Balance Sheet Date.................. Section 3.5(a)
           Balance Sheets...................... Section 3.5(b)
           Bank Act............................ Section 2.4
           Blue Sky Laws....................... Section 2.4
           CCAA................................ Section 1.1
           CLLCA............................... Section 1.1
           CRS................................. Section 1.1
           Calculation Period.................. Section 1.5(c)
           Claim Notice........................ Section 8.4(a)
           Claiming Party...................... Section 8.4(a)
           Closing............................. Section 1.15(a)
           Closing Date........................ Section 1.15(a)
           Code................................ Section 1.7
           Company............................. Introduction
           Company Affiliate Letter............ Section 5.4
           Company Agreements.................. Section 3.22
           Company Ancillary Agreements........ Section 3.3
           Company Annual Financial Statements. Section 3.5(a)
           Company Balance Sheet............... Section 3.5(a)
           Company Business Personnel.......... Section 3.14
           Company Charter..................... Section 3.2(a)
           Company Employment Agreements....... Section 3.12(d)
           Company Financial Statements........ Section 3.5(a)
           Company Group....................... Section 3.9(e)
           Company Interim Financial Statements Section 3.5(a)
           Company Letter...................... Section 3.2(c)
           Company Members..................... Section 1.6
           Company Membership Interest......... Recitals
           Company Note........................ Section 1.14
           Company Operating Agreement......... Section 3.2(a)
           Company Outstanding Number.......... Section 1.5(c)
           Company Permits..................... Section 3.7
           Company Plan........................ Section 3.12(c)
           Confidentiality Agreement........... Section 5.3
           Constituent Companies............... Introduction
           Copyrights.......................... Section 3.15(a)(iii)
           Current Activities.................. Section 3.30
           DOL................................. Section 3.14
           Domain Names........................ Section 3.15(a)(iv)
           Effective Time...................... Section 1.2
           Encumbrance......................... Section 3.6(c)(vii)
           ERISA............................... Section 3.12(a)
           ERISA Affiliate..................... Section 3.12(c)

                Defined Term Section         Section
                --------------------         -------
                Exchange Act................ Section 2.4
                Exchange Agent.............. Section 1.6
                Exchange Ratio.............. Section 1.5(c)
                Expense..................... Section 8.1(c)
                Financial Statements........ Section 3.5(c)
                GAAP........................ Section 2.5
                Governmental Entity......... Section 2.4
                HIS......................... Section 1.16(a)
                HIS Convertible Notes....... Section 1.16(a)
                HIS Equity Holders.......... Section 1.16(a)
                HIS Equity Interests........ Section 1.16(a)
                HIS Stock Option............ Section 6.3(k)
                HIS Stock Purchase Agreement Section 3.27
                HSR Act..................... Section 2.4
                Indemnity Agent............. Section 8.1(a)
                Indemnity Agreement......... Recitals
                Indemnity Shares............ Section 1.6
                INS......................... Section 3.14
                Intellectual Property....... Section 3.15(a)
                IRS......................... Section 3.12(a)
                Joint Venture............... Section 3.2(d)
                Knowledge of Parent......... Section 2.7
                Knowledge of the Company.... Section 3.10(b)
                Leased Real Property........ Section 3.18
                Loss........................ Section 8.1(c)
                Material Adverse Change..... Section 2.4
                Material Adverse Effect..... Section 2.4
                Member Meeting.............. Section 5.1
                Member Representatives...... Section 8.6(a)
                Merger...................... Recitals
                Nasdaq...................... Section 1.8
                Objection................... Section 8.4(c)
                Option Holder............... Section 6.3(k)
                Parent...................... Introduction
                Parent Ancillary Agreements. Section 2.3
                Parent Average Price........ Section 1.5(c)
                Parent Bylaws............... Section 2.4
                Parent Charter.............. Section 1.15(b)(i)
                Parent Common Stock......... Recitals
                Parent Group Members........ Section 8.1(c)
                Parent Letter............... Section 2.4
                Parent SEC Documents........ Section 2.5
                Parent Stock Plans.......... Section 2.2
                Patent Rights............... Section 3.15(a)(i)
                Permitted Encumbrance....... Section 3.6(c)(vii)
                Person...................... Section 3.16
                Proxy Statement............. Section 2.6
                Purchase Option Agreement... Section 1.16(b)
                RBSA........................ Section 1.16(a)
                RBSA Equity Holders......... Section 1.16(a)
                RBSA Equity Interests....... Section 1.16(a)

          Defined Term Section                    Section
          --------------------                    -------
          RBSA Stock Purchase Agreement.......... Section 3.27
          Registered Intellectual Property....... Section 3.15(f)
          Registration Statement................. Section 2.3
          Requirements of Laws................... Section 3.10(b)
          Rozendorf Promissory Note.............. Section 5.15
          Rule 145 Affiliates.................... Section 5.4
          Sdao Employment Agreement.............. Section 6.2(j)
          SEC.................................... Section 2.3
          Securities Act......................... Section 2.3
          Share Issuance......................... Section 2.3
          Software............................... Section 3.15(b)
          State Takeover Approvals............... Section 2.4
          Statement of Merger.................... Section 1.2
          Sub.................................... Introduction
          Sub Charter............................ Section 1.4(a)
          Subsidiary............................. Section 2.2
          Subsidiary Annual Financial Statements. Section 3.5(b)
          Subsidiary Balance Sheets.............. Section 3.5(b)
          Subsidiary Financial Statements........ Section 3.5(b)
          Subsidiary Interim Financial Statements Section 3.5(b)
          Superior Proposal...................... Section 4.2(a)
          Surviving Corporation.................. Section 1.1
          Takeover Proposal...................... Section 4.2(a)
          Taxes.................................. Section 3.9(e)
          Tax Return............................. Section 3.9(e)
          Tax Sharing Arrangement................ Section 3.9(e)
          Trademarks............................. Section 3.15(a)(ii)
          Trade Secrets.......................... Section 3.15(a)(v)
          Transmittal Letter..................... Section 1.6
          Voting Agreements...................... Recitals

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2001 (this "Agreement"), among Concord EFS, Inc., a Delaware corporation ("Parent"), Spark Merger Corp., a Colorado corporation and a direct wholly owned subsidiary of Parent ("Sub"), and The Logix Companies, LLC, a Colorado limited liability company (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Companies").

                             W I T N E S S E T H:

   WHEREAS, the respective Boards of Directors of Parent and Sub and the Board of Managers of the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding membership unit of the Company ("Company Membership Interest"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive shares of Common Stock, par value $0.33 1/3 per share, of Parent ("Parent Common Stock");

   WHEREAS, the Board of Directors of Parent and the Board of Managers of the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their stockholders and members, respectively;

   WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith the managers and certain members of the Company are entering into agreements with Parent dated as of the date hereof (the "Voting Agreements"), in the form of the attached Exhibit A, pursuant to which, among other things, each such member has agreed to vote in favor of this Agreement and the Merger; and

   WHEREAS, in order to induce Parent and Sub to enter into this Agreement, before the Closing, Parent, the Indemnity Agent and the Member Representatives shall enter into the Indemnity Escrow Agreement (the "Indemnity Agreement") substantially in the form of the attached Exhibit B;

   NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

   Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Colorado Corporations and Associations Act (the "CCAA") and the Colorado Limited Liability Company Act (the "CLLCA" and, together with the CCAA, the "CRS"), the Company shall be merged with and into Sub at the Effective Time. Following the Merger, the separate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the CRS. Notwithstanding anything to the contrary herein, at the election of Parent, any Subsidiary of Parent may be substituted for Sub as a Constituent Company in the Merger; provided that such substituted corporation is a Colorado corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

   Section 1.2 Effective Time. The Merger shall become effective when a Statement of Merger (the "Statement of Merger"), executed in accordance with the relevant provisions of the CRS, is filed with the Secretary of State of the State of Colorado; provided, however, that, upon mutual consent of the Constituent Companies, the Statement of Merger may provide for a later date of effectiveness of the Merger not more than 90 days after the date the Statement of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Statement of Merger is accepted for recording or such later time established by the Statement of Merger. The filing of the Statement of Merger shall be made on the date of the Closing.

   Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 204 of the CCAA.

   Section 1.4  Charter and Bylaws; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of Sub (the "Sub Charter"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Articles of Incorporation of the Surviving Corporation.

(b) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   Section 1.5 Conversion of Securities and Membership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Companies:

(a) Each issued and outstanding share of common stock, $.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All Company Membership Interests that are held by either HIS or any wholly owned Subsidiary of the Company and any Company Membership Interest owned by Parent shall be canceled, and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

(c)  Subject to the provisions of Sections 1.8 and 1.10 hereof, each Company
             Membership Interest issued and outstanding immediately prior to the Effective Time (other than Company Membership Interests to be canceled in accordance with Section 1.5(b)) (the aggregate of such Company Membership Interests is hereinafter referred to as the "Company Outstanding Number") shall be converted into the right to receive such number (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing (i) the remainder of 1,100,000 minus the Acquisition Transaction Share Number, by (ii) the Company Outstanding Number. For purposes hereof, (x) the "Acquisition Transaction Share Number" means the number of whole shares of Parent Common Stock equal to the Acquisition Transactions Payment divided by the greater of (A) $27.50, and (B) the Parent Average Price, (y) the "Parent Average Price" shall equal the quotient (calculated to the nearest hundredth) of (A) the sum for all trading days during the Calculation Period of (1) the average of the high and the low sales price as reported on Nasdaq of a share of Parent Common Stock on each such day, multiplied by (2) the trading volume as reported on Nasdaq of shares of Parent Common Stock on each such day, divided by
       (B) the sum of the trading volumes as reported on Nasdaq of shares of Parent Common Stock for all such days during the Calculation Period, and
       (z) the "Calculation Period" shall mean the 10 consecutive full trading days ending on the day of the Effective Time or, if such day is not a trading day, on the trading day immediately preceding the Effective Time. Such Company Membership Interests, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of any such membership units shall cease to have any rights with respect thereto, except the right to receive (i) subject to
       Section 1.6, certificates representing the shares of Parent Common Stock into which such Company Membership Interests are converted, (ii) any dividends and other distributions in accordance with Section 1.7, and
       (iii) any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor in accordance with Section 1.8.

   Section 1.6 Delivery of Transmittal Letters and Payment of Cash. At or after the Effective Time, each holder of Company Membership Interests issued and outstanding immediately prior to the Effective Time (other than holders of Company Membership Interests to be canceled in accordance with Section 1.5(b)) (collectively, the "Company Members") may deliver to Parent's designee as the exchange agent (the "Exchange Agent") a letter of transmittal in the form prepared by Parent (which shall specify that delivery shall be effected only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of such Company Membership Interests in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares (the "Transmittal Letter")). Parent shall promptly deliver or cause to be delivered, upon delivery to the Exchange Agent of the Transmittal Letter by any Company Member, duly executed, in exchange therefor (i) to such Company Member (x) one or more certificates representing ninety-five percent (95%) of the aggregate number of whole shares of Parent Common Stock into which the Company Membership Interests owned by such Company Member shall have been converted pursuant to Section 1.5(c), and
(y) one hundred percent (100%) of the cash in lieu of any fractional share in accordance with Section 1.8, and one hundred percent (100%) of certain dividends and other distributions in accordance with Section 1.7; and (ii) in accordance with Section 8.1, to the Indemnity Agent, for deposit in the Indemnity Fund (as defined in the Indemnity Agreement), one or more certificates representing the remaining five percent (5%) of such number of whole shares of Parent Common Stock (all such shares held by the Indemnity Agent being collectively referred to as the "Indemnity Shares") and one hundred percent (100%) of certain dividends and other distributions in accordance with
Section 1.7.

   Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such Person delivers the related Transmittal Letter, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such Person pursuant to Section 1.8 until such Person shall so deliver the related Transmittal Letter. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common
Stock: (i) at the time of the delivery of such Transmittal Letter or as promptly as practicable thereafter, one hundred percent (100%) of the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such delivery; (ii) at the appropriate payment date or as promptly as practicable thereafter, one hundred percent (100%) of the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to the delivery of such Transmittal Letter and a payment date on or subsequent to such delivery; and (iii) at the time of the delivery of such Transmittal Letter or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8; provided, that to the extent such dividends or other distributions relate to stock splits or other similar events, one hundred percent (100%) of such dividends or distributions with respect to the Indemnity Shares shall be deposited by Parent with the Indemnity Agent and shall be included in the Indemnity Fund in accordance with the Indemnity Agreement. In no event shall the Person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Company Membership Interests surrendered in exchange therefor are registered, it shall be a condition of such exchange that evidence of the proper transfer of such Company Membership Interests shall be presented and that the Person requesting such exchange shall pay to Parent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of such Company Membership Interests or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent.

   Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the delivery of Transmittal Letters for the exchange of Company Membership Interests pursuant to this Article I; no Parent dividend or other distribution or stock split shall relate to any fractional share; and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, (x) each Company Member who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon delivery of the Transmittal Letter for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the last reported sale price per share of Parent Common Stock on The Nasdaq National Market ("Nasdaq") on the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on Nasdaq on such date, the first date of trading of shares of Parent Common Stock on Nasdaq after the Effective Time) by (ii) the fractional interest of a share of Parent Common Stock to which such holder would otherwise be entitled.

   Section 1.9 Abandoned Property. Neither Parent nor the Surviving Corporation shall be liable to any former holder of any Company Membership Interest for any consideration payable in accordance with this Article I which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   Section 1.10 Adjustment of Exchange Ratio. In the event of any reclassification, stock split, stock dividend or other similar change with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio, as so adjusted.

   Section 1.11  No Further Ownership Rights in Company Membership
Interests. All shares of Parent Common Stock issued upon the surrender for exchange of Company Membership Interests in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Membership Interests so exchanged.

   Section 1.12 Closing of Company Transfer Books. At the Effective Time, the transfer books of the Company shall be closed, and no transfer of Company Membership Interests shall thereafter be made on the records of the Company. If, after the Effective Time, Transmittal Letters are presented to the Surviving Corporation or Parent, the related Company Membership Interests shall be canceled and exchanged as provided in this Article I.

   Section 1.13 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Companies, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Companies, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Company and otherwise to carry out the purposes of this Agreement.

   Section 1.14 Loans. Parent agrees that, if the Closing has not occurred on or before the date that is 60 days after the date hereof, at any time or from time to time after such date it will make a loan or loans to the Company in an aggregate principal amount of up to $500,000. Parent's obligation to make any such loan is subject to the conditions precedent that the Company (i) is not in breach in any material respect of any of its obligations under this Agreement, and (ii) requests such loan no later than May 31, 2002. Each loan shall be in an amount of at least $100,000. The loans shall be evidenced by a single promissory note, in the form of the attached Exhibit H (the "Company Note") which shall be executed by the Company on the date of the first such loan to the Company. The Company shall give Parent at least five business days' irrevocable written notice of the Company's intention to receive a loan from Parent. Such notice shall specify the amount of the loan, the date on which the loan will be made by Parent and the wire transfer instructions for the Company bank account to which Parent shall transfer an amount of funds equal to the full amount of such loan, and shall certify that as of the date of such notice, no Event of Default (as defined in the Company Note) exists. The Company's acceptance of any loan shall constitute the Company's reaffirmation that as of the date of such loan, no Event of Default exists. Subject to the foregoing terms and conditions of this Section and so long as the Company is not in default in any material respect of its obligations under this Agreement or the Company Note, Parent shall make such loan in accordance with such notice. The loans are not revolving in nature and no loan may be reborrowed once it has been repaid. All of the other terms relating to the loans are set forth in the Company Note.

   Section 1.15  Closing; Closing Deliveries.

(a) The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the date and time on which the Closing actually occurs is referred to herein as the "Closing Date").

   (b) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Parent shall deliver all of the following:

       (i) to the Company a copy of the Restated Certificate of Incorporation, as amended, of Parent (the "Parent Charter"), certified as of a recent date by the Secretary of State of the State of Delaware;

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

       (ii) to the Company a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

      (iii) to the Company a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Parent Charter since a specified date, (b) the Bylaws of Parent, (c) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein and (d) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement;

       (iv) to the Company all consents, waivers or approvals obtained by Parent with respect to the consummation of the transactions contemplated by this Agreement;

       (v)  to the Company the certificate contemplated by Section 6.2(a);

       (vi) to ATMI, Inc. on behalf of the Company $165,216.00 by wire transfer to a bank account in the United States previously specified by ATMI, Inc. in writing to Parent at least two business days prior to the Closing;

      (vii) to the RBSA Equity Holders on behalf of EFTLogix, LLC $2,257,113.85 in the aggregate to acquire all of the RBSA Equity Interests with such $2,257,113.85 to be paid to the RBSA Equity Holders in the amounts set forth in Schedule 1.15(b) by wire transfers to bank accounts in the United States specified by the RBSA Equity Holders in Exhibit A attached to the RBSA Stock Purchase Agreement;

     (viii) to the HIS Equity Holders on behalf of CheckLogix, LLC $3,352,469.54 in the aggregate to acquire all of the HIS Equity Interests with such $3,352,469.54 to be paid to the HIS Equity Holders by wire transfers to bank accounts in the United States in the amounts specified by CheckLogix, LLC in writing to Parent at least two business days prior to the Closing;

       (ix) to each of the employees of RBSA listed in Schedule 6.3(l) the amounts set forth opposite their names in Schedule 6.3(l) by wire transfers in such amounts to bank accounts in the United States specified by RBSA in writing at least two business days prior to the Closing;

       (x) in accordance with Section 5.15, to Vladimir and Lana Rozendorf the outstanding principal amount and all accrued and unpaid interest as of the Closing Date on the Rozendorf Promissory Note by wire transfer to a bank account in the United States specified by Vladimir and Lana Rozendorf in writing at least two business days prior to the Closing;

       (xi) to Vladimir Rozendorf $29,307 pursuant to Section 4.3 of that certain Amended and Restated Operating Agreement of TouchLogix, LLC, dated June 22, 2001, by wire transfer to a bank account in the United States specified by Vladimir Rozendorf in writing at least two business days prior to the Closing;

      (xii) to Lana Rozendorf $29,307 pursuant to Section 4.3 of that certain Amended and Restated Operating Agreement of TouchLogix, LLC, dated June 22, 2001, by wire transfer to a bank account in the United States specified by Lana Rozendorf in writing at least two business days prior to the Closing;

     (xiii) in accordance with Section 5.15, to A. Anthony Sdao $101,438.36 reflecting the fixed amount of interest to be paid to A. Anthony Sdao by wire transfer to a bank account in the United States specified by A. Anthony Sdao in writing at least two business days prior to the Closing;

      (xiv) in accordance with Section 5.15, to Scott Bahneman $35,184.15 reflecting the fixed amount of interest to be paid to Scott Bahneman by wire transfer to a bank account in the United States specified by Scott Bahneman in writing at least two business days prior to the Closing; and

       (xv) deliver payment as specified in Section 4.1 of the Company Letter in accordance with the certificate delivered by the Company pursuant to Section 6.3(q); and

      (xvi) to the Company and Indemnity Agent the Indemnity Agreement duly executed by Parent.

   (c) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Sub shall deliver to the Company all of the following:

       (i) a copy of the Articles of Incorporation of Sub certified as of a recent date by the Secretary of State of the State of Colorado;

       (ii) a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Colorado;

      (iii) a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Articles of Incorporation of Sub since a specified date, (b) the Bylaws of Sub, (c) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (d) the written consent of Parent in its capacity as sole stockholder of Sub adopting this Agreement in accordance with the CCAA and the Colorado Business Corporation Act, and (e) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement or certificate executed by Sub in connection with the Closing; and

       (iv) the Sdao Employment Agreement duly executed by Sub.

   (d) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing the Company shall deliver all of the following:

       (i) to Parent a copy of the Company Charter, certified as of a recent date by the Secretary of State of the State of Colorado;

       (ii) to Parent a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Colorado;

      (iii) to Parent a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (a) no amendments to the Company Charter since a specified date, (b) the Company Operating Agreement, (c) the resolutions of the Board of Managers of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (d) the resolutions of the Company Members approving and adopting this Agreement in accordance with the Company Operating Agreement and the CRS, and
            (e) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;

       (iv) to Parent all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

       (v) to Parent the certificates contemplated by Sections 6.3(a), 6.3(b), 6.3(d), 6.3(e), 6.3(f), 6.3(j), 6.3(k), 6.3(p), 6.3(q) and 6.3(r);

       (vi) to Parent the consents contemplated by Section 6.3(c);

      (vii) to Parent the releases contemplated by Section 6.3(g), 6.3(l), 6.3(n) and 6.3(o);

     (viii) to Parent the stock certificates (together with duly executed and notarized stock powers in the form of Exhibit B attached to the RBSA Stock Purchase Agreement) representing the RBSA Equity Interests;

       (ix) to Parent the stock certificates (together with duly executed and notarized stock powers in the form of the attached Exhibit K) representing the HIS Equity Interests and evidence of the exercise notice and ratification of exercise of all of the HIS Stock Options and the conversion of all of the HIS Convertible Notes;

       (x) to Parent and the Indemnity Agent the Indemnity Agreement duly executed by the Member Representatives;

       (xi) to Parent the Rozendorf Promissory Note marked "Paid In Full";

      (xii) to Daniel Lykken that certain Promissory Note, dated January 1, 2001, with Daniel Lykken as maker, in the principal amount of $250,000, marked "Forgiven and Cancelled";

     (xiii) to Kristin DelMonte that certain Promissory Note, dated January 1, 2001, with Kristin DelMonte as maker, in the principal amount of $200,000, marked "Forgiven and Cancelled";

      (xiv) to Brian Shanahan that certain Promissory Note, dated January 1, 2001, with Brian Shanahan as maker, in the principal amount of $28,000, marked "Forgiven and Cancelled";

       (xv) to John Willmon that certain Promissory Note, dated October 26, 2000, with John Willmon as maker, in the principal amount of $13,191.66, marked "Forgiven and Cancelled";

      (xvi) to Sub the Sdao Employment Agreement duly executed by A. Anthony Sdao; and

     (xvii) to Parent copies of all other closing deliveries received by the Company or any Subsidiary of the Company pursuant to the RBSA Stock Purchase Agreement and the HIS Stock Purchase Agreement.

   (e) At Closing the Indemnity Agent shall deliver to Parent and the Company the Indemnity Agreement duly executed by the Indemnity Agent.

   Section 1.16  Acquisition Transactions.

   (a) Simultaneously with the Closing the Company or a Subsidiary of the Company shall acquire all of the outstanding capital stock and all other outstanding equity interests (including any options, warrants, convertible notes or other right to acquire capital stock) (the "HIS Equity Interests") of HIS Financial Services Corporation ("HIS") which are not owned by the Company or a Subsidiary of the Company as of the Closing Date for an aggregate purchase price of $3,352,469.54 and shall acquire all of the outstanding capital stock and all other outstanding equity interests (including any options, warrants, convertible notes or other right to acquire capital stock) (the "RBSA Equity Interests") of EFTLogix, Inc. f/k/a RBSA, Incorporated ("RBSA") which are not owned by the Company or a Subsidiary of the Company as of the Closing Date for an aggregate purchase price of $2,257,113.85. Holders of an HIS Equity Interest are hereinafter defined individually as an "HIS Equity Holder" and collectively as the "HIS Equity Holders" and holders of an RBSA Equity Interest are hereinafter defined individually as an "RBSA Equity Holder" and collectively as the "RBSA Equity Holders". The sum of $2,257,113.85 and $3,352,469.54, or $5,609,583.39, is hereinafter defined as the "Acquisition Transactions Payment". All of the convertible notes of HIS listed in Section 3.2(c) of the Company Letter and any additional convertible notes of HIS issued between the date hereof and the Closing Date are hereinafter defined as the "HIS Convertible Notes".

   (b) The HIS Equity Interests and the RBSA Equity Interests will be acquired by the Company or a Subsidiary of the Company as follows:

       (i) The closings as described in the HIS Stock Purchase Agreement and the RBSA Stock Purchase Agreement will occur simultaneously with the Closing;

       (ii) All of the HIS Convertible Notes will have converted into Series C Preferred Stock of HIS prior to or on January 2, 2002 and each holder of an HIS Convertible Note is or shall have become a party to the Purchase Option Agreement on or prior to the Closing;

      (iii) The Company has validly exercised its option set forth in the Purchase Option Agreement, dated November 21, 2000 (the "Purchase Option Agreement"), among the Company, HIS and certain other parties;

       (iv) The HIS Options shall have been fully vested and fully exercised and each Option Holder shall have become a party to the Purchase Option Agreement on or prior to the Closing; and

       (v) All documents required to be delivered by the Company to Parent under Section 1.15(d) in connection with RBSA, HIS, the RBSA Equity Interests and the HIS Equity Interests, including all stock certificates, stock powers, releases, evidence of notice of exercise, ratification of exercise and exercise of the HIS Stock Options and evidence of conversion of the HIS Convertible Notes, will have been delivered.

   (c) The transactions described in Section 1.16(b) are hereinafter referred to collectively as the "Acquisition Transactions".

                                  ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

   Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

   Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and Colorado, respectively, and has the requisite corporate power and authority to carry on its business as now being conducted.

   Section 2.2 Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock. At the close of business on November 30, 2001, (i) 506,576,046 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in the treasury of Parent or by Subsidiaries of Parent, and (iii) 47,206,385 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire shares of Parent Common Stock under Parent's plans or other arrangements or pursuant to any plans or arrangements assumed by Parent in connection with any acquisition, business combination or similar transaction (collectively, the "Parent Stock Plans"). As of the date of this Agreement, except as set forth above, except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All of the shares of Parent Common Stock issuable upon conversion of Company Membership Interests at the Effective Time in accordance with Section 1.5(c) of this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

   For purposes of this Agreement, "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity. Notwithstanding the foregoing, HIS shall be considered and treated as a Subsidiary of the Company for all purposes under this Agreement.

   Section 2.3 Authority. The Boards of Directors of Parent and Sub have declared the Merger advisable and fair to and in the best interest of Parent and Sub, respectively, and Parent, as sole stockholder of Sub, has approved and adopted this Agreement in accordance with the Colorado Business Corporation Act. The Board of Directors of Parent has approved the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance") and has approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the "Parent Ancillary Agreements"). Parent has the requisite corporate power and authority to enter into this Agreement and the Parent Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to effect the Share Issuance. Sub has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement by Parent and Sub and the Parent Ancillary Agreements by Parent, and the consummation by Parent and Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub. The Parent Ancillary Agreements executed as of the date hereof have been duly executed and delivered by Parent. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, and each of the Parent Ancillary Agreements, upon execution and delivery thereof by Parent, will constitute the valid and binding obligation of Parent enforceable against it in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Share Issuance and the filing of a registration statement on Form S-4 with the Securities Exchange Commission ("SEC") by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

   Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.4 have been obtained and all filings and obligations described in this
Section 2.4 have been made, except as set forth in Section 2.4 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), the execution and delivery of this Agreement by Parent and Sub, and the Parent Ancillary Agreements by Parent, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Bylaws of Parent (the "Parent Bylaws") or the Articles of Incorporation or Bylaws of Sub, (ii) the comparable charter or organizational documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent or Sub. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the Parent Ancillary Agreements by Parent or is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement or the Parent Ancillary Agreements, except for (i) in connection, or in compliance, with the provisions of the Bank Holding Company Act of 1956, as amended (together with the rules and regulations promulgated thereunder, the "Bank Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"),
(ii) the filing of the Statement of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (iv) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and Nasdaq, (v) applicable requirements, if any, under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent or Sub.

   For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be. None of the following shall be deemed, by itself or by themselves, to constitute a Material Adverse Change or Material Adverse Effect: (i) conditions affecting the industry in which the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, operates or (ii) conditions affecting the U.S. economy as a whole.

   Section 2.5 SEC Documents and Other Reports. Parent has filed all required documents with the SEC between January 1, 2001 and the date hereof (the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by GAAP, Parent has not, since January 1, 2001, made any material change in the accounting practices or policies applied in the preparation of financial statements included in the Parent SEC Documents.

   Section 2.6 Registration Statement and Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the information statement/prospectus included therein relating to the Member Meeting (together with any amendments or supplements thereto, the "Proxy Statement") will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Member Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Member Meeting any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the members of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act.

   Section 2.7 Actions and Proceedings. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of its or their present or former officers, directors, employees, or consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Parent Ancillary Agreements. For purposes of this Agreement, "Knowledge of Parent" means the actual knowledge of the individuals identified in Section 2.7 of the Parent Letter.

   Section 2.8 Required Vote of Parent Stockholders. No vote of the security holders of Parent is required by law, the Parent Charter, the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

   Section 2.9 Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

   Section 2.10 Operations of Sub. Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent and Sub as follows:

   Section 3.1 Organization, Standing and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

   Section 3.2  Capital Structure.

(a) The authorized equity interests in the Company consist of Company Membership Interests. There are (i) 20,998,919 Company Membership Interests issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) except as set forth in Section 3.2(a) of the Company Letter, no Company Membership Interests are held by Subsidiaries of the Company. Except as set forth in Section 3.2(a) of the Company Letter, neither the Company nor any of its Subsidiaries has any benefit plans under which any equity interests in the Company or any of its Subsidiaries are issuable. Except as set forth in Section 3.2(a) of the Company Letter, no Company Membership Interests or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a) of the Company Letter, there are no options, warrants, calls, rights, puts or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional membership interests or additional shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or agreement. Except as set forth in
       Section 3.2(a) of the Company Letter, the Company is not a party to, and does not otherwise have any Knowledge of the current existence of, any member agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding relating to the voting, dividend, ownership or transfer rights of any Company Membership Interests or any other equity interest of any Subsidiary or Joint Venture. True and complete copies of the Company's Articles of Organization (the "Company Charter"), operating agreement of the Company (the "Company Operating Agreement") and the agreements and other instruments referred to in Section 3.2(a) of the Company Letter have been delivered to Parent.

(b)  Except as set forth in Section 3.2(b) of the Company Letter, each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in
            Section 3.2(b) of the Company Letter, neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Members, members or shareholders, as the case may be, on any matter. On the Closing Date, each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company will be duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) will be owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

(c)  Section 3.2(c) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the "Company Letter"), sets forth the name and address of each holder of record of Company Membership Interests outstanding on the date hereof, together, in each case, with the number of Company Membership Interests held by such member and also sets forth the name of each HIS Equity Holder and RBSA Equity Holder and the specific type and amount of such HIS Equity Interests and RBSA Equity Interests, respectively, held by each HIS Equity Holder and RBSA Equity Holder, respectively.

   (d) Section 3.2(d) of the Company Letter sets forth a list of all Subsidiaries and Joint Ventures of the Company and the jurisdiction in which such Subsidiary or Joint Venture is organized. The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture. For purposes of this Agreement, "Joint Venture" means any corporation, limited liability company, partnership, joint venture, trust, association or other entity which is not a Subsidiary of the Company, as the case may be, and in which (a) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests or
       (b) the Company or one of its Subsidiaries is a general partner.

   (e) All issued and outstanding Company Membership Interests have been issued in compliance with all appropriate securities laws and are subject to all appropriate restrictions on transfer in connection with such laws.

   Section 3.3 Authority. The Board of Managers of the Company, by a Requisite Vote (as defined in the Company Operating Agreement), has declared the Merger advisable and fair to and in the best interest of the Company and its members, approved and adopted this Agreement in accordance with the CRS and the Company Operating Agreement, approved the Voting Agreements and approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the "Company Ancillary Agreements"), resolved to recommend the approval and adoption of this Agreement by the Company Members and directed that this Agreement be submitted to the Company Members for approval and adoption. The Company has the requisite power and authority to enter into this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated by the Company Ancillary Agreements and, subject to approval by the members of the Company of this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the Company Members. This Agreement has been duly executed and delivered by the Company. The Company Ancillary Agreements executed as of the date hereof have each been duly executed and delivered by the Company, and no other corporate action on the part of the Company is necessary in connection therewith. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, and each of the Company Ancillary Agreements upon execution and delivery thereof by the Company will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

   Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this
Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company do not, and the consummation of the transactions contemplated hereby and thereby (including the Acquisition Transactions) and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Operating Agreement, (ii) the comparable charter or organizational documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company or its Subsidiaries to perform their respective obligations hereunder or, in the case of the Company, under the Company Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by the Company or its Subsidiaries. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Ancillary Agreements by the Company or is necessary for the consummation of the Merger by the Company and the other transactions contemplated by this Agreement or the Company Ancillary Agreements (including the Acquisition Transactions), except for (i) in connection, or in compliance with, the provisions of the HSR Act, (ii) the filing of the Statement of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) State Takeover Approvals, (iv) applicable requirements, if any, of Blue Sky Laws, (v) applicable requirements, if any, under foreign laws, and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company or its Subsidiaries to perform their respective obligations hereunder or, in the case of the Company, under the Company Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by the Company or its Subsidiaries.

   Section 3.5  Financial Statements.

   (a) Section 3.5(a) of the Company Letter contains (i) the unaudited balance sheet of the Company and its subsidiaries as of December 31, 2000 which has been reviewed by the Company's independent accountants, and the related statements of operations, members' equity and cash flows for the year then ended, together with the appropriate notes to such financial statements (the "Company Annual Financial Statements") and (ii) the unaudited balance sheet (the "Company Balance Sheet") of the Company and its subsidiaries as of September 30, 2001 (the "Balance Sheet Date") and the related unaudited statements of operations, members' equity and cash flows for the nine months then ended (the "Company Interim Financial Statements" and together with the Company Annual Financial Statements, the "Company Financial Statements"). The Company Financial Statements have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the financial position of the Company and its subsidiaries at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated (subject, in the case of the Company Interim Financial Statements, to any adjustments described therein, to normal year-end adjustments and to the fact that such statements do not consolidate HIS or RBSA).

   (b) Section 3.5(b) of the Company Letter contains (i) the unaudited balance sheets (the "Subsidiary Balance Sheets" and, together with the Company Balance Sheet, the "Balance Sheets") of HIS as of June 30, 2001 and RBSA as of January 31, 2001 and the related statements of income or operations, as the case may be, stockholders' equity (in the case of RBSA only) and cash flows for the year then ended (in the case of HIS only) (the "Subsidiary Annual Financial Statements") and (ii) the unaudited balance sheets of each of HIS and RBSA as of September 30, 2001 and the related unaudited statements of income or operations, as the case may be, stockholders' equity (in the case of RBSA only) and cash flows for the three months and eight months then ended, respectively (in the case of HIS only) (the "Subsidiary Interim Financial Statements" and together with the Subsidiary Annual Financial Statements, the "Subsidiary Financial Statements"). The Subsidiary Financial Statements for HIS have been prepared in conformity with GAAP consistently applied and the Subsidiary Financial Statements for RBSA have been prepared in accordance with federal income tax accounting principles consistently applied and fairly present in all material respects the financial position of HIS and RBSA, respectively, at the dates of such balance sheets and the results of the operations of HIS and RBSA, respectively, and cash flows for the respective periods indicated (subject, in the case of the Subsidiary Interim Financial Statements, to any adjustments described therein and to normal year-end adjustments).

   (c) For purposes of this Agreement, "Financial Statements" means, collectively, the Company Financial Statements and the Subsidiary Financial Statements.

Section 3.6  No Dividends; Absence of Certain Changes or Events.

   (a) Except as set forth in Section 3.6(a) of the Company Letter, neither the Company nor any of its Subsidiaries since the date the Company or a Subsidiary of the Company became an equity holder in such Subsidiary has ever declared or made, or agreed to declare or make, any payment of dividends or distributions to its members or other equity holders, as applicable (and no record date with respect to any of the foregoing has occurred), or purchased or redeemed, or agreed to purchase or redeem, any of its membership interests or other equity interests.

   (b) Except as set forth in Section 3.6(b) of the Company Letter, since the Balance Sheet Date there has been:

       (i)  no Material Adverse Change with respect to the Company; and

       (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material assets or business of the Company or any of its Subsidiaries.

   (c) Except as set forth in Section 3.6(c) of the Company Letter and except for the negotiation, execution and delivery of this Agreement and the Company Ancillary Agreements, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Section 3.6(c) of the Company Letter, neither the Company nor any of its Subsidiaries has:

       (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its membership interests or other equity interest or any security convertible into its membership interests or other equity interest;

       (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities;

      (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheets and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

       (iv) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement;

       (v) undertaken or committed to undertake capital expenditures exceeding $10,000 for any single project or related series of projects or $50,000 in the aggregate;

       (vi) made charitable donations in excess of $10,000 in the aggregate;

      (vii) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company or any of its Subsidiaries to any of the members of the Company or any of their respective Affiliates ), or mortgaged or pledged, or imposed or suffered to be imposed any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind (an "Encumbrance"), on, any of the assets reflected on the Balance Sheets or any assets acquired by the Company or any of its Subsidiaries after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for (A) liens for taxes and other governmental charges and assessments which are not yet due and payable, (B) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (C) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection (each, a "Permitted Encumbrance");

     (viii) canceled any debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice or debts or claims not exceeding $10,000 in the aggregate;

       (ix) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

       (x) accelerated or delayed collection of any material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

       (xi) delayed or accelerated payment of any material account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

      (xii) instituted any increase in any compensation payable to any employee, director or consultant of the Company or any of its Subsidiaries or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any of its Subsidiaries except, in case of employees other than directors or officers, salary increases in connection with annual or periodic compensation reviews in the ordinary course of business consistent with the Company's past practice;

     (xiii) made any tax election or settled or compromised any material federal, state, local or foreign income tax liability;

      (xiv) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, took any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

       (xv) made any change in the accounting principles and practices used by the Company (or by HIS or RBSA, as the case may be) from those applied in the preparation of the Financial Statements; or

      (xvi) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

   (d) Except as set forth in Section 3.6(d) of the Company Letter, neither the Company nor any of its Subsidiaries is subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheets, other than liabilities of the same nature as those set forth in the Balance Sheets and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Balance Sheet Date.

   Section 3.7 Governmental Permits. Except as set forth in Section 3.7 of the Company Letter, each of the Company and its Subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called "Company Permits"), except where a failure to have such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Complete and correct copies of all of the Company Permits have been delivered by the Company to Parent.

   Each of the Company and its Subsidiaries has fulfilled and performed its obligations under each of the material Company Permits, except where such failures to perform would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and each of the material Company Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Effective Time, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) the consent, approval or act of, or the making of any filing with, any Governmental Entity.

   Section 3.8 Registration Statement and Proxy Statement. None of the information to be supplied by the Company for inclusion in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement or at the time of the Member Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Member Meeting, any event with respect to the Company, its officers and managers or any of its Subsidiaries shall occur which is required at that time to be described in the Proxy Statement or the Registration Statement, the Company shall deliver to Parent a description of such event in order to permit Parent promptly to file an appropriate amendment or supplement with the SEC and, as required by law, disseminate an appropriate amendment or supplement to the members of the Company. The Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the CRS and the Company's Operating Agreement.

   Section 3.9  Tax Matters.

   (a) Except as set forth in Section 3.9(a) of the Company Letter, (i) each of the Company, each Subsidiary of the Company and each Company Group has timely filed all Tax Returns required to have been filed; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Company, each Subsidiary of the Company and each Company Group for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid;
       (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company, any Subsidiary of the Company or any Company Group have been timely paid; (iv) none of the Company, any Subsidiary of the Company, any member of any Company Group or any Company Member has waived or been requested to waive any statute of limitations in respect of Taxes, which waiver or request is currently in effect; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or, to the Knowledge of the Company, threatened with respect to Taxes of the Company, any Subsidiary of the Company or any Company Group and no basis exists therefor; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax Sharing Arrangements and Tax indemnity arrangements (in each case to which the Company or any Subsidiary of the Company is or becomes a party) will terminate prior to the Effective Time and neither the Company nor any Subsidiary of the Company will have any liability thereunder on or after the Effective Time; (viii) there are no liens for Taxes upon the assets of the Company or any Subsidiary of the Company except liens relating to current Taxes not yet due; (ix) all Taxes which the Company, any Subsidiary of the Company or any Company Group is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the respective taxing authority or accrued, reserved against and entered on the books of the Company; (x) the charges, accruals and reserves in respect of Taxes on the Balance Sheets are adequate to provide for all unpaid Taxes as of the Balance Sheet Date; (xi) the Company is properly treated for federal income tax purposes as a partnership that is not taxable for such purposes as an association taxable as a corporation (by reason of being a publicly traded partnership or otherwise); and (xii) each Subsidiary of the Company, other than HIS and RBSA, is disregarded as an entity separate from its owner for federal income tax purposes.

   (b) Except as set forth in Section 3.9(b) of the Company Letter, no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transactions contemplated by this Agreement.

   (c) As a result of the transactions contemplated by this Agreement, none of the Company, any Subsidiary of the Company or Parent has made, or will be obligated to make, a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

   (d) None of the Company, any predecessor of the Company or any Subsidiary of the Company is (and none thereof has ever been) a member of (i) any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or
       (ii) any other group of corporations or entities which files or has filed Tax Returns on a combined, consolidated or unitary basis.

   (e) For purposes of this Agreement: (i) "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Time, includes or has included the Company or any Subsidiary of the Company, or any predecessor of the Company or any Subsidiary of the Company (or another such predecessor), or any other group of corporations which, at any time on or before the Effective Time, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary of the Company, or any predecessor of the Company or any Subsidiary of the Company (or another such predecessor), (ii) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, windfall profit, severance, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, stamp or environmental (including Taxes under Section 59A of the Code) or excise tax or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, (iii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax, and (iv) "Tax Sharing Arrangement" means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company or any Subsidiary of the Company.

   Section 3.10  Actions and Proceedings.

   (a) Except as set forth in Section 3.10(a) of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, managers, officers, employees or, to the Knowledge of the Company, consultants, agents, stockholders or members of the Company or any of its Subsidiaries, in such capacities, or any of the properties, assets or business of the Company or any Subsidiary of the Company or any Company Plan. Except as set forth in Section 3.10(a) of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees or, to the Knowledge of the Company, consultants, agents, stockholders or members, in such capacities, or any of the properties, assets or business of the Company or any Subsidiary of the Company or any Company Plan, and the Company is not aware of any reasonable basis therefore, including any actions, suits or claims or legal, administrative or arbitration proceedings or investigations relating to (i) prior employment of any of the Company's employees, (ii) the use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers or (iii) the transactions contemplated by this Agreement and the Company Ancillary Agreements. The Company and each of its Subsidiaries has complied in all material respects with all Requirements of Laws which are applicable to the Company's assets or business.

   (b) For purposes of this Agreement, (i) "Knowledge of the Company" means the actual knowledge of the individuals identified on Section 3.10(b) of the Company Letter, and (ii) "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Entity (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

   Section 3.11 Certain Agreements. Except as set forth in Section 3.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this

Agreement. Except as set forth in Section 3.11 of the Company Letter, no holder of any option or other right to purchase Company Membership Interests, or Company Membership Interests granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option, other right or interest.

   Section 3.12  Employee Benefits.

   (a) Each Company Plan is listed in Section 3.12(a) of the Company Letter. With respect to each Company Plan, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code,
       (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit. Each Company Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained, contributed to, or had any liability under, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

   (b) Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company or ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law. All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as set forth in Section 3.12(b) of the Company Letter, neither the Company nor any ERISA Affiliate has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by
       Section 4980B of the Code.

   (c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to
       Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

   (d) Section 3.12(d) of the Company Letter contains a list of all (i) employment, compensation and other agreements with current and former employees, consultants and independent contractors providing services to the Company or any ERISA Affiliate, (ii) severance programs and policies of the Company and each ERISA Affiliate with or relating to its current and former employees, consultants and independent contractors, and (iii) plans, programs, agreements and other arrangements of the Company and each ERISA Affiliate with or relating to its current and former employees, consultants and independent contractors containing change of control or similar provisions (collectively, "Company Employment Agreements"). The Company has delivered to Parent a true and correct copy of each Company Employment Agreement and any amendments thereto.

   (e) The Company is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

   Section 3.13 Worker Safety and Environmental Laws. The properties, assets and past and present operations of the Company and its Subsidiaries have been and are in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials.

   Section 3.14 Labor Matters. Section 3.14 of the Company Letter contains a true and complete listing of all employees of the Company and its Subsidiaries, their annual salaries or hourly rates, as the case may be, and their dates of hire. Except as set forth in Section 3.14 of the Company Letter, the Company and each of its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding taxes or penalties for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries. Except as set forth in Section 3.14 of the Company Letter, all of the employees of the Company and each of its Subsidiaries is either a United States citizen, a United States legal permanent resident or an asylee. Neither the Company nor any of its Subsidiaries has made any material misrepresentation to the Immigration & Naturalization Service ("INS") or the U.S. Department of Labor ("DOL") during the course of preparing and filing immigration-related documentation on behalf of its employees. The Company and its Subsidiaries have complied with all INS and DOL regulations as they relate to I-9 obligations.

   Section 3.15  Intellectual Property; Software.

   (a) For purposes of this Agreement, the term "Intellectual Property" means the intellectual property owned by, licensed to, or used by the Company or any Subsidiary of the Company that relates to either the Company's or such Subsidiary's business, including:

       (i) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions and improvements thereto ("Patent Rights");

       (ii) all United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company or any Subsidiary of the Company is conducting its business), and any other source-identifying designations or devices, including any combinations and variations thereof, and associated goodwill, whether registered or unregistered, and pending applications to register the foregoing ("Trademarks");

      (iii) all United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same ("Copyrights");

     (iv) all Internet domain names and registrations thereof ("Domain Names"); and

      (v) all confidential ideas, trade secrets, computer software, including source code, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information ("Trade Secrets").

          Section 3.15(a) of the Company Letter sets forth all Patent Rights (other than inventions or improvements not included or described in any patent, patent application, continuation, continuation-in-part, division, reissue, or patent disclosure), Trademarks, Copyrights which are the subject of a registration or an application therefor, and Domain Names owned by the Company or any Subsidiary of the Company that are material to the conduct of the Company's or such Subsidiary's business as presently conducted.

(b) For purposes of this Agreement, the term "Software" means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form, owned by, licensed to or used by the Company or any Subsidiary of the Company. Section 3.15(b) of the Company Letter sets forth such Software that is material to the conduct of the Company's or its Subsidiaries' businesses as presently conducted.

(c)  Section 3.15(c) of the Company Letter contains a list and description of all agreements, licenses, sublicenses, and assignments which relate or pertain to any Intellectual Property or Software and are material to the conduct of the Company or any of its Subsidiaries' business as currently conducted, to which the Company or any Subsidiary of the Company is a party. Correct and complete copies of all written items identified in Section 3.15(c) of the Company Letter have been made available to the Parent by the Company.

(d)  Except as disclosed in Section 3.15(d) of the Company Letter, the Company
            or a Subsidiary of the Company: (i) with respect to Intellectual Property and Software owned by the Company or a Subsidiary of the Company, owns the entire right, title and interest in and to such owned Intellectual Property and Software, free and clear of any Encumbrance, or (ii) with respect to Intellectual Property and Software licensed to the Company or a Subsidiary of the Company by a third party (other than mass-marketed Software licensed under a shrink wrap, click-through or similar license), has the perpetual, unrestricted and royalty-free rights to use such licensed Intellectual Property and Software.

(e)  Except as disclosed in Section 3.15(e) of the Company Letter, (i) neither the Company nor any Subsidiary of the Company is in breach of or is aware of any allegation (communicated orally or in writing) that the Company or any Subsidiary of the Company is in breach of, any material provision of any agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any of the Intellectual Property or the Software, (ii) nothing with respect to the Intellectual Property and items identified in Section 3.15(c) of the Company Letter shall restrict the Company's right, power and authority to execute and deliver this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to comply with or fulfill the terms, conditions or provisions hereof or thereof and (iii) the transactions contemplated by this Agreement and the Company Ancillary Agreements shall have no Material Adverse Effect on the validity and enforceability of any of the Intellectual Property or Software identified in Sections 3.15(a) and (b) of the Company Letter and, except as disclosed in Section 3.15(e) of the Company Letter, the right, title and interest thereto of the Company or any Subsidiary of the Company immediately after the Effective Time shall be identical to that of the Company or such Subsidiary immediately prior to the Effective Time.

(f)  Section 3.15(a) of the Company Letter includes a complete list of all registered Copyrights, Patent Rights and Trademarks and applications to register Copyrights, Patent Rights and Trademarks which are owned in whole or in part by the Company or any Subsidiary of the Company (collectively, the

       "Registered Intellectual Property"). Except as disclosed in Section 3.15(f) of the Company Letter, (i) the Registered Intellectual Property has not been sold, assigned or transferred to a third Person, or abandoned or permitted to lapse, (ii) the Registered Intellectual Property is not the subject of any pending opposition proceedings, pending cancellation proceedings, pending interference proceedings, pending lawsuit naming the Company or any of its Subsidiaries as a party or other pending judicial or administrative challenges or proceedings to the Knowledge of the Company; (iii) all registrations for Intellectual Property identified as being owned by the Company or any of its Subsidiaries are in force, and all applications to register any unregistered Intellectual Property are pending and in good standing;
       (iv) the Registered Intellectual Property and the unregistered Copyrights owned by the Company or any of its Subsidiaries are valid and enforceable, and (v) each of the Company and its Subsidiaries has the sole and exclusive right to bring actions for infringement or unauthorized use of the Registered Intellectual Property and material Software owned by the Company and such Subsidiaries (subject to the issuance of any pending copyright, patent or trademark applications), and each of the Company and its Subsidiaries has the sole and exclusive right to register the unregistered Copyrights and thereafter to bring actions for infringement or unauthorized use thereof, and to the Knowledge of the Company, there is no basis for any action described in this clause (v).

(g)  Except as disclosed in Section 3.15(g) of the Company Letter, each of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of the Company or its Subsidiaries, including any predecessors thereof: (i) has assigned to the Company or the relevant Subsidiary, or is under a valid obligation to assign to the Company or such Subsidiary, all right, title and interest in such Intellectual Property; (ii) is a party to a valid "work-for-hire" agreement under which the Company or any of its Subsidiaries is deemed to be the original owner/author of all property rights therein; or (iii) otherwise has by operation of law vested in the Company or any of its Subsidiaries all right, title and interest in such Intellectual Property by virtue of his employment relationship with the Company or any of its Subsidiaries. None of the Company's or any Subsidiary's officers or employees is a party to any agreement relating to the prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company or its Subsidiaries.

(h)  Except as disclosed in Section 3.15(h) of the Company Letter: (i) the
            Company and its Subsidiaries have not infringed any copyright, mask work right, trademark, service mark, trade name, patent, patent right or trade secret or other property right of any third Person,
            (ii) no claim of any such infringement has been made or asserted against the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received notice (written or oral) of any such claim and (iv) to the Knowledge of the Company, no basis for such a claim exists in connection with the operations, products (including software, equipment, machinery or other devices), processes, methods or activities of the Company or any of its Subsidiaries.

(i)  Except as disclosed in Section 3.15(i) of the Company Letter, neither the
            Company nor any Subsidiary of the Company, nor their respective employees or agents, have taken any of the following actions such that a Material Adverse Effect on its rights in the Intellectual Property or Software would result: disclosing or providing access to source code for the Software except to employees of the Company or its Subsidiaries bound by confidentiality obligations to the Company or its Subsidiaries or to third Person consultants bound by confidentiality agreements; disclosing any Trade Secrets without an appropriate non-disclosure agreement; providing access to the Software without restrictions on use (including against copying, sale, transfer, recompilation, disassembly or reverse-engineering); or embedding, incorporating or modifying third-party software or other material without adequate permission.

(j)  Except as disclosed in Section 3.15(j) of the Company Letter, the Software
            that is licensed to the Company or its Subsidiaries is not subject to any transfer, assignment, site, equipment or other operational limitations.

   Section 3.16   Availability of Assets and Legality of Use.   Except as set
forth in Section 3.16 of the Company Letter, the assets owned, licensed or leased by the Company and its Subsidiaries constitute all the assets used in its business (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. Except as set forth in Section 3.16 of the Company Letter, there are no material services provided by any of the members of the Company or any of their Affiliates to the Company or any Subsidiary of the Company utilizing either (i) assets not owned by the Company or its Subsidiaries as of the Effective Time or (ii) Persons not employed by the Company or its Subsidiaries. For purposes of this Agreement, "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided, that, notwithstanding the foregoing, HIS shall be considered and treated as an Affiliate of the Company for all purposes under this Agreement. For purposes of this Agreement, "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

   Section 3.17   Real Property.   Neither the Company nor any of its
Subsidiaries owns any real property or holds any option to acquire any real property.

   Section 3.18   Real Property Leases.   Section 3.18 of the Company Letter
sets forth a list and brief description of each lease or similar agreement under which the Company or any Subsidiary of the Company is lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property"). Except as set forth in Section 3.18 of the Company Letter, each of the Company and its Subsidiaries has the right to quiet enjoyment of all the real property described in such Section of which it is the lessee for the full term of each such lease or similar agreement (and any related renewal option) relating thereto, and the leasehold or other interest of the Company or any Subsidiary in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of each such lease or similar agreement has been delivered by the Company to Parent.

   Section 3.19   Personal Property Leases.   Section 3.19 of the Company
Letter contains a brief description of each lease or other agreement or right, whether written or oral, under which the Company or any Subsidiary of the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company or any Subsidiary of the Company without penalty or payment on notice of 30 days or less or which involves the payment by the Company or any Subsidiary of the Company of rentals of less than $10,000 per year.

   Section 3.20   Title to Assets.   Each of the Company and its Subsidiaries
has good title to all of its assets reflected on the Balance Sheets as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Section 3.20 of the Company Letter.

   Section 3.21   Contracts.   Except as set forth in Section 3.21 of the
Company Letter, neither the Company nor any Subsidiary of the Company is a party to or bound by:

       (i)  any contract for the purchase, sale or lease of real property;

       (ii) any contract for the purchase of goods or raw materials;

      (iii) any contract for the sale of goods or services which involves payments or receipts of more than $50,000 in any year or payments based on commission or which is otherwise material to the Company or any Subsidiary;

       (iv) any contract relating to the marketing, distribution or manufacturing of products, services, processes or technology or any OEM contract which involves payments or receipts of more than $10,000 or which is otherwise material to the Company or any Subsidiary;

       (v) any contract for the purchase, licensing or development of software to be used by the Company or any Subsidiary of the Company other than contracts for the purchase or licensing of shrink-wrap, off-the-shelf software not involving the payment of more than $20,000 in the aggregate;
       (vi) any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company or its Subsidiaries or any other Persons;

      (vii) any agreement which provides for, or relates to, the incurrence by the Company or any Subsidiary of the Company of debt for borrowed money or the extension of credit by the Company or any Subsidiary of the Company to any other Person;

     (viii) any agreement or understanding with a third Person that restricts the Company or any Subsidiary from carrying on its business anywhere in the world;

       (ix) any contract which provides for, or relates to, any confidentiality arrangement or any non-competition arrangement with any Person, including any current or former officer or employee of the Company or any Subsidiary;

       (x) any contract or group of related contracts for capital expenditures in excess of $50,000 for any single project or related series of projects;

       (xi) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

      (xii) any contract which involves payments or receipts by the Company or any Subsidiary of the Company of more than $50,000;

(xiii)  any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in Section 3.21 of the Company Letter) which is material to the Company, any Subsidiary of the Company or their respective businesses; or

      (xiv) any contract not made in the ordinary course of business.

The Company has made available to Parent and Sub a true and correct copy of all leases, contracts and other agreements to which the Company or any Subsidiary of the Company is bound.

   Section 3.22   Status of Contracts.   Except as set forth in Section 3.22 of
the Company Letter, each of the leases, contracts and other agreements listed in Sections 3.11, 3.12, 3.15, 3.18, 3.19 and 3.21 of the Company Letter (collectively, the "Company Agreements") constitutes a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto and is in full force and effect and (except as set forth in Section 3.4 of the Company Letter and except for those Company Agreements which by their terms will expire prior to the Effective Time or are otherwise terminated prior to the Effective Time in accordance with the provisions hereof) will continue in full force and effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Except as set forth in
Section 3.22 of the Company Letter, each of the Company and its Subsidiaries has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and neither the Company nor any Subsidiary of the Company is in, or is alleged to be in, breach or default under, nor, to the Knowledge of the Company, is there or, to the Knowledge of the Company, is there alleged to be any basis for termination of any of the Company Agreements and, to the Knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or any Subsidiary of the Company, to the Knowledge of the Company, by any such other party. Complete and correct copies of each of the Company Agreements have heretofore been delivered by the Company to Parent.

   Section 3.23 Insurance. Each of the Company and its Subsidiaries maintain policies of fire and casualty, liability (general, products and other liability), workers' compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business. Section 3.23 of the Company Letter sets forth a list of insurance maintained, owned or held by the Company or any Subsidiary. The Company and its Subsidiaries shall keep or cause such insurance or comparable insurance in full force and effect through the Effective Time. Each of the Company and its Subsidiaries has complied with each such insurance policy and has not failed to give any notice or to present any claim thereunder in a due and timely manner.

   Section 3.24 Budget. Section 3.24 of the Company Letter sets forth (a) as of the date hereof the projections of capital, payroll and other expenditures of the Company and its Subsidiaries prepared in the ordinary course of its business for November and December 2001 and (b) the actual capital, payroll and other expenditures of the Company and its Subsidiaries for October 2001.

   Section 3.25 Takeover Statutes and Charter Provisions. To the Knowledge of the Company, other than Section 5.8 of the Company Operating Agreement with respect to voting requirements, no state takeover statutes or Company Charter or Company Operating Agreement provisions are applicable to the Merger, this Agreement, the Voting Agreements, the Indemnity Escrow Agreement or the Company Ancillary Agreements, or the transactions contemplated hereby and thereby.

   Section 3.26 Required Vote of Company Members. The affirmative vote of the holders of 70% of the outstanding Company Membership Interests is required to adopt this Agreement and the Company Ancillary Agreements. No other vote of the members of the Company is required by law, the Company Charter, the Company Operating Agreement or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and by the Company Ancillary Agreements.

   Section 3.27 Acquisition Transactions. The Acquisition Transactions will be effected simultaneously with the Closing in accordance with the provisions of Section 1.16 and the Company or a Subsidiary of the Company will acquire simultaneously with the Closing all RBSA Equity Interests and HIS Equity Interests. The Company has validly exercised its option granted under the Purchase Option Agreement. The Company has delivered to Parent and Sub true and complete copies of (i) the Stock Purchase Agreement, dated as of December 15, 2001 (the "HIS Stock Purchase Agreement"), executed and delivered by CheckLogix, LLC and Michael Enos, (ii) the Stock Purchase Agreement, dated as of December 12, 2001 (the "RBSA Stock Purchase Agreement"), executed and delivered by EFTLogix, LLC, Thomas McNeely, RBSI, Inc., William Randell Coleman and John Willmon and (iii) an Exercise Notice and a Ratification of Exercise executed and delivered by each Option Holder. All of the HIS Convertible Notes will convert to Series C Preferred Stock of HIS on or prior to January 2, 2002. Each Option Holder and each holder of an HIS Convertible Note is, or as of the Closing shall be, a party to the Purchase Option Agreement.

   Section 3.28 Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

   Section 3.29 Hart-Scott-Rodino. The Company is its own sole "ultimate parent entity" (as defined in 16 C.F.R. (S) 801.1(a)(3) (2001)). The "person" (as defined in 16 C.F.R. (S) 801.1(a)(1) (2001)) of which the Company is the "ultimate parent entity" (as defined in 16 C.F.R. (S) 801.1(a)(3)
(2001))--i.e., the "person" consisting of the Company and all entities that the Company controls directly or indirectly--does not have "total assets" (as defined in 16 C.F.R. (S) 801.11 (2001)) or "annual net sales" (as defined in 16 C.F.R. (S) 801.11 (2001)) of $10 million or more.

   Section 3.30 Bank Act. The Company, its Subsidiaries and its Joint Ventures are engaged in only those activities set forth in Section 3.30 of the Company Letter (the "Current Activities").

   Section 3.31 Certain Indebtedness. The principal amount of all loans made to the Company by A. Anthony Sdao or Scott Bahneman have been paid in full or converted into Company Membership Interests prior to the date hereof. The fixed interest amounts with respect to such loans which are to be paid to A. Anthony Sdao and Scott Bahneman at Closing are $101,438.36 and $35,184.54, respectively.

                                  ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   Section 4.1  Conduct of Business Pending the Merger.  Except as set forth in
Section 4.1 of the Company Letter and except as expressly permitted by clauses
(i) through (xviii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement and except as provided in Section 4.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

       (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its membership interests or capital stock, as the case may be, or otherwise make any payments to its members or its stockholders, as the case may be, in their capacity as such, (B) split, combine or reclassify any of its membership interests or capital stock, as the case may be, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests or shares of its capital stock, as the case may be, or (C) purchase, redeem or otherwise acquire any membership interests of the Company or any other securities thereof or any rights, warrants or options to acquire, any such membership interests or other securities;

       (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any of its membership interests, any other voting securities or equity equivalents or any securities convertible into, or any rights, warrants or options to acquire, any such membership interests, voting securities, equity equivalents or convertible securities;

      (iii) amend the Company Charter, the Company Operating Agreement or bylaws or other comparable charter or organizational documents;

       (iv) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole, and other than the Acquisition Transactions effected in accordance with the provisions of Section 1.16;

       (v) sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice;

       (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (A) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (B) cash management activities carried on in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole, and

            (C) advances to employees for travel and related business expenses consistent with Company policies and past practices;

      (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

     (viii) enter into, adopt or amend any severance plan, agreement or arrangement, Company Plan or Company Employment Agreement;

       (ix) increase the compensation payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any current or former director or officer of the Company or any of its Subsidiaries, except, in case of employees other than directors or officers, as may be in the ordinary course of business consistent with the Company's past practice in connection with annual compensation reviews, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

       (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

       (xi) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

      (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

     (xiii) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

      (xiv) enter into, amend or terminate (a) any agreement or contract material to the Company and its Subsidiaries, taken as a whole, (b) any noncompetition agreement, (c) any agreement pursuant to which any third Person is granted marketing, distribution, manufacturing or any other rights with respect to any Company product, services, processes or technology, or (d) any OEM contract; or make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $50,000;

       (xv) waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheets or incurred in the ordinary course of business consistent with past practice;

      (xvi) initiate, settle or compromise any litigation or arbitration proceeding;

     (xvii) engage in any activity other than the Current Activities; or

(xviii) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   Section 4.2  No Solicitation.

      (a) Except as set forth in Section 4.2 of the Company Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the Member Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Managers from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Takeover Proposal by such Person, if and only to the extent that (w) such Takeover Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Managers of the Company, based on the written opinion of its financial advisors, result in a transaction more favorable to the Company's members from a financial point of view than the Merger (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and, in the reasonable good faith judgment of the Board of Managers of the Company, based on the written opinion of its financial advisors, the Person making such Superior Proposal has the financial means to conclude such transaction, (x) the failure to take such action would in the reasonable good faith judgment of the Board of Managers of the Company, on the basis of the advice of the outside corporate counsel of the Company, violate the fiduciary duties of the Board of Managers of the Company to the Company's members under applicable law,
          (y) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, such Board of Managers receives from such Person an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement, and (z) the Company shall have fully complied with this Section 4.2. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer, or any expression of interest, by any Person other than Parent or Sub relating to the Company's willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

 (b) The Company shall advise Parent orally (within one business day) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, (ii) the material terms of such Takeover Proposal, and
          (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

   Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

   Section 5.1 Member Meeting. The Company will, as promptly as practicable following the effective date of the Registration Statement, duly call, give notice of, convene and hold a meeting of members (the "Member Meeting") for the purpose of considering the approval of this Agreement. The Company will, through its Board of Managers, recommend to its members approval of this Agreement and shall use all reasonable efforts to solicit such approval by its members and such Board of Managers shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation. The Company agrees to submit this Agreement to its members for approval whether or not the Board of Managers of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the members of the Company reject it.

   Section 5.2 Preparation of the Registration Statement and the Proxy Statement. As promptly as practicable after the execution and delivery of this Agreement, Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall deliver the Proxy Statement to its members. Parent shall also take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Membership Interests as may be reasonably requested in connection with any such action.

   Section 5.3 Access to Information. Upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of all of its employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) during normal business hours during the period from the date of this Agreement through the Effective Time and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as the other may reasonably request. Parent shall afford to the accountants, counsel, financial advisors and other representatives of the Company reasonable access to the executive officers of Parent during normal business hours during the period from the date of this Agreement through the Effective Time. No investigation pursuant to this
Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality and Non-Disclosure Agreement, dated July 30, 2001, between Electronic Payment Services, Inc., a Subsidiary of Parent, and the Company (the "Confidentiality Agreement"). In connection with the access provided in this Section 5.3, Parent and each of its representatives will act in a manner as to not unreasonably interfere with the operations of the Company and its Subsidiaries.

   Section 5.4 Compliance with the Securities Act. Section 5.4 of the Company Letter contains a list identifying all Persons who, at the time of the Member Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall cause each Person who is identified in such list to execute and deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of Exhibit D hereto (the "Company Affiliate Letter"). Prior to the Effective Time, the Company shall amend and supplement Section 5.4 of the Company Letter and cause each additional Person who is identified as a Rule 145 Affiliate of the Company to execute the Company Affiliate Letter. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by affiliates of the Company pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Letter.

   Section 5.5 Fees and Expenses. Except as provided in this Section 5.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees

(including filing fees under the Bank Act, HSR Act and Securities Act) shall be divided equally between Parent and the Company.

   Section 5.6  Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including:
          (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with State Takeover Approvals), (ii) obtaining all necessary consents, approvals or waivers from third parties, and
          (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

(b) Each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

(c)  Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company relating to this Agreement or the transactions contemplated hereby, (i) neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, or that otherwise would have an adverse effect on Parent or the Company, and
                     (ii) the Company shall not, without Parent's prior written consent, take or agree to take any such action.

(d)  Nothing contained in this Agreement, including this Section 5.6, shall limit or restrict Parent or any of its Subsidiaries from entering into or effecting any agreement relating to any other business combination, acquisition or merger, and no such business combination, acquisition or merger shall be deemed to violate this
             Section 5.6.

   Section 5.7 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with Nasdaq.

   Section 5.8 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Company Ancillary Agreements, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

   Section 5.9 Indemnification of Managers, Directors and Officers. For six years from and after the Effective Time (or in the event that any relevant claim is asserted or made within such six-year period, until final disposition of such claim), Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present managers, officers and directors of the Company and of its Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company or any Subsidiary pursuant to the Company Charter, the Company Operating Agreement, the Operating Agreement, dated July 1, 2000, of ATMLogix, LLC, the Amended and Restated Operating Agreement, dated June 22, 2000, of Round Two, LLC, the Amended and Restated Operating Agreement, dated June 22, 2000, of TouchLogix, LLC, the Operating Agreement, dated September 7, 2000, of CheckLogix, LLC, the Amended and Restated Operating Agreement, dated August 1, 2001, of PaymentLogix, LLC, the Operating Agreement, dated August 4, 2000, of EFTLogix, LLC, the Operating Agreement, dated March 23, 2001, of Lavinna Company, LLC, the Amended and Restated Articles of Incorporation, dated November 21, 2000, of HIS, as amended by the First Articles of Amendment, dated November 13, 2001, the Second Amended and Restated Bylaws of HIS, dated November 21, 2000, the Articles of Incorporation, dated August 4 1997, of RBSA, as amended May 31, 2001, and the Bylaws, undated, of RBSA, as amended by the Amendment to Bylaws, dated January 25, 2001, for acts or omissions occurring at or prior to the Effective Time. Parent will provide such indemnification in the event it cannot be provided by the Surviving Corporation.

   Section 5.10   Notification of Certain Matters.   Parent shall use its
commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company shall use its commercially reasonable efforts to give prompt notice to Parent of any change or event which would be reasonably likely to have a Material Adverse Effect on the Company. The delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 5.11   Stock Exchange Listing.   Parent shall use its reasonable
best efforts to have authorized for quotation on Nasdaq, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

   Section 5.12   Indemnity Agreement.   No later than immediately prior to the
Effective Time, the Company will cause the Member Representatives to execute and deliver the Indemnity Agreement to Parent and the Indemnity Agent, with such changes thereto as may be requested by the Indemnity Agent that are reasonably acceptable to Parent and the Member Representatives.

   Section 5.13   Allocation of Purchase Price.

      (a) The parties agree that for federal income tax purposes, the Merger shall be treated as the sale of the assets and liabilities of the Company in exchange for the Parent Common Stock (and any cash paid in lieu of delivering fractional shares) delivered in the Merger.

      (b) Within 30 days following the Closing Date, Parent shall deliver to the Member Representatives a schedule (the "Allocation Schedule") allocating the consideration payable under Section 1.5 (including, for purposes of this Section 5.13, any liabilities of the Company that survive the Merger); provided, however, that if the Closing occurs on or prior to January 26, 2002, then the Allocation Schedule shall be in such form mutually agreed upon by Parent and the Member Representatives within such 30-day period or as determined by the arbitrators pursuant to clause (c) of this Section 5.13. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Parent and the Company shall file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule (including any items resolved by arbitration).

      (c) If the Closing occurs on or prior to January 26, 2002 and Parent and the Member Representatives cannot reach agreement on the Allocation Schedule within the 30-day period described in clause (b) of this
          Section 5.13, either Parent or the Member Representatives may, by written notice to the other, demand arbitration of any disputed matters. Within fifteen (15) days after such written notice is sent, Parent and the Member Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall render their decision within 60 days after submission of the issues to arbitration. The decision of the arbitrators as to the disputed issues shall be binding, and conclusive. The provisions of Section 8.5 shall apply with respect to any arbitration under this Section 5.13.

   Section 5.14   Employee Matters.

      (a) At the Closing, Parent shall cause the Surviving Corporation to pay to employees of the Company (including employees that are Company Members) all accrued and unpaid compensation owed by the Company to such employees as set forth in Schedule 5.14(a) plus any accrued and unpaid compensation owed by the Company to such employees accruing from the date hereof to the Closing Date at the same rate or salary as that used in computing the amounts in Schedule 5.14(a), other than any such compensation which is not yet payable on the Closing Date to such employees pursuant to the Company's ordinary course payroll practices. For purposes hereof, the Company shall provide Parent with an updated Schedule 5.14(a) at least two days prior to the Closing which updated Schedule will reflect the total amount owing as of the Closing to such employees pursuant to the provisions of this Section 5.14.

      (b) At the Closing, Parent shall cause the Surviving Corporation to forgive all principal and interest relating to the indebtedness of that certain Promissory Note dated January 1, 2001, with Daniel Lykken as maker, in the principal amount of $250,000, that certain Promissory Note dated January 1, 2001, with Kristin DelMonte as maker, in the principal amount of $200,000, that certain Promissory Note dated July 12, 2000, with Brian Shanahan as maker, in the principal amount of $28,000 and that certain Promissory Note, dated October 26, 2000, with John Willmon as maker, in the principal amount of $13,191.66.

      (c) Parent shall reserve 200,000 shares of Parent Common Stock for grants under its stock option plan to employees of the Company designated by Parent who remain employees of the Surviving Corporation. Such grants shall be determined by the Board of Directors of Parent in its sole discretion after consultation with A. Anthony Sdao and shall be awarded to such employees within 30 days after the Closing Date.

      (d) As of the Effective Time, Parent shall cause the Surviving Corporation to assume all rights and obligations of the Company to the INS or the DOL related to the nonimmigrant and permanent residence processing of the employees of the Company indicated in
          Section 5.14(d) of the Company Letter, including the rights and obligations related to the foreign national employees in H-1B nonimmigrant status.

      (e) At the Closing, A. Anthony Sdao and Scott Bahneman shall release all rights they may have to the deferred salary owed to them by the Company in the aggregate amount of $345,000 on a pro rata basis based on the amount of deferred salary owed to each of them by the Company and the Surviving Corporation shall establish a $345,000 bonus pool for employees of the Company designated by Parent who remain employees of the Surviving Corporation. Such bonuses will be determined by Parent in its sole discretion after consultation with
          A. Anthony Sdao and shall be paid within 30 days after the Closing
          Date.

   Section 5.15   Interest and Principal Payments.   At the Closing, Parent
shall cause the Surviving Corporation to pay all accrued interest for loans made to the Company by A. Anthony Sdao and Scott Bahneman in the amounts indicated in Section 3.31. At the Closing, Parent shall cause the Surviving Corporation to pay the principal amount of $26,199 owed by the Company to Vladimir and Lana Rozendorf pursuant to the Promissory Note of the Company, dated December 29, 1999, with the Company as maker, in the principal amount of $26,199

(the "Rozendorf Promissory Note") and all accrued and unpaid interest owed on the Rozendorf Promissory Note as of the Closing Date.

   Section 5.16   RBSA.   The Company shall cause RBSA to take all necessary
actions to obtain the releases described in Section 6.3(l).

   Section 5.17   Lavinna Company, LLC.   Prior to the Closing, the Company
shall either cause Lavinna Company, LLC to cease all manufacturing or shall merge Lavinna Company into the Company.

                                  ARTICLE VI
                      CONDITIONS PRECEDENT TO THE MERGER

   Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. Except as set forth in Schedule 6.1, the respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

      (a) Member Approval.   This Agreement shall have been duly approved by
          the requisite vote of members of the Company in accordance with applicable law, the Company Charter and the Company Operating Agreement.

      (b) Quotation of Stock.   The Parent Common Stock issuable in the Merger
          shall have been authorized for quotation on Nasdaq, subject to official notice of issuance.

      (c) Certain Approvals.   All approvals to be obtained by Parent, Sub or
          the Company required under the Bank Act shall have been received, and the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated if such filing under the HSR Act is required.

      (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

      (e) Registration Statement.   The Registration Statement shall have
          become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

      (f) No Litigation or Injunction.   There shall not be instituted or
          pending any suit, action or proceeding by any Governmental Entity relating to this Agreement, any of the Company Ancillary Agreements or Parent Ancillary Agreements or any of the transactions contemplated herein or therein. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the Merger other than any of the foregoing which shall have been dismissed with prejudice.

   Section 6.2   Conditions to Obligation of the Company to Effect the
Merger.   Except as set forth in Schedule 6.1, the obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional condition:

      (a) Performance of Obligations; Representations and Warranties.    Each
          of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

   Section 6.3   Conditions to Obligations of Parent and Sub to Effect the
Merger.   Except as set forth in Schedule 6.1, the obligations of Parent and
Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

      (a) Performance of Obligations; Representations and Warranties.   The
          Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

      (b) Material Adverse Effect.   Since the Balance Sheet Date through the
          Effective Time, there shall not have been any Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

      (c) Consents.   All authorizations, consents, orders, declarations or
          approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, an adverse effect on Parent (assuming the Merger had taken place) shall have been obtained, shall have been made or shall have occurred. Further, the Company shall have obtained the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under (i) those leases set forth or described in Schedule 6.3(c), or
          (ii) any material loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument by which the Company or any of its Subsidiaries is bound.

      (d) Capital Structure Certificate.   The Company shall have delivered a
          certificate of its Chief Executive Officer and its Chief Financial Officer setting forth all of the information that would have been required to have been included in Section 3.2(c) of the Company Letter if this Agreement were dated as of the Effective Time.

      (e) Member Approval.   This Agreement shall have been duly approved by
          the members of the Company. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Secretary to such effect.

      (f) Certificates of Non-Foreign Status.   The Company and each Company
          Member shall have delivered to Parent a certification of non-foreign status, dated as of the Closing Date, in accordance with Treas. Reg.
          (S)(S) 1.1445-2(b), 1.1445-11(d)(2) and Code (S) 1446, and neither
          Parent nor Sub shall have actual knowledge that any such certification is false or receive a notice that any such certification is false. The forms of such certificates are attached hereto as Exhibit E.

      (g) Releases.   Each of the Company Members shall have executed a general
          release, in favor of the Company, Parent and Sub, in the form of the attached Exhibit F.

      (h) Acquisition Transactions.   Each of the RBSA Stock Purchase Agreement
          and the HIS Stock Purchase Agreement shall be in full force and effect and the Acquisition Transactions shall be effected in accordance with the provisions of Section 1.16.

      (i) Ancillary Agreements.   The Indemnity Agreement shall have been
          executed by the Member Representatives and the Indemnity Agent and delivered to Parent and shall be in full force and effect.

      (j) Employment Agreements.   (i) Each of the executives listed in
          Schedule 6.3(j) shall still be employed by the Company, (ii) the Employment Agreement listed in Section 3.12(d) of the Company Letter existing between A. Anthony Sdao and the Company shall have been terminated, and (iii) A. Anthony Sdao shall have executed an employment agreement with Sub, as the Surviving Corporation, in the form of the attached Exhibit L (the "Sdao Employment Agreement"). Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

      (k) HIS Stock Options.   The Company shall have caused the Board of
          Directors of HIS (or, if appropriate, any committee thereof) to adopt appropriate resolutions and take all other actions necessary or appropriate deemed satisfactory to Parent to cause each outstanding option to purchase shares of HIS common stock, whether or not exercisable (each, an "HIS Stock Option") to be fully vested and fully exercised on or prior to the Closing and the Company shall deliver a certificate signed on behalf of HIS by its secretary to such effect. Each holder of an HIS Option is hereinafter defined as an "Option Holder".

          The Company shall cause each exercising Option Holder to become a party to the Purchase Option Agreement such that the Option Holder shall be entitled to receive only an amount per share as shall be payable to any other holder of common stock of HIS pursuant to the Purchase Option Agreement, with such amount per share being calculated after taking into account the additional shares of Equity Securities (as such term is defined in the Purchase Option Agreement) that will be outstanding as a result of the issuance of shares from the exercise of the HIS Stock Options and the Company shall deliver a certificate signed on behalf of HIS to such effect by its Chief Executive Officer.

      (l) RBSA Releases. Each of the RBSA Equity Holders shall have executed and delivered a general release in the form of Exhibit C attached to the RBSA Stock Purchase Agreement and each of the individuals listed in Schedule 6.3(l) shall have executed a general release including a disclaimer of any right such individual may have to any equity interest in RBSA, in favor of the Company, RBSA, Parent and Sub, in the form of the attached Exhibit I.

      (m) PaymentLogix, LLC Agreement.   At or prior to January 4, 2002, the
          Company shall have caused PaymentLogix, LLC to have entered into an agreement in form and substance reasonably acceptable to Parent, effective at the Closing, with the third Persons indicated on
          Schedule 6.3(m) to modify or terminate, as Parent may designate, the agreements identified or described in Schedule 6.3(m) in order to, among other things, terminate any ongoing obligation to market or sell the services of the third Persons to such agreements and to clarify that there exist no ongoing exclusivity obligations.

      (n) ATMI Release.   ATMI, Inc. shall have executed a general release in
          favor of the Company, Parent and Sub, in the form of the attached Exhibit J.

      (o) HIS Stock Powers and Releases.   Each of the HIS Equity Holders shall
          have executed a stock power in the form of the attached Exhibit K and Michael Enos shall have executed a general release in favor of HIS, the Company, Parent and Sub in the form of Exhibit C attached to the HIS Stock Purchase Agreement.

      (p) Opinion.   The opinion identified in Section 6.3(p) of the Company
          Letter has not been amended or withdrawn and the Company will deliver a certificate at Closing to such effect signed by its Chief Executive Officer.

      (q) Certificate.   At the Closing the Company will deliver to Parent a
          certificate specifying which payments described in Section 4.1 of the Company Letter are to be made at Closing.

      (r) Lavinna Company, LLC.   Prior to the Closing, Lavinna Company, LLC
          shall either cease all manufacturing or the Company shall cause it to be merged into the Company, and the Company will deliver a certificate at Closing to such effect signed by its Chief Executive Officer, attaching evidence of such merger if applicable.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

   Section 7.1   Termination.   This Agreement may be terminated at any time
prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Company Members:

      (a) by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the non-breaching party of such failure to comply;

      (c) by either Parent or the Company if there has been (i) a material breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects, or (ii) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

      (d) by either Parent or the Company if:   (i) the Merger has not been
          effected on or prior to the close of business on June 17, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date, or
          (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

      (e) by Parent if the members of the Company do not approve this Agreement at the Member Meeting or at any adjournment or postponement thereof;

      (f) by Parent if (i) the Board of Managers of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and the Company Members, or shall have resolved to do so, (ii) any Person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding Company Membership Interests, or (iii) the Board of Managers of the Company shall have recommended to the members of the Company any Takeover Proposal or shall have resolved to do so;

      (g) by Parent if any Governmental Entity (i) seeks to restrain or prohibit or restrains or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement,
          (ii) seeks to prohibit or prohibits the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets (including any agreement) of the Company, Parent or any of their respective Subsidiaries, (iii) seeks to limit or impose any conditions on or limits or imposes any conditions on the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets (including any agreement) of the Company, Parent or any of their respective Subsidiaries or that otherwise, in the good faith opinion of Parent, individually or in the aggregate, would have a Material Adverse Effect on Parent, the Company or any of their respective Subsidiaries or would detract from the value of the Merger to Parent in any material manner, or (iv) seeks to compel or compels the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of or hold separate any portion of the business or assets (including any agreement) of the Company, Parent or any of their respective Subsidiaries.

          The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

   Section 7.2   Effect of Termination.   In the event of termination of this
Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except as provided in the next to the last sentence of Section
5.3 and the entirety of Section 5.5, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

   Section 7.3   Amendment.   This Agreement may be amended by the parties
hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the members of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such members without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 7.4   Waiver.   At any time prior to the Effective Time, the parties
hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII
                                INDEMNIFICATION

   Section 8.1   Indemnity Fund.

(a)  Promptly after the Effective Time, the Indemnity Shares shall be registered in the name of, and be deposited with First Tennessee (or another institution selected by Parent with the reasonable consent of the Company) as Indemnity Fund and collateral agent (the "Indemnity Agent"). Such deposit shall constitute the initial Indemnity Fund and shall be governed by the terms set forth herein and in the Indemnity Agreement. All dividends and distributions in respect of the Indemnity Shares, whether in cash, additional Parent Common Stock or other property, received by the Indemnity Agent shall be distributed currently to the Company Members in accordance with the Indemnity Agreement; provided, that stock dividends made to effect stock splits or similar events shall be retained by the Indemnity Agent as part of the Indemnity Fund. The Indemnity Fund shall be available to indemnify, hold harmless and reimburse any Parent Group Member from any Loss or Expense indemnifiable under this Article VIII and as provided in the Indemnity Agreement.

      (b) Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty or covenant contained in this Agreement if this Agreement shall be terminated, provided that resort to the Indemnity Fund shall be the exclusive remedy of the Parent Group Members for any breaches and misrepresentations following the Effective Time other than for fraud.

      (c) As used in this Agreement, (i) "Expense" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), (ii) "Loss" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, Taxes, penalties, damages, expenses, deficiencies or other charges, and (iii) "Parent Group Members" means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.

      Section 8.2   Indemnification from Indemnity Fund.   (a)   Subject to
   Section 8.1 and except as set forth in Schedule 8.2, from and after the Effective Time, each Parent Group Member shall be indemnified, held harmless and reimbursed from the Indemnity Fund from and against any and all Loss and Expense incurred by such Parent Group Member in connection with or arising from:

       (i) any breach or failure to perform by the Company of any of its agreements, covenants or obligations in this Agreement;

       (ii) any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement or any certificate delivered by or on behalf of the Company pursuant to this Agreement; or

      (iii) any claims that the Company's or any of its Subsidiaries' products or any use, sale, offer for sale or manufacture thereof or the conduct of the Company's or any of its Subsidiaries' businesses infringes the patent(s) identified in Section 8.2 of the Company Letter;

   provided, however, that the Indemnity Fund shall be used to indemnify and hold harmless hereunder with respect to the matters set forth in clause (ii) of this Section 8.2(a) (other than Sections 3.1, 3.2, 3.3, 3.20 and 3.28, the certificate delivered pursuant to Section 6.3(a) to the extent it relates to such Sections, and the certificates delivered pursuant to Section 6.3(d), as to which this proviso shall not apply) only in the event that the aggregate amount (without duplication) of Losses and Expenses borne by the Parent Group

   Members with respect thereto exceeds $150,000 in the aggregate, in which event the Indemnity Fund shall be used to indemnify the Parent Group Members for the full amount of such Losses and Expenses. Any payment pursuant to this Section 8.2 shall be made in the form of a transfer from the Indemnity Fund to the applicable Parent Group Member(s) pursuant to the Indemnity Agreement.

      (b) The Company acknowledges that Parent and the Company have agreed that Parent will acquire all of the outstanding Company Membership Interests in exchange for the aggregate merger consideration payable by Parent pursuant to Section 1.5. The Company further acknowledges that the information set forth in the certificate delivered pursuant to Section 6.3(d) will be used as the basis for determining the Exchange Ratio. In the event of any inaccuracy in the certificate delivered pursuant to Section 6.3(d), Parent will be entitled (but not obligated) to recalculate and adjust the Exchange Ratio accordingly and receive a sufficient number of shares of Parent Common Stock from the Indemnity Fund in order that the total number of shares of Parent Common Stock issued and outstanding by virtue of this Agreement would be as would have resulted in such certificate had been true and correct. Notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate merger consideration payable by Parent, Sub or the Surviving Corporation to the holders of equity interests in the Company in connection with the Merger or the transactions contemplated hereby exceed such consideration payable assuming such certificate is correct.

      (c) The indemnification provided for in this Article VIII shall terminate one year after the Effective Time (and no claims shall be made by any Parent Group Member under this Section 8.2 thereafter), except that such indemnification shall continue as to any Loss or Expense in connection with which a Claim Notice is given in accordance with the requirements of Section 8.4 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 8.2, as to which the indemnification obligation hereunder shall continue until the liability to be satisfied from the Indemnity Fund shall have been determined pursuant to this Article VIII, and all Parent Group Members shall have been reimbursed out of the Indemnity Fund for such Loss or Expense in accordance with the terms hereof.

   Section 8.3   Termination of Indemnity Fund.   Upon termination of the
indemnification obligations under this Article VIII and reimbursement of the Parent Group Members of Losses and Expenses payable in respect thereof hereunder, the Indemnity Fund shall terminate and shall be distributed in accordance with the Indemnity Agreement after payment of any amounts therefrom due to the Indemnity Agent.

   Section 8.4  Notice and Determination of Claims.

      (a) If any Parent Group Member wishes to make a claim for indemnification to be satisfied from the Indemnity Fund, such Parent Group Member (individually or collectively, the "Claiming Party") shall so notify the Indemnity Agent in writing (the "Claim Notice") of the facts giving rise to such claim for indemnification hereunder. The Claim Notice shall be accompanied by a certificate of the Claiming Party attesting to the Claiming Party's contemporaneous delivery of a duplicate copy of the Claim Notice to the Member Representatives. Such Claim Notice shall describe in reasonable detail (to the extent then known) the Loss or Expense and the method of computation of such Loss or Expense and contain a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred. If the Claiming Party is not Parent, the Claim Notice must be accompanied by a certificate from Parent confirming that the Claiming Party is a Parent Group Member. At the time of delivery of any Claim Notice to the Indemnity Agent, a duplicate copy of such Claim Notice shall be delivered by the Claiming Party to the Member Representatives.

      (b) Unless the Member Representatives shall have delivered an Objection in accordance with Section 8.4(c), the Indemnity Agent shall, on the twentieth day (or such earlier day as the Member Representatives shall authorize in writing to the Indemnity Agent) after receipt of a Claim Notice with respect to indemnification for a specified amount, deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the specified amount.

      (c) Until the twentieth day following delivery of a Claim Notice, the Member Representatives may deliver to the Indemnity Agent a written objection (an "Objection") to the claim made in such Claim Notice. At the time of delivery of any Objection to the Indemnity Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party.

      (d) Upon receipt of an Objection properly made, the Indemnity Agent shall
          (i) deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to that portion of the amount subject to the Claim Notice, if any, which is not disputed by the Member Representatives and (ii) designate and segregate out of the Indemnity Fund a portion thereof, valued in accordance with the Indemnity Agreement, with a value equal to the amount subject to the Claim Notice which is disputed by the Member Representatives. Thereafter, the Indemnity Agent shall not dispose of such segregated portion of the Indemnity Fund until the Indemnity Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 8.5, or the Indemnity Agent shall have received a copy of the written agreement between the Claiming Party and the Member Representatives resolving such dispute and setting forth the amount, if any, which such Claiming Party is entitled to receive. The Indemnity Agent will deliver to Parent, for its account or for the account of each Parent Group Member entitled to payment, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Member Representatives, promptly after the Indemnity Agent's receipt of such agreement.

   Section 8.5   Resolution of Conflicts; Arbitration.

      (a) The Claiming Party shall deliver a written response to the Member Representatives in respect of any Objection properly delivered by the Member Representatives. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Member Representatives and the Claiming Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Member Representatives and the Claiming Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and shall be furnished to the Indemnity Agent. The Indemnity Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Indemnity Fund in accordance with the terms thereof.

      (b) If no such agreement can be reached after good faith negotiation, either the Claiming Party or the Member Representatives may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Member Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the related Claim Notice shall be binding, and conclusive, and notwithstanding anything in this Section 8.5, the Indemnity Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Fund in accordance therewith.

      (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Denver, Colorado under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

   Section 8.6   Member Representatives.

      (a) The "Member Representatives" shall be A. Anthony Sdao and Kristin DelMonte, who may be replaced by the Company prior to the Effective Time. Each of the Member Representatives shall be constituted and appointed as agent for and on behalf of the Company Members to give and receive notices and communications, to authorize delivery to Parent Group Members of the Parent Common Stock or other property from the Indemnity Fund in satisfaction of claims by Parent Group Members, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Member Representatives in connection with the foregoing. The Persons designated to serve as the Member Representatives may be changed by the holders of a majority in interest of the Indemnity Fund from time to time upon not less than 10 days' prior written notice to Parent and the Indemnity Agent. No bond shall be required of the Member Representatives, and the Member Representatives shall receive no compensation for their services. Any expenses incurred by the Member Representatives in connection with their services hereunder shall be reimbursed from the Indemnity Fund upon presentation of appropriate expense documentation as and to the extent provided in Section 6 of the Indemnity Agreement.

      (b) The Member Representatives shall not be liable to the Company Members for any act done or omitted hereunder or under the Indemnity Agreement as Member Representatives while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith. The Company Members shall severally indemnify the Member Representatives and hold them harmless from and against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Member Representatives and arising out of or in connection with the acceptance and administration of their duties hereunder.

      (c) The Member Representatives shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

   Section 8.7 Actions of the Member Representatives. A decision, act, consent or instruction of the Member Representatives shall constitute a decision of all Company Members for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such Company Member, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Member Representatives as being the decision, act, consent or instruction of each and every such Company Member. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Member Representatives. For purposes of this Agreement and the Indemnity Agreement any action by a majority of the then Member Representatives shall be deemed to be the action of and binding upon all of the Member Representatives.

   Section 8.8 Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Indemnity Fund, Parent shall promptly notify the Member Representatives of such claim, and the Member Representatives shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claims without the consent of the Member Representatives, which consent shall not be unreasonably withheld. In the event that the Member Representatives have consented to any such settlement, the Member Representatives shall have no power or authority to object under Section
8.4 or any other provision of this Article VIII to the amount paid in such settlement.

                                  ARTICLE IX
                              GENERAL PROVISIONS

   Section 9.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the first anniversary of the Effective Time. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty made in this Agreement or in any instrument delivered pursuant to this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

   Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when (i) delivered personally, (ii) one business day after being delivered to an overnight courier or (iii) on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)  if to Parent or Sub, to

             Concord EFS, Inc.
             1100 Carr Road
             Wilmington, DE 19809
             Attention: General Counsel
             Facsimile No.: (302) 791-8762

          with a copy to:

             Sidley Austin Brown & Wood
             Bank One Plaza
             10 South Dearborn Street
             Chicago, Illinois 60603
             Attention: Imad I. Qasim
             Facsimile No.: (312) 853-7036

      (b) if to the Company, any of the Subsidiaries or the Member Representatives, to:

             The Logix Companies, LLC
             2101 Ken Pratt Boulevard, Suite 102
             Longmont, Colorado 80501
             Attention: A. Anthony Sdao
             Facsimile No.: (303) 827-0201

          with a copy to:

             Faegre & Benson LLP
             370 17th Street
             Denver, Colorado 80202
             Attention: Karen L. Barsch, Esq.
             Facsimile No.: (303) 820-0600

   Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule attached to, this Agreement unless otherwise indicated. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation," and (ii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole.

   Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the next to the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with (i) the internal laws (as opposed to conflicts of law provisions) of the State of Delaware applicable to contracts made and performed wholly therein and (ii ) with respect to law governing the Merger, solely by the law of the State of Colorado.

   Section 9.7 Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

   Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

   IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          CONCORD EFS, INC.

                                          By:     /s/  EDWARD A. LABRY III
                                             ----------------------------------
                                                 Name: Edward A. Labry III
                                                 Title:      President

                                          SPARK MERGER CORP.
                                          By:     /S/  EDWARD A. LABRY III
                                             ----------------------------------
                                                 Name: Edward A. Labry III
                                                 Title:      President

                                          THE LOGIX COMPANIES, LLC
                                          By:     /S/  A. ANTHONY SDAO
                                             ----------------------------------
                                                 Name: A Anthony Sdao
                                                 Title:  Manager/President

                     [Signature Page to Merger Agreement]

                                                                        ANNEX B

                               VOTING AGREEMENT

   VOTING AGREEMENT, dated as of December 15, 2001 (this "Agreement"), by the undersigned member (the "Member") of The Logix Companies, LLC, a Colorado limited liability company (the "Company"), for the benefit of Concord EFS, Inc., a Delaware corporation ("Parent").

                                   RECITALS

   WHEREAS, Parent, Spark Merger Corp., a Colorado corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an
Agreement and Plan of Merger, dated as of December       , 2001 (the "Merger
Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding membership interest in the Company ("Company Membership Interest") not owned directly or indirectly by Parent or the Company, will be converted into shares of common stock, par value $0.33 1/3 per share, of Parent ("Parent Common Stock");

   WHEREAS, the Member owns of record and/or holds stock options and/or warrants to acquire (whether or not vested) that number of Company Membership Interests appearing on the signature page hereof (such Company Membership Interests, together with any other membership units in the Company acquired by such Member after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

   WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Member agree, and in order to induce Parent to enter into the Merger Agreement the Member has agreed, to enter into this Agreement.

   NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Member agrees as follows:

   1. Covenants of Member. Until the termination of the Member's obligations in accordance with Section 4, Member agrees as follows:

      (a) At the Member Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Member shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

      (b) At any meeting of Company Members (or at any adjournment thereof) or in any other circumstances upon which the Member's vote, consent or other approval is sought, the Member shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any subsidiary thereof or any other Takeover Proposal or (ii) any amendment of the Company's Articles of Organization or Company Operating Agreement or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any equity interests in the Company. The Member further agrees not to commit or agree to take any action inconsistent with the foregoing.

      (c) The Member shall not, nor shall the Member permit any Affiliate, director, officer, employee or other representative of the Member to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

      (d) The Member shall cooperate with Parent to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

   2. Representations and Warranties. The Member represents and warrants to Parent as follows:

      (a) The Member is the record and beneficial owner of, and has good title to, the Subject Shares. The Member does not own, of record or beneficially, any membership interest or other equity interest of the Company other than the Subject Shares. The Member has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

      (b) This Agreement has been duly executed and delivered by the Member. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Member enforceable against the Member in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement by the Member does not and will not conflict with any agreement, order or other instrument binding upon the Member, nor require the Member to make or obtain any regulatory filing or approval.

   3. Affiliate Letter. The Member agrees to execute and deliver on a timely basis an Affiliate Letter in the form of Exhibit D to the Merger Agreement, when and if requested by Parent.

   4. Termination. The obligations of the Member hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section
7.1 thereof or the Effective Time; provided that in the event the Merger Agreement is terminated (i) by Parent pursuant to Section 7.1(b) or 7.1(c) thereof, but only in the event of a wilful breach by the Company, or (ii) pursuant to Section 7.1(e) or 7.1(f) thereof, the obligations of the Member hereunder shall terminate on the first anniversary of the termination of the Merger Agreement. No such termination shall relieve the Member from any liability in connection with this Agreement incurred prior to such termination.

   5. Further Assurances. The Member will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

   6. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Member, such as an executor or heir) shall be bound by the terms hereof, and the Member shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

   7. Remedies. The Member acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it and that any such breach would cause Parent irreparable harm. Accordingly, the Member agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

   8. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

   9. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Member and Parent.

   10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   11. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

   12. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   13. No Limitation on Actions of the Member as Manager. In the event the Member is a manager of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Member to take or in any way limit any action that the Member may take to discharge the Member's fiduciary duties as a manager of the Company.

                                          /s/
                                          --------------------------------------
                                          Name:

Number of Company Membership
Interests owned on the
date hereof:
        --

Accepted and agreed to
as of the date set forth above:
CONCORD EFS, INC.

     /s/ E. MILES KILBURN
By:__________________________________________________________________________
Name: E. Miles Kilburn
Title:   Senior Vice President

                                                                        ANNEX C

                          INDEMNITY ESCROW AGREEMENT


   This INDEMNITY ESCROW AGREEMENT (the "Indemnity Agreement"), is dated as of
       ,       , among Concord EFS, Inc., a Delaware corporation ("Parent"), A.
Anthony Sdao and Kristin DelMonte (the "Member Representatives"), and First
Tennessee Bank National Association, a        banking corporation, as indemnity
and escrow agent (the "Indemnity Agent").


                                  WITNESSETH:

   WHEREAS, The Logix Companies, LLC, a Colorado limited liability company (the "Company"), Spark Merger Corp., a Colorado corporation ("Sub"), and Parent are parties to that certain Agreement and Plan of Merger, dated as of December 15, 2001 (the "Merger Agreement"), pursuant to which the Company shall be merged with and into Sub (the "Merger"), with Sub surviving as a wholly owned subsidiary of Parent (as such, the "Surviving Corporation");

   WHEREAS, under the Merger Agreement all Parent Group Members shall be indemnified, held harmless and reimbursed as provided in Article VIII of the Merger Agreement;

   WHEREAS, to ensure that funds will be available to indemnify, hold harmless and reimburse the Parent Group Members as required by Article VIII of the Merger Agreement, Section 8.1 of the Merger Agreement provides that in connection with the Merger, promptly after the Effective Time (as defined below) 5% of the aggregate number of whole shares of Parent Common Stock into which the Company Membership Interests are to be converted into, in accordance with Article I of the Merger Agreement (such shares being referred to herein as the "Indemnity Shares") shall be deposited with the Indemnity Agent in an escrow account established pursuant to this Indemnity Agreement and held and subsequently disbursed in accordance with the terms of this Indemnity Agreement (such Indemnity Shares, together with any dividends or other distributions received thereon being herein collectively referred to as the "Indemnity Fund").

   WHEREAS, the Merger Agreement provides for the Member Representatives to act in accordance herewith in connection with this Indemnity Agreement and the indemnification obligations contained in the Merger Agreement; and

   WHEREAS, the Indemnity Agent has agreed to hold the Indemnity Fund pursuant to the terms of this Indemnity Agreement;

   NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

Section 1.  Definitions.

   Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. In addition, the following terms shall have the following meanings:

      "Effective Time" means the date and time at which the Statement of Merger is accepted for recording or such later time established by the Statement of Merger.

      "Average Closing Price" means $      .

Section 2.  Deposit of Indemnity Shares and Use of Indemnity Fund.

    a. Promptly after the Effective Time, the Indemnity Shares shall be deposited by Parent in escrow with the Indemnity Agent. The Indemnity Agent shall establish a separate subaccount for each Company Member ("Subaccount") and credit to such Subaccount the number of Indemnity Shares set forth opposite the name of such Company Member on Annex A hereto.

    b. Immediately after receipt from Parent of the Indemnity Shares, the Indemnity Agent shall confirm to the Parent and the Member
       Representatives such receipt in writing.

    c. The Indemnity Agent agrees to hold, pay and disburse the Indemnity Fund and to act as Indemnity Agent in accordance with the terms, conditions and provisions of this Indemnity Agreement.

    d. All dividends and distributions in respect of the Indemnity Shares, whether in cash, additional Parent Common Stock or other property received by the Indemnity Agent shall be distributed currently to the Company Members; provided that stock dividends made to effect stock splits or similar events shall be retained by the Indemnity Agent as part of the Indemnity Fund and credited proportionately to the Subaccounts to which the Indemnity Shares are credited, and shall be considered part of the Indemnity Shares for purposes of this Indemnity Agreement. In the event the Indemnity Shares are reclassified or otherwise changed into or exchanged for other securities, property or cash pursuant to any merger, consolidation, sale of assets and liquidation or other transaction, the securities, cash or other property received by the Indemnity Agent in respect of the Indemnity Shares shall be retained by it as part of the Indemnity Fund, credited proportionately to the Subaccounts to which the Indemnity Shares are credited and, in the case of securities, registered in the name of the Indemnity Agent or its nominee. All cash, property, Parent Common Stock and other securities received and retained by the Indemnity Agent as described in this Subsection 2(d) are referred to herein as "Distributions". The provisions of this Section 2 shall apply to successive Distributions.

    e. Each Company Member shall have the right to vote all Indemnity Shares credited to such Company Member's Subaccount. The Indemnity Agent will forward to each Company Member to whose Subaccount any Indemnity Shares are credited all notices of stockholders' meetings, proxy statements and reports to stockholders received by the Indemnity Agent in respect thereof and will either (i) vote the Indemnity Shares credited to such Company Member's Subaccount only in accordance with written instructions received from such Company Member, or (ii) forward to such Company Member a signed proxy enabling the Company Member to vote such Indemnity Shares. The Indemnity Agent shall be reimbursed for the cost of such forwarding in accordance with Section 8(d).

Section 3.  Release of Indemnity Shares for Sale.

    a. Subject to Section 3(d), a Company Member may deliver to the Indemnity Agent and to Parent a written notice (a "Sale Notice") directing the Indemnity Agent to deliver all or a specified number of the Indemnity Shares (the "Sold Shares") credited to such Company Member's Subaccount to a broker or dealer for purposes of sale, against receipt by the Indemnity Agent of the proceeds of such sale, after deducting the commissions and other charges of the broker or dealer effecting such sale (the "Sale Proceeds"). The Sale Notice shall state: (i) that a specified number of Indemnity Shares have been sold to or through the broker-dealer named therein, (ii) the sale price per share and the aggregate Sale Proceeds, and (iii) the date of payment for and delivery of the Sold Shares, which shall not be less than five business days after delivery of the Sale Notice.

    b. If the Sale Proceeds as set forth in the Sale Notice are less than 100% of the Current Market Value (as defined in Section 5(b)) of the Sold Shares as of the date of sale, the Indemnity Agent shall not deliver the Sold Shares unless it receives, in addition to the Sale Proceeds, cash in an amount equal to the difference between the Current Market Value of the Sold Shares as of the date of sale and such Sale Proceeds; provided, however, that if the Current Market Value of the Sold Shares as of the date of sale shall be less than the Average Closing Price, then the Indemnity Agent shall not deliver the Sold Shares unless it receives, in addition to the Sale Proceeds, cash in an amount equal to the difference between the Average Closing Price and such Sale Proceeds; and provided further, that in the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities, appropriate and proportionate adjustments, if any, shall be made to the "Average Closing Price".

    c. The Sale Proceeds and additional cash, if any, received by the Indemnity Agent in respect of Sold Shares shall be retained in the Indemnity Fund in accordance with this Indemnity Agreement and credited to the Subaccount of the selling Company Member.

    d. Sold Shares subject to transfer restrictions for securities law purposes, as indicated by a legend placed on the certificates representing such Sold Shares, shall not be transferred pursuant to
       Section 3 except in accordance with the Company Affiliate Letter or any other agreement creating such restriction, as the case may be, executed by the Company Member requesting such sale.

Section 4.  Disposition of Indemnity Fund.

    a. Each Parent Group Member shall be entitled to receive payment directly from the Indemnity Agent out of the Indemnity Fund in the amount which, at any time and from time to time, such Parent Group Member is entitled to be indemnified, reimbursed and held harmless from the Indemnity Fund as provided in Article VIII of the Merger Agreement (including Sections
       8.4 and 8.5 thereof), the terms of which are incorporated herein by reference and a copy of which is attached hereto as Annex B.

    b. The Indemnity Agent shall not dispose of all or any portion of the Indemnity Fund other than as provided in this Indemnity Agreement.

Section 5.  Payment and Valuation.

    a. Payments, deliveries or designations from the Indemnity Fund made pursuant to any Claim Notice shall be made, on a Subaccount by Subaccount basis, first from any cash, second from any Permitted Investments, and third from any Indemnity Shares. For purposes of such payment, delivery or designation, Indemnity Shares and Permitted Investments shall be valued at the Current Market Value of such Indemnity Shares and Permitted Investments as determined in accordance with Section 5(b). To the extent that any payment, delivery or designation is made pursuant to this Indemnity Agreement in the form of securities, such payment, delivery or designation shall be rounded to the nearest whole number of such securities, and no fractional securities shall be paid, delivered or designated.

    b. The "Current Market Value" of the Indemnity Shares or any other security, including any Permitted Investment, in the Indemnity Fund shall be the average of the closing prices of such security for each of the ten trading days immediately preceding such date. The closing price of any such security on any trading day shall be: (i) if such security is listed on a national market securities exchange or quoted in The Nasdaq National Market System, the last reported sale price, or if no sale occurred on that day the mean between the closing bid and asked prices, of such security on such exchange (or the principal exchange if listed on more than one) or in The Nasdaq National Market System, as the case may be, (ii) if such security is not listed or quoted as described in clause (i), the mean between the reported high bid and low asked prices of such security on such date as reported in the financial press or by the National Quotation Bureau Incorporated, or (ii) if neither clause (i) nor clause (ii) applies, the market value of such security on such day as determined in good faith by the Board of Directors of Parent. Upon request of the Indemnity Agent, the Parent shall deliver to it a notice setting forth its good faith calculation of the Current Market Value of the Sold Shares or the Indemnity Shares, which calculation shall be binding on all parties.

    c. Payments and deliveries pursuant to a Claim Notice shall be charged to and withdrawn from each Subaccount in proportion to the original respective balances in each, unless the Indemnity Agent is restrained, enjoined or stayed by law or court order from withdrawing assets from a Subaccount, in which case the amount which would have been drawn from such Subaccount shall be allocated pro rata among and withdrawn from the remaining Subaccounts as to which the Indemnity Agent is not so restrained, enjoined or stayed. If the Indemnity Agent ceases to be so restrained, enjoined or stayed, then, to the extent practicable, such remaining Subaccounts from which such amount was withdrawn shall be credited, pro rata, with the amount of such withdrawal through a deduction from the Subaccount that was the subject of such restraint, injunction or stay.

Section 6.  Delivery of Indemnity Fund Upon Termination.

    a. On the first anniversary of the Effective Time, or earlier if Parent so elects, in whole or in part, pursuant to Section 8.2(c) of the Merger Agreement in a written notice delivered to the Indemnity Agent and the Member Representatives (the "Distribution Date"), the Indemnity Agent shall deliver to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent) an amount (the "Distribution Amount") equal to (A) the amount remaining in the Indemnity Fund, less (B) any amount designated as subject to a Claim pursuant to such Claim Notice to the extent such Claim has not been resolved prior to such date, and less (C) any amount previously designated in writing by the Member Representatives to the Indemnity Agent (with a copy delivered to Parent) as amounts that should be withheld to cover their expenses incurred in connection with their activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Member Representatives to such effect in accordance with Section 9(b)). Upon its receipt of such Distribution Amount, the Exchange Agent or Parent, as the case may be, shall disburse the Distribution Amount from each Subaccount to the Company Member for which such Subaccount was established. No certificates or scrip representing fractional shares of Parent Common Stock or any other security shall be issued upon the disbursement of the Distribution Amount. In lieu of any such fractional share, each Company Member who would otherwise have been entitled to a fraction of a share of Parent Common Stock or other security upon disbursement of the Distribution Amount will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Current Market Value of such Parent Common Stock or such other securities as of the Distribution Date by (ii) the fractional interest to which such holder would otherwise be entitled.

    b. Any amounts retained in escrow after the Distribution Date shall be held by the Indemnity Agent and shall first be used to indemnify the Parent Group Members, subject to the terms and conditions of this Indemnity Agreement, and upon resolution and payment out of the Indemnity Fund of all pending Claims, any remaining amounts in escrow shall be transferred to the Member Representatives with respect to out of pocket expenses incurred by them in connection with their activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Member Representatives to such effect in accordance with Section 9(b)), and any remaining amounts shall be distributed to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent), who shall disburse such portion in the manner set forth in Section 6(a).

    c. Upon distribution of the entire amount of the Indemnity Fund, the Indemnity Agent shall give the Exchange Agent or Parent, as the case may be, notice to such effect. Such notice shall be given to the following address, or to such other address as Parent may designate:

       Concord EFS, Inc.
       1100 Carr Road
       Wilmington, DE 19809
       Attention: General Counsel

  Upon such distribution, this Indemnity Agreement shall be terminated.

    d. At any time prior to final termination of this Indemnity Agreement, the Indemnity Agent shall, if so instructed in a writing signed by Parent and the Member Representatives, release from the Indemnity Fund to Parent or the Exchange Agent, as directed, the portion of the Indemnity Fund specified in such writing.

Section 7.  Permitted Investments; Interest.

   The Indemnity Agent is hereby authorized and directed to hold the Indemnity Fund in a segregated escrow account and to disburse such Indemnity Fund only in accordance with the terms of this Indemnity Agreement. From the date hereof until the date of disbursement of the Indemnity Fund pursuant to Section 6 of this Indemnity Agreement, the Indemnity Agent is authorized and directed to invest and reinvest the cash portion, if any, of the Indemnity Fund in any of the following investments (each a "Permitted Investment") in each case pursuant to joint instructions of the Parent and the Member Representatives: (i) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by the United States of America or any agency or instrumentality thereof; (ii) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by any state or municipality within the United States of America, or any political subdivision, agency or instrumentality thereof, rated "A" or better by either Standard & Poor's Corporation or Moody's Investors Service Inc.; (iii) readily marketable commercial paper maturing within one hundred eighty (180) days after the date of issuance thereof which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc.; or (iv) 6 month certificates of deposit issued by any bank incorporated and doing business pursuant to the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000. In the event the Indemnity Agent does not receive joint instructions from Parent and the Member Representatives to invest or reinvest the cash portion of the Indemnity Fund,
the Indemnity Agent agrees to invest and reinvest such funds in        Money
Market Fund, or a successor or similar fund agreed to by Parent and the Member Representatives in writing, which invests in direct obligations of, or obligations fully guaranteed as to principal and interest by the United States Government and repurchase agreements with respect to such securities. Permitted Investments and interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Indemnity Fund pursuant to this Indemnity Agreement and shall be allocated among the Subaccounts of the Company Members based on the Permitted Investments credited to the Subaccount of each. For purposes of this Indemnity Agreement, "interest" on the Indemnity Fund shall include all proceeds thereof and investment earnings with respect thereto. All Permitted Investments shall be registered in the name of the Indemnity Agent. The Indemnity Agent shall have full power and authority to sell any and all Permitted Investments held by it under this Indemnity Agreement as necessary to make disbursements under this Indemnity Agreement, and may use its Bond Department to effect such sales. The Indemnity Agent, Parent, the Surviving Corporation and the Member Representatives shall not be responsible for any unrealized profit or realized loss realized on such investments.

Section 8.  Liability and Compensation of Indemnity Agent.

    a. The duties and obligations of the Indemnity Agent hereunder shall be determined solely by the express provisions of this Indemnity Agreement, and no implied duties or obligations shall be read into this Indemnity Agreement against the Indemnity Agent. The Indemnity Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Indemnity Agreement (except to the extent that this Indemnity Agreement specifically refers to or incorporates by reference provisions of any other document), it being specifically understood that the following provisions are accepted by all of the parties hereto. Parent shall indemnify and hold the Indemnity Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Indemnity Agent in accordance with this Indemnity Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Indemnity Agent. The reasonable costs and expenses of the Indemnity Agent to enforce its indemnification rights under this Section 8(a) shall also be paid by Parent. This right to indemnification shall survive the termination of this Indemnity Agreement and removal or resignation of the Indemnity Agent. With respect to any claims or actions against the Indemnity Agent which are indemnified by Parent under this Section 8(a), Parent shall have the right to retain sole control over the defense, settlement, investigation and preparation related to such claims or actions; provided that (i) the Indemnity Agent may employ its own counsel to defend such a claim or action if it reasonably concludes, based on the advice of counsel, that there are defenses available to it which are different from or additional to those available to Parent and (ii) neither Parent nor the Indemnity Agent shall settle or compromise any such claim or action without the consent of the other, which consent shall not be unreasonably withheld or delayed.

    b. The Indemnity Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct.

    c. The Indemnity Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both Parent and all the then Member Representatives pursuant to any provision of this Indemnity Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any Parent Group Member or the Member Representatives, and believed by the Indemnity Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Indemnity Agent may consult with counsel to the Indemnity Agent and shall be entitled to rely on, and shall be protected in acting in reliance upon, the advice or opinion of such counsel.

    d. The Indemnity Agent shall be entitled to its customary fee for the performance of services by the Indemnity Agent hereunder for each year or portion thereof that any portion of the Indemnity Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services (such fees, costs and expenses are hereinafter referred to as the "Indemnity Agent's Compensation"). The Indemnity Agent shall render statements to Parent setting forth in detail the Indemnity Agent's Compensation and the basis upon which the Indemnity Agent's Compensation was computed. The Indemnity Agent's Compensation shall be paid by Parent. To the extent Indemnity Agent's Compensation is not paid by Parent, the foregoing shall be paid from the Indemnity Fund after written notice from the Indemnity Agent to Parent.

    e. The Indemnity Agent may resign at any time by giving sixty (60) days prior written notice to Parent and the Member Representatives; provided that such resignation shall not be effective unless and until a successor Indemnity Agent has been appointed and accepts such position pursuant to the terms of this Section 8(e). In such event, Parent and the Member Representatives shall appoint a successor Indemnity Agent or, if Parent and the Member Representatives are unable to agree upon a successor Indemnity Agent within sixty (60) days after such notice, the Indemnity Agent shall be entitled to (i) appoint its own successor, provided that such successor is a reputable national banking association or (ii) at the equal expense of Parent and the Member Representatives, petition any court of competent jurisdiction for the appointment of a successor Indemnity Agent. Such appointment, whether by Parent and the Member Representatives, on the one hand, or the Indemnity Agent, on the other hand, shall be effective on the effective date of the aforesaid resignation (the "Indemnity Transfer Date"). On the Indemnity Transfer Date, all right title and interest to the Indemnity Fund, including interest thereon, shall be transferred to the successor Indemnity Agent and this Indemnity Agreement shall be assigned by the Indemnity Agent to such successor Indemnity Agent, and thereafter, the resigning Indemnity Agent shall be released from any further obligations hereunder. The Indemnity Agent shall continue to serve until its successor is appointed, accepts this Indemnity Agreement and receives the transferred Indemnity Fund.

    f. The Indemnity Agent shall not have any right, claim or interest in any portion of the Indemnity Fund except in its capacity as Indemnity Agent hereunder.

    g. It is understood and agreed that in the event any disagreement among Parent and the Member Representatives results in adverse claims or demands being made in connection with the Indemnity Fund, or in the event the Indemnity Agent in good faith is in doubt as to what action it should take hereunder, the Indemnity Agent shall retain the Indemnity Fund until the Indemnity Agent shall have received (i) an enforceable final order of a court of competent jurisdiction which is not subject to further appeal directing delivery of the Indemnity Fund or (ii) a written agreement executed by Parent and the Member Representatives directing delivery of the Indemnity Fund, in which event Indemnity Agent shall disburse the Indemnity Fund in accordance with such order or agreement. Any court order referred to in clause (i) immediately above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Indemnity Agent to the effect that said court order or judgment is final and enforceable and is not subject to further appeal. The Indemnity Agent shall act on such court order and legal opinion without further question.

Section 9.  Member Representatives.

    a. Pursuant to the Merger Agreement, the Member Representatives shall act as agents of the Company Members and are entitled to give and receive notices and communications, to authorize delivery to the Parent Group Members of the Parent Common Stock or other property from the Indemnity Fund in satisfaction of claims by the Parent Group Members, to object to such deliveries in accordance with the terms of this Indemnity Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Member Representatives in connection with the foregoing. The persons designated to be Member Representatives may be changed in accordance with the provisions set forth in the Merger Agreement.

    b. At least five (5) days prior to the Distribution Date, the Member Representatives shall deliver notice to the Indemnity Agent and Parent setting forth the amount of the reasonable expenses incurred by the Member Representatives in connection with their duties under the Merger Agreement and hereunder (the "Member Representatives' Expenses"), which expenses shall be reimbursed from the Indemnity Fund in accordance with the provision of Section 6.

    c. Neither Parent, any Parent Group Member nor the Indemnity Agent shall be responsible or liable for any acts or omissions of any Member Representative in such Member Representative's capacity as such, and each of them may rely on any action or writing of all the then Member Representatives as being binding on all Member Representatives for all purposes.

    d. A decision, act, consent or instruction of the Member Representatives shall constitute a decision of all Company Members for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such Company Member, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Member Representatives as being the decision, act, consent or instruction of each and every such Company Member. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Member Representatives. For purposes of this Indemnity Agreement any action by a majority of the then Member Representatives shall be deemed to be the action of and binding upon all of the Member Representatives.

Section 10.  Taxes.

   All dividends, distributions, interest and gains earned or realized on the Indemnity Fund ("Earnings") and credited to a Subaccount shall be accounted for by the Indemnity Agent separately from the Indemnity Fund and, notwithstanding any provisions of this Indemnity Agreement, shall be treated as having been received by the Company Members to whose Subaccount the Earnings are credited for tax purposes. Annex A hereto sets forth a list of each Company Member's address and Taxpayer Identification Number. The Indemnity Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with the Company Members, documenting such Earnings. The Company Members shall provide to the Indemnity Agent all forms and information necessary to complete such information returns and payee statements. In the event the Indemnity Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings or any payment made hereunder, the Indemnity Agent may deduct such taxes from the Indemnity Fund.

Section 11.  Representations and Warranties.

    a. Each of Parent and the Indemnity Agent represents and warrants to each of the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the power and authority to execute and deliver this Indemnity Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Indemnity Agreement by it has been duly authorized and approved by all necessary action; that this Indemnity Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

    b. Each Member Representative represents to each of the other parties hereto that he/she has the power and authority to execute and deliver this Indemnity Agreement and to perform his/her obligations hereunder; that this Indemnity Agreement constitutes his/her legal, valid and binding obligation, enforceable against him/her in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by him/her will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which he/she is a party or his/her properties or assets may be bound.

Section 12.  Benefit; Successor and Assigns.

   This Indemnity Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; provided, however, that Parent may assign its rights and delegate its obligations hereunder to any successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of Parent's stock or assets and that the Indemnity Agent may assign its rights hereunder to a successor Indemnity Agent appointed hereunder. Except for the persons specified in the preceding sentence, this Indemnity Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

Section 13.  Termination.

    a. This Indemnity Agreement may be terminated prior to the Effective Time on the occurrence of any of the following events:

       i. the mutual written agreement of each of the parties hereto;

      ii. the termination of the Merger Agreement; or

     iii. the liquidation of Parent.

    b. Following the Effective Time, this Indemnity Agreement may only be terminated following the delivery of all amounts held in the Indemnity Fund and the delivery of notice by the Indemnity Agent as contemplated by Section 6(c).

Section 14.  Notices.

   All notices and other communications hereunder shall be in writing and shall be deemed given when actually received and shall be given by a nationally recognized overnight courier delivery service, certified first class mail or by facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Indemnity Agent:
==================

Attention:___________________________________________________________________
Facsimile No.:_______________________________________________________________
Telephone No.:_______________________________________________________________
If to Parent or any Parent Group Member, to it at:

Concord EFS, Inc.
1100 Carr Road
Wilmington, Delaware 19809
Attention: General Counsel
Facsimile No.: (302) 791-8087
Telephone No.:(302) 791-8962
With copy to:

Sidley Austin Brown & Wood
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
Attention: Imad I. Qasim
Facsimile No.: (312) 853-7036
Telephone No.:(312) 853-7094

If to the Member Representatives:

A. Anthony Sdao
Kristin DelMonte
8250 Greenwood Place
Niwot, Colorado 80503
Facsimile No.: (303) 827-0201
Telephone No.: (303) 652-6205

With copy to:

Faegre & Benson LLP
370 Seventeenth Street, Suite 2500
Denver, Colorado 80202
Attention: Karen L. Barsch, Esq.
Facsimile No.: (303) 820-0600
Telephone No.: (303) 592-9000

or such other address as the Indemnity Agent, Parent or the Member Representatives, as the case may be, shall designate in writing to the parties hereto; provided that the Member Representatives may not specify more than one address at any time.

Section 15.  Governing Law.

   This Indemnity Agreement shall be governed by and construed in accordance with (i) the internal laws (as opposed to conflicts of law provisions) of the State of Delaware applicable to contracts made and performed wholly therein and
(ii) with respect to law governing the Merger, solely by the law of the State of Colorado.

Section 16.  Counterparts.

   This Indemnity Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 17.  Interpretation.

   When a reference is made in this Indemnity Agreement to a Section or Annex, such reference shall be to a Section of, or Annex attached to, this Indemnity Agreement unless otherwise indicated. The Annexes referred to herein shall be construed with and as an integral part of this Indemnity Agreement to the same extent as if they were set forth verbatim herein. The section headings contained in this Indemnity Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Indemnity Agreement. For purposes of this Indemnity Agreement, (i) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation", and (ii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Indemnity Agreement as a whole.

Section 18.  Partial Invalidity.

   Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 19.  Entire Agreement; Modification and Waiver.

   This Indemnity Agreement and the Merger Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. Notwithstanding the preceding sentence, the parties hereto acknowledge that the Indemnity Agent is not a party to nor is it bound by the Merger Agreement. No amendment, modification or waiver of this Indemnity Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Indemnity Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Indemnity Agreement. No delay by any party to or any beneficiary of this Indemnity Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Indemnity Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Indemnity Agreement as of the date first above written.


                                          FIRST TENNESSEE BANK NATIONAL
                                            ASSOCIATION


                                          By:________________________________
                                             Name:
                                             Title:

                                          CONCORD EFS, INC.

                                          By:________________________________
                                             Name:
                                             Title:

                                          _____________________________________
                                          A. Anthony Sdao, as Member
                                            Representative

                                          _____________________________________
                                          Kristin DelMonte, as Member
                                            Representative

                    [Signature Page to Indemnity Agreement]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law (DGCL) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

   In accordance with the DGCL, the registrant's Restated Certificate of Incorporation, as amended, contains a provision to limit the personal liability of the registrant's directors for violation of their fiduciary duty. This provision eliminates each director's liability to the registrant or its stockholders for monetary damages except to the extent provided by the DGCL (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

   The registrant's by-laws provide for indemnification of the registrant's officers and directors to the fullest extent permitted by applicable law. In addition, the registrant maintains insurance policies which provide coverage for its officers and directors in certain situations where the registrant cannot directly indemnify such officers or directors.

Item 21.  Exhibits and Financial Statement Schedules


   (a) The following is a list of Exhibits included as part of this registration statement. Concord agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request. Unless otherwise indicated below, all items were previously filed.



  2.1   -- Agreement and Plan of Merger, dated as of December 15, 2001, among Concord EFS, Inc., Spark
          Merger Corp. and The Logix Companies, LLC (included as Annex A to the proxy statement and prospectus).
  2.2   -- Form of Voting Agreement, dated as of December 15, 2001, between Concord EFS, Inc. and certain members of The Logix Companies, LLC (included as Annex B to the proxy statement and prospectus).
  2.3   -- Form of Indemnity Escrow Agreement to be executed among Concord EFS, Inc., A. Anthony Sdao and Kristin DelMonte as the Member Representatives and First Tennessee (included as Annex C to the proxy statement and prospectus).
  4.1   -- Restated Certificate of Incorporation of the registrant is incorporated herein by reference to Exhibit
          4.4 to the registrant's amendment no. 1 to registration statement on Form S-3 (File No. 333-61084), filed on June 4, 2001.
  4.2   -- By-Laws of the registrant are incorporated herein by reference to Exhibit 4.2 to the registrant's registration statement on form S-8 (File No. 333-74215), filed on March 10, 1999.
  5.1   -- Opinion of Marcia E. Heister, General Counsel, as to the legality of the securities being registered.
23.1*   -- Consent of Ernst & Young LLP (Concord EFS, Inc. years ended 1998, 1999 and 2000).
23.2*   -- Consent of Deloitte & Touche LLP (Star Systems, Inc. years ended 1999 and 2000).
23.3*   -- Consent of PricewaterhouseCoopers LLP (HONOR Technologies, Inc. year ended 1998).
23.4*   -- Consent of Arthur Andersen LLP (Star System, Inc. year ended 1998).
23.5*   -- Consent of Gordon, Hughes & Banks, LLP (The Logix Companies, LLC year ended 2000).
 23.6   -- Consent of Marcia E. Heister, General Counsel (included in Exhibit 5.1 to this Registration
          Statement).
 24.1   -- Powers of Attorney.
99.1*   -- Form of proxy card to be mailed to holders of The Logix Companies, LLC membership units.

-----------------


   *   Filed herewith.


   (b)  Financial Statements of The Logix Companies, LLC

   (c)  Not Applicable.

Item 22.  Undertakings.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Memphis, State of Tennessee on February 6, 2002.


                                          CONCORD EFS, INC.

                                          By:   /S/  DAN M. PALMER
                                             ----------------------------------
                                                  Dan M. Palmer
                                                  Chairman of the Board of
                                               Directors
                                                  and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                       Capacity                    Date
         ---------                       --------                    ----

     /S/  DAN M. PALMER     Chairman of the Board of Directors February 6, 2002
 -------------------------- and Chief Executive Officer
       Dan M. Palmer        (Principal Executive Officer)

   /S/  EDWARD T. HASLAM    Chief Financial Officer (Principal February 6, 2002
 -------------------------- Financial and Accounting Officer)
      Edward T. Haslam

  /S/  EDWARD A. LABRY III  President and Director             February 6, 2002
 --------------------------
    Edward A. Labry III

             *              Director                           February 6, 2002
 --------------------------
    Douglas C. Altenbern

             *              Director                           February 6, 2002
 --------------------------
     Richard Buchignani

             *              Director                           February 6, 2002
 --------------------------
     Ronald V. Congemi

             *              Director                           February 6, 2002
 --------------------------
     Richard M. Harter

             *              Director                           February 6, 2002
 --------------------------
     Richard P. Kiphart

             *              Director                           February 6, 2002
 --------------------------
      Jerry D. Mooney

             *              Director                           February 6, 2002
 --------------------------
    Paul L. Whittington

 * By: /s/ Edward T. Haslam                                    February 6, 2002
 --------------------------
      Edward T. Haslam
      Attorney-in-fact

                               INDEX TO EXHIBITS



 2.1. -- Agreement and Plan of Merger, dated as of December 15, 2001, among Concord EFS, Inc., Spark
         Merger Corp. and The Logix Companies, LLC (included as Annex A to the proxy statement and prospectus).
 2.2. -- Form of Voting Agreement, dated as of December 15, 2001, between Concord EFS, Inc. and certain members of The Logix Companies, LLC (included as Annex B to the proxy statement and prospectus).
 2.3. -- Form of Indemnity Escrow Agreement to be executed among Concord EFS, Inc., A. Anthony Sdao and
         Kristin DelMonte as the Member Representatives and First Tennessee (included as Annex C to the proxy statement and prospectus).
 4.1. -- Restated Certificate of Incorporation of the registrant is incorporated herein by reference to Exhibit 4.4 to the registrant's amendment no. 1 to registration statement on Form S-3 (File No. 333-61084), filed on
         June 4, 2001.
 4.2. -- By-Laws of the registrant are incorporated herein by reference to Exhibit 4.2 to the registrant's registration statement on form S-8 (File No. 333-74215), filed on March 10, 1999.
 5.1. -- Opinion of Marcia E. Heister, General Counsel, as to the legality of the securities being registered.
23.1* -- Consent of Ernst & Young LLP (Concord EFS, Inc. years ended 1998, 1999 and 2000).
23.2* -- Consent of Deloitte & Touche LLP (Star Systems, Inc. years ended 1999 and 2000).
23.3* -- Consent of PricewaterhouseCoopers LLP (HONOR Technologies, Inc. year ended 1998).
23.4* -- Consent of Arthur Andersen LLP (Star System, Inc. year ended 1998).
23.5* -- Consent of Gordon, Hughes & Banks, LLP (The Logix Companies, LLC year ended 2000).
23.6. -- Consent of Marcia E. Heister, General Counsel (included in Exhibit 5.1 to this Registration Statement).
24.1. -- Powers of Attorney.
99.1* -- Form of proxy card to be mailed to holders of The Logix Companies, LLC membership units.

--------

 *Filed herewith.